Exhibit 10.58

EXECUTION COPY

Revolving Credit Facility CUSIP Number: 858120AE8

$1,200,000,000

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 28, 2018

Among

STEEL DYNAMICS, INC.
as Borrower

and
THE INITIAL LENDERS, INITIAL ISSUING BANKS AND
SWING LINE BANK NAMED OR DESCRIBED HEREIN
as Initial Lenders, Initial Issuing Banks and Swing Line Bank

and
PNC BANK, NATIONAL ASSOCIATION
as Collateral Agent

and
PNC BANK, NATIONAL ASSOCIATION
as Administrative Agent

and
BANK OF AMERICA, N.A.,
JPMORGAN CHASE BANK, N.A. and
WELLS FARGO BANK, NATIONAL ASSOCIATION

as Syndication Agents

and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
PNC CAPITAL MARKETS LLC and
WELLS FARGO SECURITIES, LLC
as Joint Lead Arrangers and Joint Bookrunners

and
CITIZENS BANK, N.A.,

MORGAN STANLEY SENIOR FUNDING, INC.,

SUNTRUST BANK,

FIFTH THIRD BANK and

BMO HARRIS BANK, N.A.
as Documentation Agents

Section 3.02.	Conditions Precedent to Each Borrowing and Issuance and Renewal	81
Section 3.03.	Determinations Under Section 3.01	82

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01.	Representations and Warranties of the Borrower	82

ARTICLE V

COVENANTS OF THE BORROWER

Section 5.01.	Affirmative Covenants	89
Section 5.02.	Negative Covenants	95
Section 5.03.	Reporting Requirements	104
Section 5.04.	Financial Covenants	107

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01.	Events of Default	108
Section 6.02.	Actions in Respect of the Letters of Credit upon Default	111

ARTICLE VII

THE AGENTS, ETC.

Section 7.01.	Authorization and Action	111
Section 7.02.	Reliance, Etc.	112
Section 7.03.	Bank of America, PNC Bank, Wells Fargo Bank, National Association and Affiliates	112
Section 7.04.	Lender Party Credit Decision	112
Section 7.05.	Indemnification	113
Section 7.06.	Successor Agents	114
Section 7.07.	The Joint Lead Arrangers, the Syndication Agents and the Documentation Agents	115
Section 7.08.	Lender Representations	115

ARTICLE VIII

MISCELLANEOUS

Section 8.01.	Amendments, Etc.	117
Section 8.02.	Notices, Etc.	118
Section 8.03.	No Waiver; Remedies	119
Section 8.04.	Costs and Expenses; Indemnification	120

SCHEDULES

Schedule A	-	Existing Letters of Credit
Schedule I	-	Commitments and Applicable Lending Offices
Schedule II	-	Subsidiary Guarantors
Schedule 4.01(a)	-	Loan Parties
Schedule 4.01(b)	-	Subsidiaries
Schedule 4.01(d)	-	Authorizations, Approvals, Actions, Notices and Filings
Schedule 4.01(f)	-	Disclosed Litigation
Schedule 4.01(o)	-	Plans, Multiemployer Plans and Welfare Plans
Schedule 4.01(q)	-	Open Years
Schedule 4.01(s)	-	Existing Debt
Schedule 4.01(t)	-	Surviving Debt
Schedule 4.01(u)	-	Liens
Schedule 4.01(v)	-	Investments
Schedule 4.01(w)	-	Intellectual Property

EXHIBITS

Exhibit A	-	Form of Revolving Credit Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Assumption
Exhibit D	-	Form of Security Agreement
Exhibit E	-	Form of Subsidiary Guaranty
Exhibit F	-	Form of Solvency Certificate
Exhibit G	-	Form of Opinion of Barrett McNagny, LLC, Counsel to the Loan Parties
Exhibit H	-	Form of Compliance Certificate
Exhibit I	-	Certificate of Beneficial Ownership

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of June 28, 2018, among STEEL DYNAMICS, INC., an Indiana corporation (the “Borrower”), the banks, financial institutions and other lenders listed on the signature pages hereto as “Lenders” (the “Initial Lenders”), PNC BANK, NATIONAL ASSOCIATION (“PNC Bank”) and BANK OF AMERICA, N.A. (“Bank of America”), as the initial issuing banks (the “Initial Issuing Banks” and, together with the Initial Lenders, the “Initial Lender Parties”), PNC Bank, as the Swing Line Bank (as hereinafter defined), PNC Bank, as collateral agent (together with any successor collateral agent appointed pursuant to Article VII, in such capacity, the “Collateral Agent”), and PNC Bank, as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, in such capacity, the “Administrative Agent” and, together with the Collateral Agent and the Paying Agent (as defined herein), the “Agents”), for the Lender Parties (as hereinafter defined), Bank of America, JPMORGAN CHASE BANK, N.A. (“JPM Chase Bank”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo Bank”) as Syndication Agents, CITIZENS BANK, N.A., MORGAN STANLEY SENIOR FUNDING, INC. and SUNTRUST BANK, as Documentation Agents, and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement; “MLPFS”), PNC CAPITAL MARKETS LLC (“PNC Capital Markets”) and WELLS FARGO SECURITIES, LLC (“Wells Fargo Securities”), as Joint Lead Arrangers (in such capacity, the “Joint Lead Arrangers”) and Joint Bookrunners (in such capacity, the “Joint Bookrunners”)

PRELIMINARY STATEMENTS:

(1)                                 The Borrower previously entered into that certain Second Amended and Restated Credit Agreement, originally dated as of November 14, 2014, among the Borrower, PNC Bank, as administrative agent and collateral agent, Bank of America and Wells Fargo Bank, as syndication agents, MLPFS, PNC Capital Markets and Wells Fargo Securities, LLC as joint lead arrangers and joint bookrunners, JPM Chase Bank, Citizens Bank, N.A. and Morgan Stanley Senior Funding, Inc. as documentation agents, and the lenders from time to time party thereto (such Second Amended and Restated Credit Agreement, as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), pursuant to which the lenders thereunder (the “Existing Lenders”) were committed to make extensions of credit to the Borrower on the terms and conditions set forth therein in an aggregate principal amount of up to $1,450,000,000, including up to $1,200,000,000 of revolving credit loans and $250,000,000 of term loans (collectively, the “Existing Facilities”).

(2)                                 The Borrower desires to refinance, redenominate and/or rollover the amounts outstanding under the Existing Facilities (the “Refinancing”).

(3)                                 In order to effect the Refinancing and to finance certain ongoing working capital and general corporate needs of the Borrower and the Subsidiary Guarantors, the Borrower desires, among other things, to extend the maturity of the commitments to make revolving loans

(and all outstanding revolving loans made thereunder) in an aggregate principal amount of up to $1,200,000,000 and to obtain other credit extensions as set forth herein.

(4)                                 In connection with the foregoing, the Borrower has requested that the Existing Credit Agreement be amended and restated in its entirety to become effective and binding on the Borrower pursuant to the terms hereof, and the Lenders (including the Existing Lenders that are parties hereto) have agreed (subject to the terms of this Agreement) to amend and restate the Existing Credit Agreement in its entirety to read as set forth herein, and it has been agreed by the parties hereto that (a) the commitments and loans which the Existing Lenders that are parties hereto extended to the Borrower under the Existing Credit Agreement and the commitments of new Lenders that become parties hereto shall be extended or advanced upon the amended and restated terms and conditions contained in this Agreement, and (b) to the extent that commitments outstanding under the Existing Credit Agreement are not extended by the applicable Lenders holding such commitments under the Existing Credit Agreement in connection with the Refinancing, and to the extent any term loans are outstanding under the Existing Facilities, such Obligations shall be deemed to have been terminated and replaced with the new Revolving Credit Commitments made under this Agreement, and prepaid with new Revolving Credit Advances made under this Agreement.

NOW, THEREFORE, the parties hereto hereby agree to amend and restate the Existing Credit Agreement, and the Existing Credit Agreement is hereby amended and restated, in its entirety as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.                                        Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Advance” means, a Revolving Credit Advance, a Swing Line Advance, a Letter of Credit Advance, an Incremental Revolving Credit Advance or an Incremental Term Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agent Parties” has the meaning specified in Section 8.02(c)(ii).

“Agents” has the meaning specified in the recital of parties to this Agreement.

“Agreement” has the meaning specified in the preamble hereof.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount equal to:  (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, and (ii) such Loan Party or Subsidiary was the sole “Affected Party”; or (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement based on the settlement price of such Hedge Agreement on such date of determination; or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Loan Party or Subsidiary pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.

“Alternative Currency” means each of Euro, Sterling, Yen, Swiss Francs, Canadian Dollars, Australian Dollars and each other currency (other than Dollars) that is approved in accordance with Section 1.05.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Paying Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Commitments and $300,000,000.  The Alternative Currency Sublimit is part of, and not in addition to, the Commitments.

“Annual Disposition Limit” has the meaning specified in Section 5.02(e)(iii).

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar anti-corruption laws administered or enforced in any jurisdiction in which the Borrower or any of its Subsidiaries conduct business, and any regulations or directives promulgated, issued or enforced under these provisions, all as amended, supplemented or replaced from time to time.

“Anti-Terrorism Laws” means any Laws in force or hereinafter enacted relating to terrorism, money laundering, Sanctions or Sanctioned Persons, including Executive Order No. 13224, the USA Patriot Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et. seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et. seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B, and any regulations or directives promulgated, issued or enforced under these provisions, all as amended, supplemented or replaced from time to time

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance, or such other office or offices as a Lender Party may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender Party or any domestic or foreign branch of such Lender Party or such Affiliate. Unless the context otherwise requires each reference to a Lender Party shall include its applicable Applicable Lending Office.

“Applicable Margin” means, (a) prior to delivery of financial statements for the fiscal quarter ending June 30, 2018 pursuant to Section 5.03(c), (x) 1.00% in the case of Eurodollar Rate Advances and (y) 0.00% in the case of Base Rate Advances and (b) thereafter, a percentage per annum determined by reference to the Total Net Leverage Ratio as set forth below:

Pricing Level	Total Net Leverage Ratio	Applicable Margin for LIBOR advances	Applicable Margin for Base Rate advances
Level I	< 1.50:1.00	1.00%	0.00%
Level II	> 1.50:1.00 and < 2.50:1.00	1.25%	0.25%
Level III	> 2.50:1.00 and < 3.75:1.00	1.50%	0.50%
Level IV	> 3.75:1.00 and < 4.50:1.00	1.75%	0.75%
Level V	> 4.50:1.00	2.00%	1.00%

The Applicable Margin for each Base Rate Advance and the Applicable Margin for each Eurodollar Rate Advance shall be determined by reference to the ratio in effect from time to time as reflected in the financial statements most recently delivered pursuant to Section 5.03(b) or (c), as the case may be; provided, however, that in any event, (a) no change in the Applicable Margin shall be effective until three Business Days after the date on which the Paying Agent receives the financial statements required to be delivered pursuant to Section 5.03(b) or (c), as the case may be, and a certificate of the Financial Officer of the Borrower demonstrating such ratio, and (b) the Applicable Margin shall be at Level V for so long as the Borrower has not submitted to the Paying Agent the information described in clause (a) of this proviso as and when required under Section 5.03(b) or (c), as the case may be.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Paying Agent or Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Appropriate Lender” means, at any time, with respect to (a) the Revolving Credit Facility, a Lender that has a Revolving Credit Commitment at such time, (b) the Letter of Credit Facility, (i) any Issuing Bank and (ii) if other Revolving Credit Lenders have made Letter of Credit Advances pursuant to Section 2.04(c) that are outstanding at such time, each such other Revolving Credit Lender, (c) the Swing Line Facility (i) the Swing Line Bank and (ii) if other Revolving Credit Lenders have made Swing Line Advances pursuant to Section 2.04(b) that are outstanding at such time, each such other Revolving Credit Lender, (d) any Incremental Revolving Credit Facility, a Lender that has an Incremental Revolving Credit Commitment under such Incremental Revolving Credit Facility at such time, and (e) any Incremental Term Facility, a Lender that has an Incremental Term Commitment or an Incremental Term Advance under such Incremental Facility Facility at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means, an assignment and assumption entered into by a Lender Party and an Eligible Assignee, and (to the extent required) accepted by the Paying Agent, in accordance with Section 8.07 and in substantially the form of Exhibit C hereto.

“Australian Dollars” means the lawful currency of Australia.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Available Basket Amount” means, as at any date of determination, the sum of (a) $300,000,000, plus (b) 50% of Consolidated Net Income of the Borrower for the period commencing on January 1, 2014 and ending on the last day of the most recently ended fiscal quarter, plus (c) 100% of the aggregate net cash proceeds received by the Borrower after the Closing Date from the issue or sale of Equity Interests of the Borrower or any of its Subsidiaries, plus (d) without duplication of any of the foregoing, 100% of the aggregate net cash proceeds from any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by Borrower after the Closing Date in respect of any Investments made pursuant to Section 5.02(f)(xi).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” has the meaning specified in the recitals of parties to this Agreement.

“Base Rate” means, for any day, a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a)                                 the Prime Rate;

(b)                                 1/2 of 1.0% per annum above the Federal Funds Rate; and

(c)                                  the Eurodollar Rate that would be payable on such day for a Eurodollar Rate Advance with a one-month interest period plus 1.0% (if such Eurodollar Rate would be less than zero, then such rate shall be deemed to be zero for purposes hereof).

If for any reason the Paying Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate, including the inability or failure of the Paying Agent to obtain sufficient quotations in accordance with the terms thereof, the Base Rate shall be determined without regard to clause (b) of this definition, until the circumstances giving rise to such inability no longer exist.  Any change in the Base Rate shall be effective on the effective date of such change.

“Base Rate Advance” means, an Advance that bears interest as provided in Section 2.07(a)(i).  All Base Rate Advances shall be denominated in Dollars.

“Beneficial Owner” shall mean, for the Borrower, each of the following:  (a) each individual, if any, who, directly or indirectly, owns 25% or more of the Borrower’s Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct the Borrower.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means, the account of the Borrower maintained by the Borrower with BMO Harris Bank, N.A., as confirmed in writing by the Borrower to the Paying Agent, or such other account as the Borrower shall specify in writing to the Paying Agent.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or an Incremental Borrowing.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and (i) if the applicable Business Day relates to any Advance to which the Eurodollar

Rate applies, such day must also be a day on which dealings are carried on in the Relevant Interbank Market, (ii) with respect to advances or payments of Advances or any other matters relating to Advances denominated in an Alternative Currency, such day also shall be a day on which dealings in deposits in the relevant Alternative Currency are carried on in the Relevant Interbank Market, and (iii) with respect to advances or payments of Advances denominated in an Alternative Currency other than the Euro or the Canadian Dollar, such day shall also be a day on which all applicable banks into which Advance proceeds may be deposited are open for business and foreign exchange markets are open for business in the principal financial center of the country of such currency and (iv) with respect to advances or payments of Advances denominated in Euro such day shall be a TARGET Day.

“Canadian Dollar” means the lawful currency of Canada.

“Capitalized Leases” of any Person means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease (under GAAP, as in effect prior to January 1, 2019) or a financing lease (under GAAP, as in effect on and after January 1, 2019) (collectively, for the purposes of this definition, “Capital Lease Obligations”) that would at such time be required to be capitalized and reflected as a liability on a balance sheet in accordance with GAAP; provided, that obligations of the Borrower or any Subsidiary, or of a special purpose or other entity not Consolidated with the Borrower and its Subsidiaries, either existing on the Closing Date or created thereafter that (a) initially were not included on the consolidated balance sheet of the Borrower as Capital Lease Obligations and were subsequently re-characterized as Capital Lease Obligations or, in the case of such a special purpose or other entity becoming consolidated with the Borrower and its Subsidiaries, were required to be characterized as Capital Lease Obligations upon such consideration, in either case, due to a change in accounting treatment or otherwise, or (b) did not exist on the Closing Date and were required to be characterized as Capital Lease Obligations but would not have been required to be treated as Capital Lease Obligations on the Closing Date had they existed at that time, shall for all purposes of this Agreement, not be treated as Capitalized Leases for purposes of determining “Debt”.

“Cash Equivalents” means, any of the following, to the extent owned by the Borrower or any of the Subsidiary Guarantors free and clear of all Liens other than Liens created under the Collateral Documents having a maturity of not greater than 400 days from the date of acquisition thereof unless otherwise specified herein, and marketable for cash by the Borrower or such Subsidiary Guarantor in no more than 30 days: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States; (b) certificates of deposit of or, demand or time deposits with, any commercial bank that is a Lender Party or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion; (c)  commercial paper in an aggregate principal amount of no more than $15,000,000 per issuer outstanding at any time (when aggregated with obligations of such issuer held pursuant to the following clause (d)), issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or “A-2” (or the then equivalent grade) by S&P; (d) corporate bonds registered pursuant to the Securities Act of 1933, in an aggregate principal amount of no more than $15,000,000 per issuer outstanding at any time (when aggregated with obligations of such issuer held pursuant to the preceding clause (c)), issued by any corporation organized under the laws of any State of the United States and rated at least “A2” (or the then equivalent grade) by Moody’s or “A” (or the then equivalent grade) by S&P; (e) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in (i) money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, (ii) any 2a-7 regulated money market mutual fund that has the highest long-term credit rating obtainable from either Moody’s or S&P and (iii) any offshore money market mutual fund that has the highest long-term credit rating obtainable from either Moody’s or S&P; or (f) bankers’ acceptances maturing and being liquidated in full within 270 days after the date of purchase and issued by any Lender that has, at the time of issuance, a short-term credit rating of at least “A-1” (or the then equivalent grade) from S&P and at least “P-1” (or the then equivalent grade)from Moody’s.

“CDOR Rate” has the meaning specified in the definition of “Eurodollar Rate.”

“CEA” means the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“CERCLA” means, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means, the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Certificate of Beneficial Ownership” shall mean, for the Borrower, a certificate in substantially the form of Exhibit I hereto (as amended or modified by Agent from time to time in its sole discretion), certifying, among other things, (x) the Beneficial Owner of the Borrower or (y) the relevant exemption applicable to the Borrower, as applicable.

“CFTC” means the Commodity Futures Trading Commission.

“Change in Law” means the occurrence, after the Original Closing Date, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means, the occurrence of any of the following:  (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange

Act of 1934), directly or indirectly, of Voting Interests of the Borrower (or other securities convertible into such Voting Interests) representing 35% or more of the combined voting power of all Voting Interests of the Borrower; (b) individuals who on the Closing Date constitute the board of directors of the Borrower (together with any new directors whose election by the board of directors of the Borrower or whose nomination by the board of directors of the Borrower for election by the Borrower’s stockholders was approved by a vote of at least two-thirds of the members of the board of directors of the Borrower then in office who either were members of the board of directors of the Borrower on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the board of directors of the Borrower then in office; (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower; or (d) any “Change of Control” or “Change in Control” as defined in the Indentures or under any other Debt permitted under this Agreement.

“Closing Date” means, the first date on which the conditions set forth in Article III shall have been satisfied.

“Collateral” means, all “Collateral” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties which, for the avoidance of doubt, shall include the Subject Property.

“Collateral Agent” has the meaning specified in the recital of parties to this Agreement.

“Collateral Documents” means, the Security Agreement and any other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Ratings Condition” means that, at the time of determination, the Borrower has received and maintains (a) a corporate credit rating of at least BBB- from S&P and a corporate family credit rating of at least Ba1 from Moody’s (in each case, with no negative outlook or negative watch), or (b) a corporate family credit rating of at least Baa3 from Moody’s and a corporate credit rating of at least BB+ from S&P (in each case, with no negative outlook or negative watch).

“Collateral Re-Pledge Date” means any date occurring during a Collateral Suspension Period on which any of the following shall occur (a) the Borrower shall receive either a corporate credit rating of BB or lower from S&P or a corporate family credit rating of Ba2 or lower from Moody’s, (b) the Borrower shall receive a corporate credit rating of no greater than BB+ from S&P and a corporate family credit rating of no greater than Ba1 from Moody’s, (c) the Borrower shall not receive any corporate credit rating from S&P or shall not receive any corporate family credit rating from Moody’s, or (d) the Borrower shall have notified the Administrative Agent that it wishes the Collateral Suspension Period to cease on such date.

“Collateral Reinstatement Date” has the meaning specified in Section 8.12.

“Collateral Suspension Period” means a period of time commencing on any Optional Release Date and ending immediately upon the occurrence of any Collateral Re-Pledge Date.

“Commitment” means a Revolving Credit Commitment, a Letter of Credit Commitment, an Incremental Revolving Credit Commitment or an Incremental Term Commitment.

“Commitment Fee” means (a) prior to delivery of financial statements for the fiscal quarter ending June 30, 2018 pursuant to Section 5.03(c), 0.225% per annum and (b) thereafter, a percentage per annum determined by reference to the Total Net Leverage Ratio (the “Commitment Fee Percentage”) as set forth below:

Pricing Level	Total Net Leverage Ratio	Unused Commitment Fee
Level I	< 1.50:1.00	0.225%
Level II	> 1.50:1.00 and < 2.50:1.00	0.250%
Level III	> 2.50:1.00 and < 3.75:1.00	0.275%
Level IV	> 3.75:1.00 and < 4.50:1.00	0.325%
Level V	> 4.50:1.00	0.375%

The Commitment Fee shall be determined by reference to the ratio in effect from time to time as reflected in the financial statements most recently delivered pursuant to Section 5.03(b) or (c), as the case may be; provided, however, that in any event, (a) no change in the Commitment Fee shall be effective until three Business Days after the date on which the Paying Agent receives the financial statements required to be delivered pursuant to Section 5.03(b) or (c), as the case may be, and a certificate of the Financial Officer of the Borrower demonstrating such ratio, and (b) the Commitment Fee shall be at Level V for so long as the Borrower has not submitted to the Paying Agent the information described in clause (a) of this proviso as and when required under Section 5.03(b) or (c), as the case may be.

“Communications” has the meaning specified in Section 8.02(c)(ii).

“Confidential Information” has the meaning specified in Section 8.11.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Net Income” means, of any Person for any period, the net income (or loss) of such Person for such period determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Tangible Assets” means, as of any date of determination, the total assets less the sum of goodwill and other intangible assets, in each case reflected on the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the most recently ended fiscal quarter of such Person for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.03, determined on a Consolidated basis.

“Consolidated Net Worth” means, at any date of determination, the Consolidated stockholders’ equity (including redeemable non-controlling interests) of the Borrower at such time, as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Secured Debt For Borrowed Money” means, as of any date of determination, the Consolidated Debt For Borrowed Money of the Borrower and its Subsidiaries which is secured by any Lien on any property or assets of the Borrower or one or more of its Subsidiaries.

“Consolidated Total Capitalization” means, at any date of determination the sum of (a) Consolidated Debt for Borrowed Money of the Borrower and its Subsidiaries as at such date of determination, and (b) Consolidated Net Worth as at such date of determination.

“Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement (other than Obligations to make take-or-pay or similar payments pursuant to contracts entered into by such Person in the ordinary course of business not inconsistent with the prior practice of such Person) or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Conversion,” “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09 or 2.10.

“Covered Entity” means (a) the Borrower, each of Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the Voting Interests for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business); (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all Obligations of such Person as lessee under Capitalized Leases; (f) all Obligations of such Person under acceptance, letter of credit or similar facilities; (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such capital stock, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof; (i) all Contingent Obligations of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.  Notwithstanding the foregoing, Debt shall only include that portion of the Obligations owed by a Subsidiary that is a Joint Venture in an amount calculated as the Joint Venture’s total Obligations times the Person’s proportionate share of ownership of the Joint Venture.

“Debt-Cap Ratio” means, at any date of determination, the ratio of (a) Consolidated Debt for Borrowed Money of the Borrower and its Subsidiaries as at such date of determination, to (b) Consolidated Total Capitalization of the Borrower and its Subsidiaries as at such date of determination.

“Debt for Borrowed Money” of any Person means, without duplication, all items described in clauses (a), (c), (e), (f) and, to the extent it supports an obligation of the type described in any of clauses (a), (c), (e) and (f), any item described in clause (i) or (j), in each case of the definition of “Debt”.

“Default” means, any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Termination Notice” has the meaning specified in Section 2.01(c).

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that, as determined by the Administrative Agent, (a) has failed to (i)  perform any of its funding obligations hereunder, including in respect of its Advances or participations in respect of Letters of Credit or Swing Line Advances, within three Business Days of the date required to be funded by it hereunder, unless, other than with respect to participations in respect of Letters of Credit or Swing Line Advances, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swing Line Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Advances) within three Business Days of the date when due (b) has notified the Borrower or the Administrative Agent or any Issuing Bank or Swing Line Bank in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such notification or public statement relates to such Lender’s obligation to fund an Advance (other than a participation in respect of Letters of Credit or Swing Line Advances) hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such notification or public statement) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy law, (ii) become the subject of a Bail-in Action, (iii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or a custodian appointed for it, or (iv) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swing Line Bank and each Lender.

“Designated Jurisdiction” means, at any time, any country, region or territory that itself is the subject or target of any Sanctions (including without limitation, one that is specifically targeted by a Sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or any successor list maintained by, or as otherwise published from time to time by, OFAC.

“Disclosed Litigation” has the meaning specified in Section 3.01(f).

“Documentation Agents” has the meaning specified in the recital of parties to this Agreement.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Paying Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Paying Agent.

“EBITDA” means, for any period, the sum, determined on a Consolidated basis, and without duplication of (a) Consolidated Net Income, excluding any extraordinary, unusual or nonrecurring gains and any extraordinary, unusual or nonrecurring losses comprised of Non-Cash Charges; (b) interest expense; (c) income tax expense; (d) depreciation expense; (e) amortization expense; (f) (i) non-recurring integration, transition, consolidation and closing costs for facilities, costs incurred in connection with any non-recurring strategic initiatives, acquisitions after the Closing Date, other business optimization expenses (including costs and expenses relating to business optimization programs, technology upgrades and implementation costs), and other restructuring charges (including restructuring costs related to acquisitions after the Closing Date and to closures or consolidation of facilities, retention charges and excess pension charges), and (ii) non-recurring, reasonably identifiable and factually supportable cost savings, operating expense reductions, other operating improvements and synergies projected by the Borrower in good faith to be realized in connection with, and within 12 months of the consummation of, any Specified Transaction, or within 12 months of the implementation of an operational initiative or operational change (calculated on a Pro Forma Basis), net of the amount of actual benefits realized during such period from such actions, provided, that the aggregate amounts added pursuant to this clause (f) for any Measurement Period shall not exceed 15.0% of Consolidated EBITDA for such Measurement Period (as determined prior to adding back any amount pursuant to this clause (f)); (g) any costs, expenses or charges (including legal, tax, structuring and other non-recurring professional fees, costs and expenses) related to any equity offering, Investment, acquisition or Debt permitted to be incurred by or in connection with the Loan Documents including refinancings, amendments, modifications, or repayments thereof (in each case, whether or not successful); and (h) unrealized gains or losses associated with financial instruments, in each case of the Borrower and its Subsidiaries, determined in accordance with GAAP for such period (and, in the case of clauses (b) through (h), to the extent deducted or added in determining the net income described in clause (a)).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Eligibility Date” means with respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such other Loan Document(s) to which such Loan Party is a party).

“Eligible Assignee” means, any commercial bank, financial institution or finance company (including, without limitation any Approved Fund) as approved by the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing at the time of such assignment, by the Borrower (such approvals not to be unreasonably withheld or delayed); provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received written notice thereof (it being agreed, however, that if such written notice shall have been delivered by means of electronic mail (pursuant to Section 8.02(b) hereof), then such notice shall be confirmed by a telephone call to the specified contact set forth in Section 8.02(a)); provided, however, that (a) neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition and (b) no approval of the Administrative Agent or the Borrower shall be required for assignments to Affiliates or Approved Funds of Lender Parties or for assignments to Lenders.

“Eligible Contract Participant” means an “eligible contract participant” as defined in the CEA and regulations promulgated thereunder.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Action” means, any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means, any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means, any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means, the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means, (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12)

or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 436(f) of the Internal Revenue Code; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Liabilities” has the meaning specified in the definition of “Eurodollar Rate Reserve Percentage.”

“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Paying Agent.

“Eurodollar Rate” means (a) with respect to Dollar Advances to which the Eurodollar Rate applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 100,000 of 1% per annum (i.e., the fifth digit after the decimal)) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which Dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate (“LIBOR”) for Dollars for an amount comparable to the principal amount of such Advance and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage.

The Eurodollar Rate with respect to Dollar Advances may also be expressed by the following formula:

Eurodollar Rate	=	LIBOR quoted by Bloomberg or appropriate successor as shown on Bloomberg Page BBAM1
1.00 – Eurodollar Rate Reserve Percentage

(b)           with respect to Advances denominated in an Alternative Currency that is a currency to which a published Eurodollar Rate applies for any Interest Period, the interest rate per annum determined by Administrative Agent by dividing (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which deposits in the relevant Alternative Currency are offered by leading banks in the Relevant Interbank Market), or the rate which is quoted by an Alternate Source, at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the Relevant Interbank Market offered rate for deposits in the relevant Alternative Currency for an amount comparable to the principal amount of such Advance and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the Eurodollar Rate Reserve Percentage.  Such Eurodollar Rate may also be expressed by the following formula:

Eurodollar Rate	=	LIBOR quoted by Bloomberg or appropriate successor as shown on Bloomberg Page BBAM1
1.00 – Eurodollar Rate Reserve Percentage

(c)           with respect to Advances denominated in Canadian Dollars for any Interest Period, the interest rate per annum determined by Administrative Agent by dividing (i) the interest rate per annum (the “CDOR Rate”) as determined by the Administrative Agent, equal to the arithmetic average rate applicable to Canadian Dollar bankers’ acceptances (C$BAs) for the applicable Interest Period appearing on the Bloomberg page BTMM CA, rounded to the nearest 100,000 of 1% per annum (i.e., the fifth digit after the decimal), at approximately 11:00 a.m. (Toronto, Ontario time), two (2) Business Days prior to the commencement of such Interest Period, or if such day is not a Business Day, then on the immediately preceding Business Day, provided that if such rate does not appear on the Bloomberg page BTMM CA on such day the CDOR Rate on such day shall be the rate for such period applicable to Canadian Dollar bankers’ acceptances quoted by a bank listed in Schedule I of the Bank Act (Canada), as selected by the Administrative Agent, as of 11:00 a.m. Eastern Time on such day or, if such day is not a Business Day, then on the immediately preceding Business Day, by (ii) a number equal to 1.00 minus the Eurodollar Rate Reserve Percentage.

(d)           with respect to Advances denominated in Australian Dollars for any Interest Period, the interest rate per annum determined by Administrative Agent by dividing (i) the interest rate per annum equal to the Australian Bank Bill Swap Bid Rate or the successor thereto as approved by the Administrative Agent as published by Bloomberg (or on any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by the Administrative Agent from time to time), rounded to the nearest 100,000 of 1% per annum (i.e., the fifth digit after the decimal) at approximately 10:00 a.m., Sydney, Australia time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for deposits in Australian Dollars with a maturity comparable to such Interest Period, by (ii) a number equal to 1.00 minus the Eurodollar Rate Reserve Percentage.

The Eurodollar Rate shall be adjusted with respect to any Advance to which the Eurodollar Rate applies that is outstanding on the effective date of any change in the Eurodollar Rate Reserve Percentage as of such effective date.  The Administrative Agent shall give prompt notice to the Borrower of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.  If the Eurodollar Rate as determined by the Administrative Agent shall be less than zero, then such rate shall be deemed zero for purposes of this Agreement.  The Eurodollar Rate for any Advances denominated in an Alternative Currency shall be based upon the Eurodollar Rate definition set forth in clause (b), (c) or (d) above that is applicable to the currency in which such Advances are requested.

“Eurodollar Rate Advance” means, an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” means as of any day the maximum percentage in effect on such day, (i) as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”); and (ii) to be maintained by a Lender as required for reserve liquidity, special deposit, or similar purpose by any governmental or monetary authority of any country or political subdivision thereof (including any central bank), against (A) any category of liabilities that includes deposits by reference to which a Euro-Rate is to be determined, or (B) any category of extension of credit or other assets that includes Advances to which a Eurodollar Rate applies.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Hedge Liability” means, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract

Participant on the Eligibility Date for such Swap, (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest, and (c) if there is more than one Loan Party executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Subsidiary” means each of STLD Holdings, Inc., an Indiana corporation and Dynamic Aviation LLC, an Indiana limited liability company, and each of their respective direct and indirect subsidiaries and each other Subsidiary of the Borrower designated by the Borrower as an Excluded Subsidiary by written notice to the Joint Lead Arrangers in accordance with Section 5.01(j) or Section 5.02(e)(iii); provided that, in the event any Excluded Subsidiary guarantees any Debt of the Borrower or any Subsidiary Guarantor (other than the Obligations set forth herein), then such Subsidiary shall be required to execute and deliver a guaranty and a security agreement supplement and all other necessary documents in accordance with Section 5.01(j), and such Excluded Subsidiary shall be considered a Subsidiary Guarantor (and cease to be an Excluded Subsidiary) for all purposes set forth herein.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Credit Agreement” has the meaning specified in the Preliminary Statements hereto.

“Existing Debt” means, the Debt of each Loan Party and its Subsidiaries outstanding immediately before giving effect to the consummation of the Transaction.

“Existing Facilities” has the meaning specified in the Preliminary Statements hereto.

“Existing Lenders” has the meaning specified in the Preliminary Statements hereto.

“Existing Letters of Credit” means the “Letters of Credit” issued pursuant to, and as defined in, the terms of the Existing Credit Agreement, and listed on Schedule A hereto.

“Existing Revolving Credit Lender” means each Person that was a “Revolving Credit Lender” under, and as defined in, the Existing Credit Agreement immediately prior to the occurrence of the Closing Date.

“Existing Revolving Credit Advance” means each “Revolving Credit Advance” made under, and as defined in, the Existing Credit Agreement, and that remained outstanding immediately prior to the occurrence of the Closing Date.

“Extraordinary Receipt” means, any cash received by or paid to or for the account of any Person not in the ordinary course of business, consisting of proceeds of insurance, condemnation awards (and payments in lieu thereof) and indemnity payments, in each case, with respect to assets constituting Collateral; provided, however, that an Extraordinary Receipt shall not include cash receipts received from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments (a) in respect of loss or damage to inventory are applied (or in respect of which expenditures were previously incurred) to replace or repair the inventory in respect of which such proceeds were received in accordance with the terms of the Loan Documents, so long as such application is made within 12 months after the occurrence of such damage or loss or (b) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Facility” means, the Revolving Credit Facility, the Swing Line Facility, the Letter of Credit Facility, each Incremental Revolving Credit Facility (if any), or each Incremental Term Facility (if any).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“Federal Bankruptcy Code” shall mean the provisions of Title 11 of the United States Code, 11 USC §§ 191 et seq., as amended.

“Federal Funds Effective Rate” for any day means the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 100,000 of 1% (i.e., the fifth digit after the decimal)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Funds Rate” means, for any day the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (for purposes of this definition, an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Rate for such day shall be the “open” rate on the immediately preceding Business Day.  If and when the Federal Funds Rate changes, the rate of interest with respect to any advance to which the Federal Funds Rate applies will change automatically without notice to the Borrower or any other Loan Party, effective on the date of any such change.  If the Federal Funds Rate as determined by the Administrative Agent shall be less than zero, then such rate shall be deemed zero for purposes of this Agreement.

“Fee Letter” means each of the fee letters, dated on or prior to the date hereof, made between or among any of the Administrative Agent, Joint Lead Arrangers, the Initial Lender Affiliates of such Joint Lead Arrangers and the Borrower, and entered into in respect of this Agreement and the Facilities.

“Financial Officer” means, any of the Chief Executive Officer, the Chief Financial Officer, the Treasurer and the Assistant Secretary.

“Fiscal Year” means, a fiscal year of the Borrower and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Advances other than any portion as to which such Defaulting Lender’s purchase obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Bank, such Defaulting Lender’s Pro Rata Share of Swing Line Advances other than Swing Line Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” of any Person means, Debt in respect of the Advances, in the case of the Borrower, and all other Debt of such Person that by its terms matures more than one year after the date of determination or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date, including, without limitation, all amounts of Funded Debt of such Person required to be paid or prepaid within one year after the date of determination.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranties” means, collectively, each Subsidiary Guaranty entered into from time to time.

“Guarantors” means, the Subsidiary Guarantors.

“Hazardous Materials” means, (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means, interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Hedge Bank” means, any Lender Party or an Affiliate of a Lender Party in its capacity as a party to a Secured Hedge Agreement, which, for the avoidance of doubt, shall include any party that was a Lender Party or an Affiliate of a Lender Party at the time of its execution of such a Secured Hedge Agreement but subsequently ceased to be a Lender Party or Affiliate of a Lender Party).

“Immaterial Subsidiaries” means, all Subsidiaries identified by the Borrower as such; provided that (i) the total aggregate value of assets of all such Subsidiaries does not exceed 10.0% of Consolidated Net Tangible Assets of the Borrower and its Subsidiaries (based on the Consolidated balance sheet of the Borrower and its Subsidiaries), as of the last day of the Fiscal Year of the Borrower most recently ended for which financial statements have been delivered to the Lender Parties pursuant to Section 5.03(b), (ii) the aggregate EBITDA of all such Subsidiaries does not exceed 10.0% of Consolidated EBITDA of the Borrower and its Subsidiaries for the period of four consecutive fiscal quarters ended on the last day of the Fiscal Year of the Borrower most recently ended for which financial statements have been delivered to the Lender Parties pursuant to Section 5.03(b), based on the Consolidated financial statements of the Borrower and its Subsidiaries, (iii) the aggregate value of assets of any such Subsidiary does not exceed 2.50% of Consolidated Net Tangible Assets of the Borrower and its Subsidiaries (based on the Consolidated balance sheet of the Borrower and its Subsidiaries), as of the last day of the Fiscal Year of the Borrower most recently ended for which financial statements have been delivered to the Lender Parties pursuant to Section 5.03(b), and (iv) the Consolidated EBITDA of any such Subsidiary and any of its respective Subsidiaries does not exceed 2.50% of Consolidated EBITDA of the Borrower and its Subsidiaries for the period of four consecutive fiscal quarters ended on the last day of the Fiscal Year of the Borrower most recently ended for which financial statements have been delivered to the Lender Parties pursuant to Section 5.03(b), based on the Consolidated financial statements of the Borrower and its Subsidiaries.

“Incremental Amount” means, at any time, an amount equal to (a) the remaining Incremental Fixed Amount at such time, plus (b) the maximum aggregate principal amount such that, at the time of the incurrence of the applicable Incremental Facility,

(i)            at all times other than during a Collateral Suspension Period, the Secured Gross Leverage Ratio for the most recently ended Measurement Period would not exceed 2.00:1.00 (determined on a Pro Forma Basis, (x) after giving full effect to the incurrence of the requested Incremental Facility, (y) assuming for such purposes that all Revolving Credit Commitments under the Revolving Credit Facility, all Incremental Revolving Credit Commitments under all previously incurred and then-outstanding Incremental Revolving Credit Facilities, and all Incremental Revolving Credit Commitments under the requested Incremental Revolving Facility (if any), are fully drawn, and (z) further assuming for such purposes that the all previously incurred and then-outstanding Incremental Equivalent Debt outstanding on an unsecured basis, and any requested Incremental Equivalent Debt to be issued on an unsecured basis, all constitute Secured Debt For Borrowed Money under this Agreement), or

(ii)           at all times during any Collateral Suspension Period, (A) the Secured Gross Leverage Ratio for the most recently ended Measurement Period would not exceed 2.00:1.00 (as determined on a Pro Forma Basis) and (B) the requested Incremental Facility would not exceed the remaining maximum aggregate amount of secured indebtedness that the Borrower is then permitted to incur under the most restrictive of all of its then-outstanding series of Senior Notes Documents or other Related Documents (determined, in each case, (x) after giving full effect to the incurrence of the requested Incremental Facility, (y) assuming for such purposes that all Revolving Credit Commitments under the Revolving Credit Facility, all Incremental Revolving Credit Commitments under all previously incurred and then-outstanding Incremental Revolving Credit Facilities, and all Incremental Revolving Credit Commitments under the requested Incremental Revolving Facility (if any), are fully drawn, and (z) further assuming for such purposes that the Facilities, all previously incurred and then-outstanding Incremental Facilities and Incremental Equivalent Debt, and the requested Incremental Facility or Incremental Equivalent Debt, all (1) constitute Secured Debt For Borrowed Money under this Agreement and (2) constitute secured indebtedness (or “Indebtedness” secured by “Mortgages”) for the purposes of any then-outstanding Senior Notes Documents or other Related Documents (amounts incurred under this clause (b) the “Secured Gross Leverage Ratio Amount”);

provided that contemporaneous incurrences of Incremental Facilities using both the Incremental Fixed Amount and the Secured Gross Leverage Ratio Amount shall be deemed to have used the Secured Gross Leverage Ratio Amount first. It is understood and agreed that, for purposes of calculating the available Incremental Amount, amounts borrowed pursuant to the Incremental Fixed Amount shall be disregarded when calculating the financial ratios in clause (b) of this definition in connection with any substantially concurrent incurrence in reliance on such ratios.

“Incremental Assumption Agreement” means an “Incremental Assumption Agreement,” in form and substance reasonably satisfactory to the Administrative Agent and the Lead Arrangers, made among the Borrower, the Administrative Agent, each Lead Arranger, and one or more Incremental Term Lenders and/or Incremental Revolving Credit Lenders.

“Incremental Borrowing” means a borrowing consisting of either Incremental Term Advances or Incremental Revolving Credit Advances of the same Type and, in the case of Eurocurrency Rate Advances, having the same Interest Period.

“Incremental Equivalent Debt” has the meaning specified in Section 2.17(i).

“Incremental Equivalent Bridge Loans” has the meaning specified in Section 2.17(i).

“Incremental Facility” has the meaning specified in Section 2.17(a).

“Incremental Facility Effective Date” has the meaning specified in Section 2.17(f).

“Incremental Fixed Amount” means, at any time, the excess, if any, of (a) $750,000,000 minus (b) the total aggregate principal amount of all Incremental Revolving Credit Commitments, Incremental Term Commitments and Incremental Equivalent Debt issued made under all Incremental Facilities established prior to such time pursuant to Section 2.17 in reliance on this Incremental Fixed Amount (including, without duplication, all Incremental Term Commitments which were subsequently funded as Incremental Term Advances, all Incremental Term Advances which were subsequently repaid and all Incremental Revolving Credit Commitment which were subsequently terminated).

“Incremental Lender” means an Incremental Term Lender or an Incremental Revolving Credit Lender, as applicable.

“Incremental Revolving Credit Advances” means revolving credit advances made by one or more Incremental Revolving Credit Lenders to the Borrower pursuant to Section 2.01(d), and subject to the terms of Section 2.17.

“Incremental Revolving Credit Commitment” means the commitment of any Incremental Revolving Credit Lender, established pursuant to Section 2.17, to make Incremental Revolving Credit Advances to the Borrowers.

“Incremental Revolving Credit Facility” has the meaning specified in Section 2.17(a).

“Incremental Revolving Credit Lender” means any bank, financial institution or other Person with an Incremental Revolving Credit Commitment or an outstanding Incremental Revolving Credit Advance.

“Incremental Term Advances” means term loan advances made by one or more Incremental Term Lenders to the Borrower pursuant to Section 2.01(d).

“Incremental Term Commitment” means the commitment of any Incremental Term Lender, established pursuant to Section 2.17, to make Incremental Term Advances to the Borrower.

“Incremental Term Facility” has the meaning specified in Section 2.17(a).

“Incremental Term Lender” means any bank, financial institution or other Person with an Incremental Term Commitment or an outstanding Incremental Term Advance.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Indentures” means, each indenture governing the Senior Notes, as each such indenture may be amended, supplemented or otherwise modified from time to time in accordance herewith and therewith.

“Information Memorandum” means any confidential information memorandum used by the Joint Lead Arrangers in connection with the syndication of the Commitments.

“Initial Issuing Banks,” “Initial Lender Parties” and “Initial Lenders” each has the meaning specified in the recital of parties to this Agreement.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Interest Coverage Ratio” means, at any date of determination, the ratio of (a) Consolidated EBITDA to (b) interest payable on, and amortization of debt discount in respect of, all Debt for Borrowed Money, in each case, of or by the Borrower and its Subsidiaries during the four consecutive fiscal quarters most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance, or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance or and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below.  The duration of each such Interest Period for a Eurodollar Rate Advance shall be one, two, three or six months (or twelve months if consented to by all Lenders), as the Borrower may, upon notice received by the Paying Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, that, the duration of each Interest Period with respect to a Eurodollar Rate Advance denominated in an Alternative Currency shall be one month; provided, further, that:

(a)           the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance under a Facility that ends after any principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;

(b)           Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c)           whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(d)           whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month; and

(e)           at any one time no more than ten different Interest Periods shall be in effect.

“Internal Revenue Code” means, the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Inventory” means, all Inventory referred to in Section 1(b) of the Security Agreement.

“Investment” in any Person means, any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of “Debt” in respect of such Person.

“ISP Rules” has the meaning specified in Section 8.14.

“Issuing Bank” means, each Initial Issuing Bank, any other financial institution approved as an Issuing Bank by the Paying Agent and the Borrower, any Eligible Assignee to which all or a portion of a Letter of Credit Commitment hereunder has been assigned pursuant to Section 8.07 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Paying Agent of its assumption of such duties, for so long as such Initial Issuing Bank, financial institution or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment and in any case with respect to the Existing Letters of Credit, PNC Bank and Bank of America.

“Joinder Date” has the meaning specified in Section 5.01(j)(i).

“Joint Lead Arrangers” has the meaning specified in the recitals of parties to this Agreement.

“Joint Venture” means a business arrangement in which two or more Persons agree to pool their resources for the purpose of accomplishing a specific project or other business activity and may take the form of a corporation, limited liability company, partnership, joint stock company, trust, unincorporated association, joint venture or other entity.

“L/C Cash Collateral Account” has the meaning specified in the Security Agreement.

“L/C Related Documents” has the meaning specified in Section 2.04(c)(ii)(A).

“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any governmental body, foreign or domestic.

“Latest Maturity Date” means, as of any date of determination, the latest scheduled “Termination Date” that is applicable to (a) the Revolving Credit Facility under clause (x)(b), and (b) any Incremental Facility that is outstanding as of such date of determination, under clause (y) of the definition of “Termination Date”.

“Lender Party” means, any Lender, any Issuing Bank or the Swing Line Bank.

“Lenders” means, the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 8.07 or Section 2.17(c), in each case, for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Letter of Credit Advance” means, an advance made by any Issuing Bank or any Revolving Credit Lender pursuant to Section 2.03(c).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to any Issuing Bank at any time, the amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or, if such Issuing Bank or a subsequent Issuing Bank has entered into an Assignment and Assumption, set forth for each such Issuing Bank in the Register maintained by the Paying Agent pursuant to Section 8.07(d) as such Issuing Bank’s “Letter of Credit Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time and (b) $100,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letters of Credit” means, collectively, (a) the letters of credit issued pursuant to Section 2.01(c) hereof from time to time and (b) the Existing Letters of Credit.

“LIBOR” has the meaning specified in the definition of Eurodollar Rate.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Termination Date” has the meaning specified in the Section 2.18(a).

“Lien” means, any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Limited Condition Acquisition” shall mean an acquisition (or similar material Investment) by any Loan Party of any assets, business or Person permitted to be acquired by such Loan Party under the terms of this Agreement, in each case the consummation of which is not conditioned on the availability of, or on obtaining, third-party financing.

“Loan Documents” means, (a) for purposes of this Agreement and the Notes and any amendment, supplement or modification hereof or thereof, (i) this Agreement, (ii) the Notes, (iii) the Guaranties, (iv) the Collateral Documents, (v) the Fee Letter, dated as of June 1, 2018, among the Borrower, PNC Bank and PNC Capital Markets (other than for purposes of Section 8.01 hereof), (vi) each Letter of Credit Agreement and (vii) each Incremental Assumption Agreement (if any); and (b) for purposes of the Guaranties and the Collateral Documents and for all other purposes other than for purposes of this Agreement and the Notes, (i) this Agreement, (ii) the Notes, (iii) the Guaranties, (iv) the Collateral Documents, (v) each Fee Letter, (vi) each Letter of Credit Agreement, (vii) each Secured Hedge Agreement, (viii) each Secured Cash Management Agreement and (ix) each Incremental Assumption Agreement (if any), in each case as amended.

“Loan Party” means the Borrower or any Guarantor, and “Loan Parties” means, collectively, the Borrower and all Guarantors.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means, any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect” means, a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of any Agent or any Lender Party under any Loan Document, (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party or (d) the Transaction.

“Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary; provided, that in any event, all Guarantors shall be Material Subsidiaries.

“Measurement Period” means, as of each date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended for which financial statements are required to have been delivered pursuant to Section 5.03(b) or 5.03(c).

“Mesabi Nugget” means, Mesabi Nugget Delaware, LLC, a Delaware limited liability company, Mesabi Mining, LLC, an Indiana limited liability company and Mining Resources, LLC, an Indiana limited liability company, or their respective parents or Subsidiaries, including, without limitation, any Excluded Subsidiary, involved directly or indirectly in the development, application and use of the Itmk3 technology.

“Minority Equity Interest” means Equity Interests in a Person of less than 50% of the total Equity Interests in such Person.

“Moody’s” means Moody’s Investors Service, Inc. or any successor rating agency.

“Multiemployer Plan” means, a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means, a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means (a) with respect to any Extraordinary Receipt, the aggregate amount of cash and Cash Equivalents received in connection therewith and (b) with respect to the incurrence or issuance of any Debt, the excess of (x) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance of Debt less (y) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket fees and expenses incurred the Borrower or its Subsidiaries in connection with such incurrence or issuance of Debt to the extent such amounts were not deducted in determining the amount referred to in clause (x).

“Net Debt For Borrowed Money” of any Person means (a) Debt for Borrowed Money, less (b) Unrestricted Cash in an amount not to exceed $600,000,000.

“Non-Cash Charges” means, with respect to the Borrower and its Subsidiaries, for any period, the aggregate non-cash charges and expenses reducing net income of the Borrower and its Subsidiaries for such period, all as determined on a Consolidated basis (including, without limitation, non-cash charges for unrealized derivative positions, inventory adjustments (lower of cost or market) and grants of equity compensation); provided that “Non-Cash Charges” shall not include any such charges that require an accrual of or a reserve for cash for any future period.

“Non-Qualifying Party” means any Loan Party that fails for any reason to qualify as an Eligible Contract Participant on the Effective Date of the applicable Swap.(1)

“Note” means a Revolving Credit Note.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Renewal” has the meaning specified in Section 2.01(c).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b)(ii).

“Notice of Termination” has the meaning specified in Section 2.01(c).

“NPL” means, the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f).  Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Open Year” has the meaning specified in Section 4.01(q)(ii).

“Optional Release Conditions” has the meaning specified in Section 8.12(a).

“Optional Release Date” has the meaning specified in Section 8.12(a).

“Original Closing Date” means September 29, 2011.

“Other Taxes” has the meaning specified in Section 2.12(b).

(1)  NTD:  The actual “Keepwell” provision is located in the Security Agreement.

“Participating Member State” means each state so described in any EMU Legislation.

“Patriot Act” has the meaning specified in Section 8.19.

“Paying Agent” means, PNC Bank, or any successor thereto in accordance with Article VII.

“Paying Agent’s Account” means, the account of the Paying Agent maintained by the Paying Agent at its offices in PNC Firstside Center, 500 First Avenue, P7-PFSC-04-I, Pittsburgh, Pennsylvania 15219, as confirmed by the Paying Agent in writing to the Lender Parties or such other account as the Paying Agent shall specify in writing to the Lender Parties.

“PBGC” means, the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means, such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:  (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b); (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days or otherwise are contested in good faith and for which a bond shall have been posted in the amount of such obligations and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; and (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations.

“Permitted Receivables Financing” means any Receivables Financing of a Permitted Receivables Financing Subsidiary that meets the following conditions: (a) such Permitted Receivables Financing (including financing terms, covenants, termination events and other provisions) shall be in the aggregate economically fair and reasonable to the Borrower and the Permitted Receivables Financing Subsidiary, (b) all sales and/or contributions of Permitted Receivables Financing Assets to the Permitted Receivables Financing Subsidiary shall be made at fair market value and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms for similar transactions and shall be non-recourse with respect to the Borrower and its Subsidiaries but may include Standard Securitization Undertakings; provided that a Responsible Officer of the Borrower shall have provided a certificate to such effect to the Administrative Agent at least five Business Days prior to the incurrence of such Permitted Receivables Financing, together with a reasonably detailed description of the material terms and conditions of such Permitted Receivables Financing or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements set out in the foregoing clauses (a) through (c), which certificate shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such five Business Day period.

“Permitted Receivables Financing Assets” means the accounts receivable subject to a Permitted Receivables Financing, and related assets (including contract rights) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with securitizations of accounts receivables, and the proceeds thereof.

“Permitted Receivables Financing Subsidiary” means a wholly owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Permitted Receivables Financing in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers Permitted Receivables Financing Assets) that engages in no activities other than in connection with the financing of Permitted Receivables Financing Assets of the Borrower or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Borrower or such other Person (as provided below) as a Permitted Receivables Financing Subsidiary and (a) no portion of the Debt or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any other Subsidiary of the Borrower, other than another Permitted Receivables Financing Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Debt) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any other Subsidiary of the Borrower, other than another Permitted Receivables Financing Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Borrower or any other Subsidiary of the Borrower, other than another Permitted Receivables Financing Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of the Borrower or any other Subsidiary of the Borrower, other than another Permitted Receivables Financing Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower and (c) to which none of the Borrower or any other Subsidiary of the Borrower, other than another Permitted Receivables Financing Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.  Any such designation by the board of directors of the Borrower or such other Person shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the board of directors of the Borrower or such other Person giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Permitted Supplier Receivables Sale Program” means any supplier financing arrangement or similar program (other than pursuant to a Permitted Receivables Financing) entered into with customers of the Borrower or its Subsidiaries and third party financial institutions purchasers, for the purpose of facilitating the sale, by Borrower or its Subsidiaries, of accounts receivable owed by customers of the Borrower or any Subsidiary and generated in the ordinary course of the business of the Borrower or its Subsidiaries, so long as (a) no Default or Event of Default has occurred and is continuing, or would result from such sale of accounts receivable, (b) each such sale of accounts receivable is for cash which is paid at the time of such sale, (c) each such account receivable sold is not past the date for due payment thereunder, and (d) following such sale, other than pursuant to those non-recourse exceptions which are customary in such accounts receivable sales programs (as determined reasonably and in good faith by Borrower, with such determination subject to Administrative Agent’s right to reasonably, and reasonably promptly, reject such determination), (i) no purchaser or other third-party financial institution shall have any recourse to the Borrower or any of its Subsidiaries in connection with such sale (or other related arrangement), and (ii) neither the Borrower nor any of its Subsidiaries shall guarantee any liabilities or obligations with respect to such sale or other related arrangement (including, without limitation, any guarantee, surety or other credit support for any of the obligations owed by any customer of the Borrower or any of its Subsidiaries to such third-party financial institution under any sale or other financing arrangement).

“Person” means, an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means, a Single Employer Plan or a Multiple Employer Plan.

“Platform” means Debt Domain, IntraLinks, Syndtrak or a substantially similar electronic transmission system.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Shares” has the meaning specified in the Security Agreement.

“PNC Bank” has the meaning specified in the recital of parties to this Agreement.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Prime Rate” means, the rate publicly quoted from time to time by the Administrative Agent.  The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Basis” means (a) with respect to the determination of the Borrower’s compliance with the financial maintenance covenants as required pursuant to Sections 5.04(a) and 5.04(b), that all Specified Transactions which occurred during the Measurement Period ending on the date of determination for such financial maintenance covenant compliance calculation shall be deemed to have occurred on the first day of such Measurement Period; and (b) with respect to the determination of the Borrower’s compliance with any financial covenant or financial ratio test (other than compliance with the financial maintenance covenants as required pursuant to Section 5.04(a) or 5.04(b)), that (i) all Specified Transactions which occurred during the most recently ended Measurement Period shall be deemed to have occurred on the first day of such Measurement Period, and (ii) the specific transaction with respect to which such compliance is required to be determined (the “Subject Transaction”) shall be deemed to have occurred on the first day of the most recently ended Measurement Period (including the incurrence of Debt to finance (in whole or in part) the Subject Transaction (if any), and where the Subject Transaction is an incurrence of Debt, the substantially concurrent application of funds resulting from such incurrence; provided, that to the extent that any calculation of Net Debt for Borrowed Money is used in determining pro forma compliance with a Total Net Leverage Ratio test where the Subject Transaction is the incurrence of Debt, then solely for the purpose of such determination, none of the proceeds of such incurrence of Debt shall be included in “Unrestricted Cash” when determining the “Net Debt for Borrowed Money.”

“Pro Rata Share” of any amount means, with respect to any Revolving Credit Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the Revolving Credit Facility at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the Revolving Credit Facility as in effect immediately prior to such termination).

“Process Agent” has the meaning specified in Section 8.13(a).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified ECP Loan Party” means each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000, or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Receivables” means, all Receivables referred to in Section 1(b) of the Security Agreement.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Permitted Receivables Financing Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Permitted Receivables Financing Subsidiary), or a Permitted Receivables Financing Subsidiary may grant a security interest in, any Permitted Receivables Financing Assets of the Borrower or any of its Subsidiaries.

“Redeemable” means, with respect to any Equity Interest, any Debt or any other right or Obligation, any such Equity Interest, Debt, right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Refinancing” has the meaning specified in the Preliminary Statements.

“Register” has the meaning specified in Section 8.07(d).

“Regulation U” means, Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Documents” means, (i) the Senior Notes Debt Documents, and (ii) any other indentures, note purchase agreements, credit agreements or similar documents governing issuances of Debt in excess of $20,000,000 permitted under the Credit Agreement (other than intercompany Debt) to which the Borrower or any Subsidiary may become party following the date hereof which contain restrictions on the activities of the Borrower or any Loan Party.

“Relevant Interbank Market” means, (a) in relation to Euro, British Pounds Sterling, Japanese Yen or Swiss Francs, the London Interbank Market, and (b) in relation to any other currencies, the applicable offshore interbank market.  Notwithstanding the foregoing, the references to the currencies listed in this definition shall only apply if such currencies are or become available as Alternative Currencies in accordance with the terms hereof.

“Reportable Compliance Event” means any event whereby any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or Anti-Corruption Law or any predicate crime to any Anti-Terrorism Law or Anti-Corruption Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law or any Anti-Corruption Law.

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, and (c) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (A) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time, and (C) the Unused Revolving Credit Commitment of such Lender at such time.  For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to any Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments, except to the extent a Revolving Credit Lender is a Defaulting Lender.

“Responsible Officer” means, any officer of any Loan Party or any of its Subsidiaries, as designated in the incumbency certificate delivered on the Closing Date pursuant to Section 3.01(a)(viii) (as may be supplemented from time to time).

“Restricted Payments” has the meaning specified in Section 5.02(g).

“Revaluation Date” means (a) with respect to any Loan, each of the following:  (i) each date of a Borrowing of a Eurodollar Rate Advance denominated in an Alternative Currency, (ii) each date of a continuation of a Eurodollar Rate Advance denominated in an Alternative Currency pursuant to Section 2.09, and (iii) such additional dates as the Paying Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following:  (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency and monthly thereafter, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Bank under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Paying Agent or any Issuing Bank shall determine or the Required Lenders shall require.

“Revolving Credit Advance” has the meaning specified in Section 2.01(a).

“Revolving Credit Borrowing” means, a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Revolving Credit Lenders.

“Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment” or, if such Lender has entered into one or more Assignment and Assumptions or joinder agreements, set forth for such Lender in the Register maintained by the Paying Agent pursuant to Section 8.07(d) as such Lender’s “Revolving Credit Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05 or increased pursuant to Section 2.17.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, any Lender that has a Revolving Credit Commitment.

“Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit A hereto, evidencing the maximum aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances, Letter of Credit Advances and Swing Line Advances made by such Lender, as amended, endorsed, extended or otherwise modified from time to time.

“S&P” means Standard & Poor’s Financial Services LLC (a subsidiary of The McGraw-Hill Companies, Inc.) or any successor rating agency.

“Sanctioned Country” means a country subject to a Sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (c) a Person named on the lists maintained by Her Majesty’s Treasury available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, (d) a Person that is specifically targeted by any other relevant Sanctions authority of a jurisdiction in which the Borrower or any of its Subsidiaries conduct business, (e) (i) an agency of the government of, or an organization controlled by, a Designated Jurisdiction, to the extent such agency or organization is subject to a Sanctions program, or (ii) a Person located, operating, organized or resident in a Designated Jurisdiction, to the extent such Person is subject to a Sanctions program or (f) a Person controlled by any such Person set forth in clauses (a) through (e) above.

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the United States government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority with jurisdiction over any Lender, the Borrower or any of its Subsidiaries or Affiliates.  Notwithstanding the foregoing, the term “Sanctions” shall not include tariffs, duties, quotas or other taxes levied on imported goods or restrictions imposed on the quantity or price of imported goods by one trading partner country or region against another.

“Secured Cash Management Agreement” means, any cash management agreement, deposit maintenance agreement, credit card services agreement (provided that the aggregate amount of Debt owing under such credit card services agreements does not exceed $50 million) or similar agreement between any Loan Party and a bank which is a Lender Party or an Affiliate of a Lender Party.

“Secured Gross Leverage Ratio” means, at any date of determination, the ratio of (x) Consolidated Secured Debt For Borrowed Money of the Borrower and its Subsidiaries as at such date of determination, to (y) Consolidated EBITDA of the Borrower and its Subsidiaries for the most recently ended fiscal quarter of the Borrower for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, and the immediately preceding three fiscal quarters.

“Secured Gross Leverage Ratio Amount” has the meaning specified in the definition of “Incremental Amount”.

“Secured Hedge Agreement” means, any Hedge Agreement permitted under Article V that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Obligations” has the meaning specified in Section 1(b) of the Security Agreement.

“Secured Parties” means, the Agents, the Lender Parties, the banks that are party to any Secured Cash Management Agreement and the Hedge Banks.

“Security Agreement” means that certain Second Amended and Restated Security Agreement, dated as of June 28, 2018, made by the Borrower and the other Loan Parties party thereto from time to time, for the benefit of the Collateral Agent, as amended from time to time.

“Senior Notes” means, the Borrower’s (a) 5.125% senior notes due 2021, (b) 5.250% senior notes due 2023, (c) 5.500% senior notes due 2024, (d) 4.125% senior notes due 2025, and (e) 5.000% senior notes due 2026.

“Senior Notes Debt Documents” means, the Indentures and any and all other agreements, documents, indentures and instruments pursuant to which the Senior Notes are issued, in each case as amended, to the extent permitted under the Loan Documents.

“Single Employer Plan” means, a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  For purposes of determining whether a Loan Party is Solvent, the amount of contingent liabilities at any time of such Loan Party shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability of such Loan Party.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Event of Default” means any Event of Default under Section 6.01(a) or 6.01(f).

“Specified Transaction” means any acquisition or disposition of an asset, business or subsidiary by the Borrower or any Subsidiary of the Borrower, in each case only to the extent that such acquisition or disposition has the effect of increasing or decreasing the Borrower’s Consolidated Net Income by at least $2,500,000 when such acquisition or disposition is given full Pro Forma Effect for the most recently completed Measurement Period, assuming that such acquisition or disposition had occurred on the first day of such Measurement Period.

“Spot Rate” for a currency means the rate determined by the Paying Agent or any Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Paying Agent or such Issuing Bank may obtain such spot rate from another financial institution designated by the Paying Agent or such Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Standard Securitization Undertakings” means reasonable and customary representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower in connection with a Permitted Receivables Financing.

“Standby Letter of Credit” means, any Letter of Credit issued under the Letter of Credit Facility, other than a Trade Letter of Credit.

“Sterling”  means the lawful currency of the United Kingdom.

“Subject Property” means, all property and assets acquired after the Closing Date that are or are intended to be Collateral, including, without limitation, all inventory, accounts receivable and related documents and related general intangibles.

“Subordinated Intercompany Note” has the meaning specified in the Security Agreement.

“Subsidiary” of any Person means, any corporation, partnership, Joint Venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, Joint Venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries; provided, however, there shall be excluded, in any event, from this definition of Subsidiary, other than for purposes of (i) the preparation and delivery of financial statements as required under this Agreement, and (ii) the calculation of and compliance with financial tests and covenants as set forth in this Agreement, the Excluded Subsidiaries.

“Subsidiary Guarantors” means, the Subsidiaries of the Borrower listed on Schedule II hereto and each other Subsidiary of the Borrower that elects to execute and deliver a guaranty pursuant to Section 5.01(j).

“Subsidiary Guaranty” means that certain Second Amended and Restated Subsidiary Guaranty, dated as of June 28, 2018, made by the Subsidiary Guarantors from time to time party thereto in favor of the Administrative Agent, as amended from time to time.

“Surviving Debt” means, the Senior Notes and the other Debt of each Loan Party and its Subsidiaries outstanding immediately before and after giving effect to the Transaction and listed on Schedule 4.01(t).

“Swap” means any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or  (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Secured Hedge Agreement.

“Swing Line Advance” means, an advance made by (a) the Swing Line Bank pursuant to Section 2.01(b) or (b) any Revolving Credit Lender pursuant to Section 2.02(b).

“Swing Line Bank” means, initially, PNC Bank, and thereafter each Person that shall become the Swing Line Bank hereunder pursuant to Section 8.07.

“Swing Line Borrowing” means, a borrowing consisting of a Swing Line Advance made by the Swing Line Bank pursuant to Section 2.01(b) or the Revolving Credit Lenders pursuant to Section 2.02(b).

“Swing Line Facility” has the meaning specified in Section 2.01(b).

“Swing Line Reserve” has the meaning specified in Section 2.02(b).

“Swiss Franc” means the lawful currency of Switzerland.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payment in Euro.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“Taxes” has the meaning specified in Section 2.12(a).

“Termination Date” means (x) in respect of the Revolving Credit Facility, the earlier of (a) the date of termination in whole of the Revolving Credit Commitments, and the Letter of Credit Commitment, pursuant to Section 2.05 or 6.01 and (b) June 28, 2023; and (y) with respect to each Incremental Facility, if any, the date specified as such in the applicable Incremental Assumption Agreement.

“Total Net Leverage Ratio” means, at any date of determination, the ratio of (x) Consolidated Net Debt For Borrowed Money of the Borrower and its Subsidiaries as at such date of determination to (y) Consolidated EBITDA of the Borrower and its Subsidiaries for the most recently ended fiscal quarter of the Borrower for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, and the immediately preceding three fiscal quarters.

“Trade Letter of Credit” means, any Letter of Credit that is issued under the Letter of Credit Facility for the benefit of a supplier of Inventory to the Borrower or any of its Subsidiaries to effect payment for such Inventory.

“Transaction” means, the Refinancing and the other transactions contemplated by the Transaction Documents.

“Transaction Documents” means, collectively, the Loan Documents and the Related Documents (other than clause (ii) of the definition thereof).

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the “UCC” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unrestricted Cash” means cash or Cash Equivalents of the Borrower or any of its Subsidiaries that would not appear as “restricted” on a Consolidated balance sheet of the Borrower and its Subsidiaries.

“Unused Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the Dollar Equivalent of the aggregate principal amount of all Revolving Credit Advances and all Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time plus (ii) such Lender’s Pro Rata Share of (A) the Dollar Equivalent of the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the Dollar Equivalent of the aggregate principal amount of all Letter of Credit Advances made by the Issuing Banks pursuant to Section 2.03(c) and outstanding at such time, (C) the Swing Line Reserve at such time and (D) any Swing Line Advances made pursuant to Section 2.02(b)(ii) at such time.

“Voting Interests” means, shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Welfare Plan” means, a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yen” means the lawful currency of Japan.

Section 1.02.                                        Computation of Time Periods; Other Definitional Provisions.  In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”  References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

Section 1.03.                                        Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(g) (“GAAP”).

Section 1.04.                                        Exchange Rates; Currency Equivalents.  (a)  The Paying Agent or an Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Borrowings and outstanding amounts denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Paying Agent or an Issuing Bank, as applicable.

(b)                                 Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurodollar Rate Advance or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurodollar Rate Advance or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Paying Agent or an Issuing Bank, as the case may be.

Section 1.05.                                        Additional Alternative Currencies.

(a)                                 The Borrower may from time to time request that Eurodollar Rate Advances be made, and/or Letters of Credit be issued, under the Revolving Credit Facility in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.  In the case of any such request with respect to the making of Eurodollar Rate Advances, such request shall be subject to the approval of the Paying Agent and each of the Revolving Credit Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Paying Agent and the applicable Issuing Bank.

(b)                                 Any such request shall be made to the Paying Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Borrowing (or such other time or date as may be agreed by the Paying Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Bank, in its or their sole discretion).  In the case of any such request pertaining to Eurodollar Rate Advances, the Paying Agent shall promptly notify each Revolving Credit Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Paying Agent shall promptly notify the applicable Issuing Bank thereof.  Each Revolving Credit Lender (in the case of any such request pertaining to Eurodollar Rate Advances) or Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Paying Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurodollar Rate Advances or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)                                  Any failure by a Revolving Credit Lender or Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Credit Lender or Issuing Bank, as the case may be, to permit Eurodollar Rate Advances to be made or Letters of Credit to be issued in such requested currency.  If the Paying Agent and all the Revolving Credit Lenders consent to making Eurodollar Rate Advances in such requested currency, the Paying Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Eurodollar Rate Advances; and if the Paying Agent and applicable Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Paying Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances.  If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.05, the Paying Agent shall promptly so notify the Borrower.

Section 1.06.                                        Change of Currency.  (a)  Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)                                 Each provision of this Agreement shall be subject to such reasonable changes of construction as the Paying Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)                                  Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Paying Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.07.                                        Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any letter of credit application and any related document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.08.                                        Limited Condition Acquisitions.  In connection with any action being taken solely in connection with a Limited Condition Acquisition, for purposes of (i) determining compliance with any provision of the Loan Documents which requires the calculation of the Debt-Cap Ratio, the Secured Gross Leverage Ratio, the Total Net Leverage or the Interest Coverage Ratio; (ii) determining (A) the accuracy of representations and warranties in Section 4.01 (other than customary “specified representations” and those representations of the seller or target company (as applicable) included in the acquisition agreement for the relevant Limited Condition Acquisition that are material to the interest of the Lenders and only to the extent that the relevant acquirer has the right to terminate its obligations under such acquisition agreement as a result of such representations (which representations, notwithstanding anything herein to the contrary, shall be required to be accurate as of the date of the consummation of any Limited Condition Acquisition)), and/or (B) whether a Default or Event of Default (other than a Specified Event of Default (the absence of which, notwithstanding anything herein to the contrary, shall be required on the date of the consummation of such Limited Condition Acquisition)) has occurred and is continuing or would result therefrom; or (iii) testing availability under baskets set forth in the Loan Documents; in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted under the Loan Documents, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, on a Pro Forma Basis after giving effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent Measurement Period ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCA Election for any Limited Condition Acquisition and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded or otherwise non-compliant as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Acquisition or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such baskets, ratios, metrics or thresholds will not be deemed to have been exceeded or non-compliant as a result of such fluctuations solely for purposes of determining compliance of the relevant transaction or action with such provisions, baskets or thresholds. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with, on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on (A) a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the Limited Condition Acquisition has been consummated or the definitive agreement with respect thereto has been terminated or expires and (B) on a standalone basis without giving effect to such Limited Condition Acquisition and the other transactions in connection therewith.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES
AND THE LETTERS OF CREDIT

Section 2.01.                                        The Advances and the Letters of Credit.

(a)                                 The Revolving Credit Advances.  Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, a “Revolving Credit Advance”) to the Borrower from time to time on any Business Day during the period from the Closing Date until the Termination Date (i) in an amount for each such Advance not to exceed such Lender’s Unused Revolving Credit Commitment at such time, (ii) in an aggregate amount for all Revolving Credit Advances outstanding at any one time not to exceed an amount equal to (A) the aggregate Revolving Credit Commitments of all Revolving Credit Lenders, minus (B) the aggregate Swing Line Advances, minus (C) the aggregate Available Amount of all outstanding Letters of Credit, in each case outstanding at such time, and (iii) in an aggregate amount for all Revolving Credit Advances denominated in an Alternative Currency outstanding at any one time not to exceed, together with the aggregate amount of the Dollar Equivalent of all Letters of Credit and Letter of Credit Advances denominated in an Alternative Currency that are outstanding at such time, the Alternative Currency Sublimit.  Each Revolving Credit Borrowing shall be in an aggregate amount equal to the Dollar Equivalent of $5,000,000 or an integral multiple equal to the Dollar Equivalent of $1,000,000 in excess thereof (other than a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Swing Line Advances or outstanding Letter of Credit Advances) and shall consist of Revolving Credit Advances made simultaneously by the Revolving Credit Lenders ratably according to their Revolving Credit Commitments.  Within the limits of each Revolving Credit Lender’s Unused Revolving Credit Commitment in effect from time to time, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(a).  For the avoidance of doubt, on the Closing Date each Revolving Credit Lender that is also an Existing Revolving Credit Lender may fund all or a portion of its respective Closing Date Revolving Credit Advance hereunder through the cashless exchange of its Existing Revolving Credit Advances for a new Revolving

Credit Advance hereunder, up to the full amount of such new Revolving Credit Advance. Revolving Credit Advances may be Eurodollar Rate Advances or Base Rate Advances, as further provided herein.

(b)                                 The Swing Line Advances.  Subject to other arrangements as referred to in Section 2.02(b)(i), the Borrower may request the Swing Line Bank to make, and the Swing Line Bank may, if in its sole discretion it elects to do so, make, on the terms and conditions hereinafter set forth, Swing Line Advances to the Borrower in Dollars from time to time on any Business Day during the period from the Closing Date until the Termination Date (i) in an aggregate amount for all Swing Line Advances not to exceed at any time outstanding $60,000,000 (the “Swing Line Facility”) and (ii) if made pursuant to Section 2.02(b)(i), in an amount not at any time exceeding the amount of the then applicable Swing Line Reserve.  No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance.  Each Swing Line Borrowing shall be in a minimum amount of no less than $100,000 and in multiples of $100,000 in excess thereof, and shall be made as a Base Rate Advance.  Within the limits of the Swing Line Facility and within the limits referred to in clause (ii) above, so long as the Swing Line Bank, in its sole discretion, elects to make Swing Line Advances, the Borrower may borrow under this Section 2.01(b), repay pursuant to Section 2.04(d) or prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(b).

(c)                                  The Letters of Credit.  Each Issuing Bank severally agrees, on the terms and conditions hereinafter set forth, to issue (or cause its Affiliate that is a commercial bank to issue on its behalf) letters of credit for the account of the Borrower from time to time on any Business Day during the period from the Closing Date until the date that is 60 days before the Termination Date, in an aggregate Available Amount (i) for each such Letter of Credit, together with all other outstanding Letters of Credit not to exceed at any time the Letter of Credit Facility at such time, (ii) for each such Letter of Credit not to exceed at any time the lesser of (x) such Issuing Bank’s Letter of Credit Commitment at such time and (y) the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time and (iii) for each such Letter of Credit denominated in an Alternative Currency not to exceed, together with all other outstanding Letters of Credit, Letter of Credit Advances and Revolving Credit Advances denominated in an Alternative Currency, the Alternative Currency Sublimit.  It is understood and agreed that the Existing Letters of Credit shall be deemed to be Letters of Credit issued hereunder for all purposes under this Agreement and the Loan Documents.  No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of 60 days before the Termination Date and (A) in the case of a Standby Letter of Credit, one year (constituting 365 days or 366 days, as the case may be) after the date of issuance thereof, but may by its terms be renewable annually upon notice (a “Notice of Renewal”) given to the Issuing Bank and the Paying Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least ten Business Days prior to the date of the proposed renewal of such Standby Letter of Credit and upon fulfillment of the applicable conditions set forth in Article III unless such Issuing Bank has notified the Borrower (with a copy to the Paying Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least ten Business Days prior to the then effective expiration date of its election not to renew such Standby Letter of Credit (a “Notice of Termination”; it being understood and agreed that an Issuing Bank shall not be entitled to issue a Notice of Termination with respect to such a renewal unless (i) the conditions precedent to the issuance of Letters of Credit set forth in Section 3.02 shall not have been fulfilled or waived in accordance herewith, or (ii) a Default shall have occurred and be continuing, or (iii) pursuant to such renewal the effective expiration date of such Letter of Credit would occur after the Termination Date, or (iv) such Issuing Bank shall have procured a replacement Issuing Bank) and (B) in the case of a Trade Letter of Credit, 60 days after the date of issuance thereof; provided that the terms of each Standby Letter of Credit that is renewable annually shall (x) require the Issuing Bank that issued such Standby Letter of Credit to give the beneficiary named in such Standby Letter of Credit notice of any Notice of Termination, (y) permit such beneficiary, upon receipt of such notice, to draw under such Standby Letter of Credit prior to the date such Standby Letter of Credit otherwise would have been automatically renewed and (z) not, unless otherwise agreed by the Issuing Bank, permit the expiration date (after giving effect to any renewal) of such Standby Letter of Credit in any event to be extended to a date later than 60 days before the Termination Date.  If either a Notice of Renewal is not given by the Borrower or a Notice of Termination is given by the relevant Issuing Bank pursuant to the immediately preceding sentence, such Standby Letter of Credit shall expire on the date on which it otherwise would have been renewed; provided, however, that even in the absence of receipt of a Notice of Renewal the relevant Issuing Bank may in its discretion, unless instructed to the contrary by the Paying Agent or the Borrower, deem that a Notice of Renewal had been timely delivered and in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement.  Each Standby Letter of Credit shall contain a provision authorizing the Issuing Bank thereunder to deliver to the beneficiary of such Letter of Credit, upon the occurrence and during the continuance of an Event of Default, a notice (a “Default Termination Notice”) terminating such Letter of Credit and giving such beneficiary 15 days to draw such Letter of Credit.  Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(c), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.03(c) and request the issuance of additional Letters of Credit under this Section 2.01(c).

(d)                                 Incremental Advances.  Each Incremental Lender having an Incremental Revolving Credit Commitment, as the case may be, agrees, on the terms and conditions set forth in Section 2.17 of this Agreement and in the applicable Incremental Assumption Agreement, to make Incremental Revolving Credit Advances to the Borrower, in an aggregate principal amount not to exceed its applicable Incremental Term Commitment or Incremental Revolving Credit Commitment, as the case may be.

Section 2.02.                                        Making the Advances.

(a)                                 Except as otherwise provided in Section 2.02(b) or 2.03, each Borrowing shall be made on notice, given not later than 12:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances in Dollars, on the fourth Business Day prior to the date of the proposed Borrowing in the case of a Borrowing denominated in an Alternative Currency, or on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Paying Agent, which shall give to each Appropriate Lender prompt notice thereof by facsimile.  Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in writing or by telephone, confirmed immediately in writing or facsimile, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Facility under which such Borrowing is to be made, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing (expressed in Dollars), (v) currency of such proposed Borrowing and (vi) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance.  Each Appropriate Lender shall, before (A) 12:00 P.M. (New York City time) on the date of such Borrowing, in the case of a Borrowing consisting of Eurodollar Rate Advances or (B) 3:00 P.M. (New York City time) on the date of such Borrowing, in the case of a Borrowing consisting of Base Rate Advances, make available for the account of its Applicable Lending Office to the Paying Agent at the Paying Agent Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Facility of such Lender and the other Appropriate Lenders.  After the Paying Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Paying Agent will make such funds available to the Borrower by crediting the Borrower’s Account; provided, however, that, in the case of any Revolving Credit Borrowing, the Paying Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances made by the Swing Line Bank or any Issuing Bank, as the case may be, and by any other Revolving Credit Lender and outstanding on the date of such Revolving Credit Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the Swing Line Bank or such Issuing Bank, as the case may be, and such other Revolving Credit Lenders for repayment of such Swing Line Advances and Letter of Credit Advances.  Notwithstanding the foregoing, in no event shall the Swing Line Bank be required to fund any Swing Line Advance if any Revolving Lender is at that time a Defaulting Lender, unless the Swing Line Bank has entered into arrangements with the Borrower or such Defaulting Lender, including, without limitation, the delivery of cash collateral, or the reallocation of such Defaulting Lender’s purchase obligation, in each case in a manner that is in form and substance satisfactory to such Swing Line Bank, to eliminate such Swing Line Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iii)) with respect to the Defaulting Lender arising from either the Swing Line Advance then proposed to be funded or that Swing Line Advance and all other Swing Line Advances as to which the Swing Line Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(b)                                 (i)  Swing Line Borrowings may be made either upon notice as set forth in Section 2.02(b)(ii) below or pursuant to this Section 2.02(b)(i) on a daily basis under mechanics mutually agreed to by the Borrower and the Swing Line Bank, subject in any case to the fulfillment of the applicable conditions precedent set forth in Article III hereof.  The Swing Line Reserve at any time shall be the amount most recently established by the Borrower by written notice to the Paying Agent confirmed in writing by the Swing Line Bank as the maximum aggregate principal amount of Swing Line Borrowings to be permitted to be outstanding at any one time (the “Swing Line Reserve”).  Swing Line Advances made pursuant to this Section 2.02(b)(i) shall be made without any requirement for a prior written or telephonic request given to the Paying Agent.  The Swing Line Bank will notify the Paying Agent, on a monthly basis, of any Swing Line Advances so made.  The Swing Line Bank shall not at any time permit the aggregate outstanding amount of the Swing Line Advances to exceed the then applicable amount of the Swing Line Reserve.

(ii)                                  Each Swing Line Borrowing, if not made in accordance with Section 2.02(b)(i) above, shall be made on notice, given not later than 3:00 P.M. (New York City time) on the date of the proposed Swing Line Borrowing, by the Borrower to the Swing Line Bank and the Paying Agent.  Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be in writing or by telephone, confirmed immediately in writing, or facsimile, specifying therein the requested (i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the 30th day after the requested date of such Borrowing).  If, in its sole discretion, it elects to make the requested Swing Line Advance, the Swing Line Bank will make the amount thereof available to the Paying Agent at the Paying Agent Account, in same day funds.  After the Paying Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Paying Agent will make such funds available to the Borrower by crediting the Borrower’s Account.

(iii)                               Upon written demand by the Swing Line Bank, with a copy of such demand to the Paying Agent, each other Revolving Credit Lender shall purchase from the Swing Line Bank, and the Swing Line Bank shall sell and assign to each such other Revolving Credit Lender, such other Lender’s Pro Rata Share of such outstanding Swing Line Advance as of the date of such demand, by making available for the account of its Applicable Lending Office to the Paying Agent for the account of the Swing Line Bank, by deposit to the Paying Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Swing Line Advance to be purchased by such Lender.  The Borrower hereby agrees to each such sale and assignment, and all parties hereto acknowledge and agree that the obligations of such other Revolving Credit Lenders to purchase outstanding Swing Line Advances is absolute and unconditional under all circumstances, and shall be enforceable notwithstanding the occurrence of any Default or Event of Default, the termination of the Revolving Credit Commitments or any other circumstances.  Each Revolving Credit Lender agrees to purchase its Pro Rata Share of an outstanding Swing Line Advance on (i) the Business Day on which demand therefor is made by the Swing Line Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time.  Upon any such assignment by the Swing Line Bank to any other Revolving Credit Lender of a portion of a Swing Line Advance, the Swing Line Bank represents and warrants to such other Lender that the Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, the Loan Documents or any Loan Party.  If and to the extent that any Revolving Credit Lender shall not have so made the amount of such Swing Line Advance available to the Paying Agent, or if the Swing Line Bank must disgorge or return any amounts paid by the Borrower in respect thereof, such Revolving Credit Lender agrees to pay to the Paying Agent for the account of the Swing Line Bank forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Swing Line Bank until the date such amount is paid to the Paying Agent, at the Base Rate.  If such Lender shall pay to the Paying Agent such amount for the account of the Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing

Line Advance made by the Swing Line Bank shall be reduced by such amount on such Business Day.

(c)                                  Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Appropriate Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or 2.10 and (ii) the Revolving Credit Advances  may not be outstanding as part of more than ten separate Borrowings.

(d)                                 Each Notice of Borrowing and Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower.  In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e)                                  Unless the Paying Agent shall have received notice from an Appropriate Lender prior to the date of any Borrowing under a Facility under which such Lender has a Commitment that such Lender will not make available to the Paying Agent such Lender’s ratable portion of such Borrowing, the Paying Agent may assume that such Lender has made such portion available to the Paying Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Paying Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Paying Agent, such Lender and the Borrower severally agree to repay or pay to the Paying Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Paying Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, at the greater of the Federal Funds Effective Rate and a rate determined by the Paying Agent in accordance with banking industry rules on interbank compensation.  If such Lender shall pay to the Paying Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(f)                                   The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

Section 2.03.                                        Issuance of and Drawings and Reimbursement Under Letters of Credit.

(a)                                 Request for Issuance.  Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to any Issuing Bank, which shall give to the Paying Agent and each Revolving Credit Lender prompt notice thereof in writing or by facsimile.  Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be in writing or by telephone, confirmed immediately in writing, or facsimile, specifying therein the requested (i) date of such issuance (which shall be a Business Day), (ii) Available Amount and currency (which shall be Dollars or an Alternative Currency) of such Letter of Credit, (iii) expiration date of such Letter of Credit, (iv) name and address of the beneficiary of such Letter of Credit and (v) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as such Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”).  If (x) the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion and (y) it has not received notice of objection to such issuance from Lenders holding at least a majority of the Revolving Credit Commitments, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such issuance; provided that no Issuing Bank shall be required to issue any Letter of Credit if any Lender is at that time a Defaulting Lender, unless the Issuing Bank has entered into arrangements with the Borrower and/or such Defaulting Lender, including, without limitation, the delivery of cash collateral, or the reallocation of such Defaulting Lender’s purchase obligation, in each case in a manner that is in form and substance satisfactory to such Issuing Bank, to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iii)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Advances as to which the Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.  In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b)                                 Letter of Credit Reports.  Each Issuing Bank shall furnish (i) to the Paying Agent on or about the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the previous week and drawings during such week under all Letters of Credit, (ii) to each Revolving Credit Lender on or about the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all such Letters of Credit and (iii) to the Paying Agent and each Revolving Credit Lender on or about the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

(c)                                  Drawing and Reimbursement.  Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the Issuing Bank shall notify the Borrower and the Paying Agent thereof.  In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the Issuing Bank in such Alternative Currency, unless (A) the Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the Issuing Bank promptly following receipt of the notice of drawing that the Borrower will reimburse the Issuing Bank in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Issuing Bank shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Not later than 11:00 a.m. on the Business Day following the date of any payment by the Issuing Bank under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the Issuing Bank under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower shall reimburse the Issuing Bank through the Paying Agent in an amount equal to the amount of such drawing and in the applicable currency.  If the Borrower fails to so reimburse the Issuing Bank by such time, the Paying Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof.  In such event, the Borrower shall be deemed to have requested and the Issuing Bank shall deemed to have made a Letter of Credit Advance to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in this Agreement for the principal amount of Base Rate Advances, but subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Section 3.02 (other than the delivery of a Notice of Borrowing).  Any notice given by the Issuing Bank or the Paying Agent pursuant to this Section 2.03(c) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

Upon any notice by any Issuing Bank to the Lenders pursuant to the foregoing paragraph, each Revolving Credit Lender shall purchase from such Issuing Bank, and such Issuing Bank shall sell and assign to each such Revolving Credit Lender, such Lender’s Pro Rata Share of such outstanding Letter of Credit Advance as of the date of such purchase, by making available for the account of its Applicable Lending Office to the Paying Agent for the account of such Issuing Bank, by deposit to the Paying Agent’s Account, in same day funds, an amount in Dollars equal to the portion of the outstanding principal amount of such Letter of Credit Advance to be purchased by such Lender; provided that no Lender shall have any obligation to make any such purchase in respect of a drawing under any Letter of Credit that occurs following the Termination Date.  Promptly after receipt thereof, the Paying Agent shall transfer such funds in Dollars to such Issuing Bank.  The Borrower hereby agrees to each such sale and assignment, and all parties hereto acknowledge and agree that the obligations of such other Revolving Credit Lenders to purchase outstanding Letter of Credit Advances is absolute and unconditional under all circumstances, and shall be enforceable notwithstanding the occurrence of any Default or Event of Default, the termination of the Revolving Credit Commitments or any other circumstances.  Each Revolving Credit Lender agrees to purchase its Pro Rata Share of an outstanding Letter of Credit Advance on (i) the Business Day on which demand therefor is made by the applicable Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time.  Upon any such assignment by an Issuing Bank to any Revolving Credit Lender of a portion of a Letter of Credit Advance, such Issuing Bank represents and warrants to such other Lender that such Issuing Bank is the legal and beneficial owner of such interest being assigned by it, free and clear of any liens, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, the Loan Documents or any Loan Party.  If and to the extent that any Revolving Credit Lender shall not have so made the amount of such Letter of Credit Advance available to the Paying Agent, or if an Issuing Bank must disgorge or return any amounts paid by the Borrower in respect thereof, such Revolving Credit Lender agrees to pay to the Paying Agent for the account of such Issuing Bank forthwith on demand such amount together with interest thereon, for each day from the date of demand by such Issuing Bank until the date such amount is paid to the Paying Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable.  If such Lender shall pay to the Paying Agent such amount for the account of such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance denominated in Dollars made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(d)                                 Failure to Make Letter of Credit Advances.  The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.

(e)                                  Cash Collateral.  No later than 30 days prior to the Termination Date, in the event that any Letter of Credit has an expiration date later than the Termination Date, the Borrower shall deposit an amount equal to 100% of the Available Amount of all such Letters of Credit into the L/C Cash Collateral Account.

Section 2.04.                                        Repayment of Advances.

(a)                                 Revolving Credit Advances.  The Borrower shall repay to the Paying Agent for the ratable account of the Revolving Credit Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.

(b)                                 Swing Line Advances.  The Borrower shall repay to the Paying Agent for the account of the Swing Line Bank and each other Revolving Credit Lender that has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than the 30th day after the requested date of such Borrowing) and the Termination Date.

(c)                                  Letter of Credit Advances.

(i)                                     The Borrower shall repay to the Paying Agent for the account of each Issuing Bank and each other Revolving Credit Lender that has made a Letter of Credit Advance on the earlier of demand and the Termination Date the outstanding principal amount of each Letter of Credit Advance made by each of them.

(ii)                                  The Obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit,

and the obligations of Revolving Credit Lenders to reimburse any Issuing Bank for Letter of Credit Advances not reimbursed by the Borrower, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

(A)                               any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(B)                               any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(C)                               the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D)                               any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E)                                payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit;

(F)                                 any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Guaranties or any other guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or

(G)                               any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a Guarantor.

Section 2.05.                                        Termination or Reduction of the Commitments.

(a)                                 Optional.  The Borrower may, upon at least five Business Days’ notice to the Paying Agent, terminate in whole or reduce in part the unused portions of the Letter of Credit Facility and the Unused Revolving Credit Commitments; provided, however, that each partial reduction of a Facility (i) shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall be made ratably among the Appropriate Lenders in accordance with their Commitments with respect to such Facility.

(b)                                 Mandatory.

(i)                                     The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

(ii)                                  The Swing Line Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Swing Line Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

Section 2.06.                                        Prepayments.

(a)                                 Optional.  The Borrower may, upon notice not later than 1:00 P.M. (New York City time) at least one Business Day in advance in the case of Base Rate Advances, and not later than 1:00 P.M. (New York City time) at least three Business Days in advance in the case of Eurodollar Rate Advances and four Business Days in advance (or five Business Days in advance, in the case of prepayment of Advances denominated in Special Notice Currencies) in the case of Eurodollar Rate Advances denominated in Alternative Currencies, in each case to the Paying Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 8.04(c).  Each such prepayment shall be applied, at the option of the Borrower either (i) to any Revolving Credit Facility or (ii) to the Swing Line Advances or (iii) to the Letter of Credit Advances or (iv) to any Incremental Facility.  Notwithstanding the foregoing, prepayment of Swing Line Advances held by the Swing Line Bank shall not require any prior notice.

(b)                                 Mandatory.

(i)                                     The Borrower shall, on the date of receipt of the Net Cash Proceeds of any single Extraordinary Receipt in an amount of $10,000,000 or more (or any single series of related and substantially contemporaneous Extraordinary Receipts, in an aggregate amount of $10,000,000 or more), by the Borrower or any of its Subsidiaries, prepay an aggregate principal amount of the Advances comprising part of the same Borrowings and deposit an amount in the L/C Cash Collateral Account in accordance with clause (v) below in an amount equal to the amount of such Net Cash Proceeds.  Each such prepayment shall be applied first to any then-outstanding Incremental Term Facilities, on a pro rata basis among such Incremental Term Facilities, in each case, ratably across all remaining principal repayment installments of each, and second, on a pro rata basis, to the Revolving Credit Facility and any then-outstanding Incremental Revolving Credit Facilities as set forth in clause (v) below.

(ii)                                  The Borrower shall, on each Business Day, prepay an aggregate principal amount of the Revolving Credit Advances comprising part of the same Borrowings, the Letter of Credit Advances and the Swing Line Advances and deposit an amount in the L/C Cash Collateral Account in accordance with clause (v) below in an amount equal to the amount by which (A) the sum of the aggregate principal amount of (x) the Revolving Credit Advances, (y) the Letter of Credit Advances and (z) the Swing Line Advances then outstanding plus the aggregate Available Amount of all Letters of Credit then outstanding exceeds (B) the Revolving Credit Facility on such Business Day.

(iii)                               The Borrower shall, on each Business Day, pay to the Paying Agent for deposit in the L/C Cash Collateral Account an amount sufficient to cause the aggregate amount on deposit in the L/C Cash Collateral Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Facility on such Business Day.

(iv)                              [Reserved].

(v)                                 Prepayments of the Revolving Credit Facility made pursuant to clause (i), (ii), or (iii) above shall be first applied to prepay Letter of Credit Advances then outstanding until such Advances are paid in full, second applied to prepay Swing Line Advances then outstanding until such Advances are paid in full, third applied to prepay Revolving Credit Advances then outstanding comprising part of the same Borrowings until such Advances are paid in full and fourth deposited in the L/C Cash Collateral Account to cash collateralize 100% of the Available Amount of the Letters of Credit then outstanding; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (i), (ii), or (iii) above, the amount remaining (if any) after the prepayment in full of the Advances then outstanding and the 100% cash collateralization of the aggregate Available Amount of Letters of Credit then outstanding may be retained by the Borrower.  Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account (including following the Termination Date), such funds shall be applied to reimburse the Issuing Banks or Revolving Credit Lenders, as applicable.

(vi)                              If the Paying Agent notifies the Borrower at any time that the outstanding amount of all Revolving Credit Advances, Letters of Credit and Letter of Credit Advances denominated in Alternative Currencies at such time exceeds the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay Revolving Credit Advances or Letter of Credit Advances in an aggregate amount sufficient to reduce such outstanding amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

(vii)                           All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

Section 2.07.                                        Interest.

(a)                                 Scheduled Interest.  The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from and including the date of such Advance until (but excluding) the date such principal amount shall be paid in full, at the following rates per annum:

(i)                                     Base Rate Advances.  During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)                                  Eurodollar Rate Advances.  During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b)                                 Default Interest.  Upon the occurrence and during the continuance of a Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above and on demand, at a rate per annum equal at all times to 2.0% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under the Loan Documents that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2.0% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (a)(i) or (a)(ii) above and, in all other cases, on Base Rate Advances pursuant to clause (a)(i) above.

(c)                                  Notice of Interest Period and Interest Rate.  Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period,” the Paying Agent shall give notice to the Borrower and each Appropriate Lender of the applicable Interest Period and the applicable interest rate determined by the Paying Agent for purposes of clause (a)(i) or (a)(ii) above.

Section 2.08.                                        Fees.

(a)                                 Commitment Fee.  The Borrower shall pay to the Paying Agent for the account of the Revolving Credit Lenders a commitment fee, from the Closing Date in the case of each Initial Lender (and from the effective date specified in the Assignment and Assumption pursuant to which it became a Revolving Credit Lender in the case of each other Revolving Credit Lender) until the Termination Date, payable in arrears quarterly on the last day of each March, June, September and December, commencing on June 30, 2018 and on the Termination Date, at a rate per annum equal to the Commitment Fee Percentage, in each case on the average daily portion of the sum of (x) each Revolving Credit Lender’s Unused Revolving Credit Commitment plus (y) such Lender’s Pro Rata Share of the Swing Line Reserve and Swing Line Advances made pursuant to Section 2.02(b)(ii) (including all outstanding Swing Line Advances for which the Revolving Credit Lenders have not been required to make any purchase pursuant to Section 2.02(b)(iii)) during such period (excluding the Pro Rata Share of any Lender that is the Swing Line Bank who has made the relevant Swing Line Advance); provided, however, that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b)                                 Letter of Credit Fees, Etc.

(i)                                     The Borrower shall pay to the Paying Agent for the account of each Revolving Credit Lender a commission, payable in arrears quarterly on the last day of each March, June, September and December, commencing June 30, 2018, and on the Termination Date, on such Lender’s Pro Rata Share of the average daily aggregate Available Amount during such quarter of Letters of Credit outstanding from time to time at the rate equal to the Applicable Margin for Eurodollar Rate Advances; provided, however, any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided cash collateral satisfactory to the applicable Issuing Bank pursuant to Section 2.03(a) shall be payable, to the maximum extent permitted by law, to the other Lenders in accordance with the upward adjustments of their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.15(a)(iii), with the balance of such fee, if any, payable to the applicable Issuing Bank for its own account.

(ii)                                  The Borrower shall pay to each Issuing Bank, for its own account, (A) an issuance fee for each Letter of Credit issued by such Issuing Bank in an amount as the Borrower and such Issuing Bank may agree, payable on the date of issuance and on renewal of such Letter of Credit, and (B) such other commissions, fronting fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit issued by such Issuing Bank as the Borrower and such Issuing Bank shall agree.

(c)                                  Agents’ Fees.  The Borrower shall pay to each Agent and each Joint Lead Arranger for its own account such fees as may from time to time be agreed between the

Borrower and such Agent or such Joint Lead Arranger, as the case may be, including the fees payable to the Joint Lead Arrangers pursuant to any Fee Letter.

Section 2.09.                                        Conversion and Continuation of Advances.

(a)                                 Optional.  Each Conversion of Advances from one Type to another and each continuation of Eurodollar Rate Advances may be made, subject to the provisions of Sections 2.07 and 2.10, upon the Borrower’s irrevocable notice no later than 12:00 P.M. (New York City time) (i) on the third Business Day prior to the date of the proposed Conversion or continuation of Eurodollar Rate Advances denominated in Dollars or of any Conversion of Eurodollar Rate Advances denominated in Dollars to Base Rate Advances and (ii) on the fourth Business Day (or fifth Business Day in the case of a Special Notice Currency) prior to the date of any Conversion or continuation of Eurodollar Rate Advances denominated in Alternative Currencies; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Facility.  Each such notice of Conversion or continuation shall, within the restrictions specified above, specify (1) the date of such Conversion or continuation, (2) the Advances to be Converted or continued and (3) if such Conversion or continuation is into (or in) Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances; provided further that in the case of a failure to timely request a continuation of Advances denominated in an Alternative Currency, such Advances shall be continued as Eurodollar Rate Advances in their original currency with an Interest Period of one month.  No Advance may be Converted into or continued as an Advance denominated in a different currency, but instead must be prepaid in the original currency of such Advance and reborrowed in the other currency.

(b)                                 Mandatory.

(i)                                     On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.

(ii)                                  If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Paying Agent will forthwith so notify the Borrower and the Appropriate Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(iii)                               Upon the occurrence and during the continuance of any Event of Default, (A) each Advance denominated in an Alternative Currency will automatically, on the last day of the then existing Interest Period therefor, be converted into Dollars at the

Spot Rate, and then be automatically Converted into a Base Rate Advance, (B) each Eurodollar Rate Advance denominated in Dollars will automatically, on the last day of the then existing Interest Period therefor, be Converted into a Base Rate Advance, (C) any obligation of the Lenders to make Advances in an Alternative Currency shall be automatically suspended, and (D) any obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be automatically suspended.

Section 2.10.                                        Increased Costs, Etc.

(a)                                 If, due to either (i) any Change in Law or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances (whether in Dollars or an Alternative Currency) or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit (whether in Dollars or an Alternative Currency) or of agreeing to make or of making or maintaining Letter of Credit Advances (whether in Dollars or an Alternative Currency) (excluding, for purposes of this Section 2.10, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof) (collectively, “Increased Costs”), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Paying Agent), pay to the Paying Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such Increased Costs; provided, however, that a Lender Party claiming additional amounts under this Section 2.10(a) agrees to (at the request of the Borrower) use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if, in the reasonable judgment of such Lender Party, the making of such a designation would avoid the need for, or reduce the amount of, such Increased Costs that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, subject such Lender Party to any unreimbursed cost or expense or be otherwise disadvantageous to such Lender Party.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender Party in connection with such designation or assignment.  A notice as to the amount of such Increased Costs, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

(b)                                 If, due to either (i) a Change in Law or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the amount of capital or liquidity required or expected to be maintained by any Lender Party or any corporation controlling such Lender Party as a result of or based upon the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Paying Agent), the Borrower shall pay to the Paying Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit.  A notice as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

(c)                                  If, with respect to any Eurodollar Rate Advances, under any Facility, the Required Lenders thereunder notify the Paying Agent that (i) deposits are not being offered to banks in the applicable interbank market for Dollars or the applicable Alternative Currency, as the case may be, in the amount and Interest Period for such Advances, (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for the requested Interest Period for such Advances, or (iii) the Eurodollar Rate for any Interest Period for such Advances will not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances (whether in Dollars or an Alternative Currency), for such Interest Period, the Paying Agent shall forthwith so notify the Borrower and the Appropriate Lenders, whereupon (w) each such Eurodollar Rate Advance denominated in Dollars under such Facility will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, (x) each such Eurodollar Rate Advance denominated in an Alternative Currency under such Facility will automatically, on the last day of the then existing Interest Period therefor, be converted into Dollars at the Spot Rate, and then automatically Convert into a Base Rate Advance, and (y) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be automatically suspended until the Paying Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Advances, in Dollars, in the Dollar Equivalents of the amounts specified therein.

(d)                                 Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder (whether denominated in Dollars or an Alternative Currency), then, on notice thereof and demand therefor by such Lender to the Borrower through the Paying Agent, (i) each Eurodollar Rate Advance denominated in Dollars under each Facility under which such Lender has a Commitment will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to maintain Eurodollar Rate Advances shall be suspended until the Paying Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.  Upon receipt of such notice, the Borrower may revoke any pending request for a

Borrowing of, conversion to or continuation of Eurodollar Rate Advances in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Advances in the amounts specified therein.

Section 2.11.                                        Payments and Computations.

(a)                                 The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off, not later than 12:00 P.M. (New York City time) on the day when due to the Paying Agent at the Paying Agent’s Account in same day funds, with payments being received by the Paying Agent after such time being deemed to have been received on the next succeeding Business Day; provided, that, all payments by the Borrower hereunder with respect to principal and interest on Advances denominated an Alternative Currency shall be made to the Paying Agent, for the account of the Lenders, in such Alternative Currency and in same day funds not later than the Applicable Time specified by the Paying Agent on the dates specified herein.  If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent the Alternative Currency payment amount.  The Paying Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date of such Assignment and Assumption, the Paying Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)                                 The Borrower hereby authorizes each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender Party or such Affiliate any amount so due.

(c)                                  All computations of interest based on the Prime Rate shall be made by the Paying Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees (including, without limitation, the unused commitment fee payable pursuant to Section 2.08(a)) and Letter of Credit commissions shall be made by the Paying Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable, or, in the case of interest in respect of Advances denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice; provided that in the case of Advances denominated in Canadian Dollars, such rate per annum shall be calculated in accordance with clause (g) below.  Each determination by the Paying Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)                                 Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)                                  Unless the Paying Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Paying Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Paying Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Paying Agent forthwith on demand the amount so distributed to such Lender or an Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Paying Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Paying Agent in accordance with banking industry rules on interbank compensation.

(f)                                   If the Paying Agent receives funds for application to the Obligations under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Paying Agent may, but shall not be obligated to, elect to distribute such funds to each Lender Party ratably in accordance with such Lender Party’s proportionate share of the principal amount of all outstanding Advances and the Available Amount of all Letters of Credit then outstanding, in repayment or prepayment of such of the outstanding Advances or other Obligations owed to such Lender Party, and for application to such principal installments, as the Paying Agent shall direct.

(g)                                  Interest Act (Canada).  For purposes of the Interest Act (Canada): (i) whenever any interest or fee under this Agreement is calculated on the basis of a period of time other than a calendar year, such rate used in such calculation, when expressed as an annual rate, is equivalent to (x) such rate, multiplied by (y) the actual number of days in the calendar year in which the period for which such interest or fee is calculated ends, and divided by (z) the number of days in such period of time, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

Section 2.12.                                        Taxes.

(a)                                 Any and all payments by the Borrower to or for the account of any Lender Party or any Agent hereunder or under any Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and each Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender Party or such Agent, as the case may be, is organized or any political subdivision thereof and any withholding Taxes imposed under FATCA, and, in the case of each Lender Party, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender Party’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”).  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender Party or any Agent, (i) the sum payable by the Borrower shall be increased as may be necessary so that after the Borrower and the Paying Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make all such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)                                 In addition, the Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under any Notes or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement, any Notes or any other Loan Documents or the transfer of any Notes (hereinafter referred to as “Other Taxes”).

(c)                                  The Borrower shall indemnify each Lender Party and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed or assessed by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender Party or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be made within 30 days from the date such Lender Party or such Agent (as the case may be) makes written demand therefor.

(d)                                 Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Paying Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Paying Agent.  In the case of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Paying Agent, at such address, an opinion of counsel acceptable to the Paying Agent stating that such payment is exempt from Taxes.  For purposes of subsections (d) and (e) of this Section 2.12, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)                                  Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Paying Agent and the Borrower with two original Internal Revenue Service Forms W-8ECI (or successor forms), as appropriate, or in the case of a Lender Party that is claiming a reduced rate of United States withholding tax because of a tax treaty or that has certified in writing to the Paying Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code, (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower or (iii) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), Internal Revenue Service Forms W-8BEN, W-8BEN-E or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any Notes or, in the case of a Lender Party that has certified that it is not a “bank” as described above, certifying that such Lender Party is a foreign corporation, partnership, estate or trust.  If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Assumption pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this Section 2.12 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date.  If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Forms W-8BEN, W-8BEN-E or W-8ECI or the related certificate described above, that the applicable Lender Party reasonably considers to be confidential, such Lender Party shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(f)                                   For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a Change in Law occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure;

provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

(g)                                  If a payment made to a Lender Party under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender Party shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender Party has complied with such Lender Party’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)                                 Any Lender Party claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.  Nothing in this Section 2.12 or otherwise in this Agreement shall require any Lender Party to disclose to the Borrower any of its tax returns (or any other information that it deems to be confidential or proprietary).

(i)                                     Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.12 shall survive the payment in full of the principal of and interest on all Notes and Advances made hereunder.

Section 2.13.                                        Sharing of Payments, Etc.  If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 8.07) (a) on account of Obligations due and payable to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered; provided further that, so long as the Obligations under the Loan Documents shall not have been accelerated, any excess payment received by any Appropriate Lender shall be shared on a pro rata basis only with other Appropriate Lenders.  The Borrower agrees that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.

Section 2.14.                                        Use of Proceeds.  The proceeds of the Advances and issuances of Letters of Credit shall be available (and the Borrower agrees that it shall use such proceeds and Letters of Credit), (a) in the case of Revolving Credit Advances made on the Closing Date, for the portion of the Refinancing consisting of revolving credit and swing line loans outstanding under the Existing Credit Agreement immediately prior to the Closing Date, and to pay transaction costs and expenses incurred in connection therewith, and (b) in the case of Revolving Credit Advances made after the Closing Date, to provide working capital for the Loan Parties and for other general corporate purposes, including, without limitation, for purposes of making capital expenditures, share repurchases permitted under Section 5.02(g) and acquisitions and other Investments permitted under Section 5.02(f).

Section 2.15.                                        Defaulting Lenders.

(a)                                 Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 8.01 and in the definition of “Required Lenders.”

(ii)                                  Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Paying Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise, and including any amounts made available to the Paying Agent by such Defaulting Lender pursuant to Section 8.05), shall be applied at such time or times as may be determined by the Paying Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Paying Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swing Line Bank hereunder; third, if so determined by the Paying Agent or requested by an Issuing Bank or Swing Line Bank, to be held as cash collateral for future funding obligations of such Defaulting Lender with respect to any participation in any Swing Line Advance or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Paying Agent; fifth, if so determined by the Paying Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of such Defaulting Lender to fund Advances under this Agreement and (y) be held as cash collateral for future funding obligations of such Defaulting Lender with respect to any participation in any Swing Line Advances and/or Letter of Credit Advances; sixth, to the payment of any amounts owing to the Lenders, any Issuing Bank or Swing Line Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or Swing Line Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or Letter of Credit Advances in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Advances or Letter of Credit Advances were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and Letter of Credit Advances owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or Letter of Credit Advances owed to, such Defaulting Lender, until such time as all Advances and funded and unfunded participations in Letter of Credit Advances and Swing Line Advances are held by the Lender Parties pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.15(a)(iii).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Reallocation of Pro Rata Shares to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund purchases in Letters of Credit Advances or Swing Line Advances pursuant to Sections 2.02(b) and 2.03(c), the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of such Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, (x) at the date the applicable Lender becomes a Defaulting Lender and (y) at the date of such reallocation, no Default or

Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit Advances and Swing Line Advances shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Advances of that Lender.

(iv)                              Certain Amounts.  Except as otherwise provided in Section 2.08, a Defaulting Lender shall be entitled to receive any and all amounts payable to such Defaulting Lender pursuant to the terms hereof (including, without limitation, fees, expenses, reimbursements, and repayments and prepayments of Advances and any interest thereon) for any period during which such Lender is a Defaulting Lender; provided, however, that such Defaulting Lender shall only be entitled to receive fees, interest and repayments and prepayments of Advances to the extent allocable to the sum of (1) the outstanding principal amount of the Advances funded by it, and (2) its Pro Rata Share of the stated amount of Letters of Credit for which it has provided cash collateral satisfactory to the applicable Issuing Bank pursuant to Section 2.03(a).

(b)                                 Defaulting Lender Cure.  If the Borrower, the Paying Agent, Swing Line Bank and each Issuing Bank agree in writing in their sole discretion that a Defaulting Lender is no longer a Defaulting Lender, then the Paying Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Paying Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit Advances and Swing Line Advances to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.15(a)(iii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.16.                                        Evidence of Debt.

(a)                                 Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.  The Borrower agrees that upon notice by any Lender Party to the Borrower (with a copy of such notice to the Paying Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Paying Agent, a Revolving Credit Note substantially in the form of Exhibit A hereto, respectively, payable to the order of such Lender Party in a principal amount equal to the Revolving Credit

Commitment of such Lender Party.  All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

(b)                                 The Register maintained by the Paying Agent pursuant to Section 8.07(d) shall include an account for each Lender Party, in which account shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder, and (iv) the amount of any sum received by the Paying Agent from the Borrower hereunder and each Lender Party’s share thereof.

(c)                                  Entries made in good faith by the Paying Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Paying Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

Section 2.17.                                        Increases in Credit Facilities.

(a)                                 Request for Increase.  Provided that (i) there exists no Default, (ii) the Borrower shall be in compliance with the covenants contained in Section 5.04 (as determined on a Pro Forma Basis, (x) after giving full effect to the incurrence of the requested Incremental Facility, and (y) assuming for such purposes that all Incremental Revolving Credit Commitments under all previously incurred and then-outstanding Incremental Revolving Credit Facilities, and all Incremental Revolving Credit Commitments under the requested Incremental Revolving Facility (if any), are fully drawn) and (iii)  the incurrence of such Debt and the Liens securing such Debt shall be permitted under the Related Documents and all other documents evidencing Debt incurred pursuant to Section 5.02(b)(i)(C), upon written notice to the Paying Agent, the Borrower may, from time to time, on the terms and conditions set forth in the applicable Incremental Assumption Agreement, request (x) an increase in the Revolving Credit Facility (each an “Incremental Revolving Credit Facility”), (y) the upsizing of an existing Incremental Term Facility or the creation of one or more new term loan facilities (each an “Incremental Term Facility” and, together with any Incremental Revolving Credit Facility, an “Incremental Facility”); provided, that with respect to a Limited Condition Acquisition, the requirements of the preceding clauses (i) and (ii) shall be modified as provided in Section 1.08 of this Agreement; provided, however, that in no event shall the aggregate principal amount of all Incremental Facilities incurred after the Closing Date exceed the Incremental Amount at such time; provided, further that any such request for an Incremental Facility shall be in a minimum amount of $25,000,000.  If the Borrower elects to request that existing Revolving Credit Lenders participate in an Incremental Facility, then at the time of sending such notice, the Borrower shall request that the Paying Agent promptly notify the Revolving Credit Lenders of such request and (in consultation with the Paying Agent) shall specify the time period within which each Revolving Credit Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Revolving Credit Lenders).

(b)                                 Lender Elections to Increase.  If requested by the Borrower to participate in an Incremental Facility, each Lender shall notify the Paying Agent within such time period as set forth in the notice referred to in clause (a) whether or not it agrees to participate in the Incremental Facility and, if so, by what principal amount.  Any Lender not responding within such time period shall be deemed to have declined to participate in the applicable Incremental Facility.  The Paying Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.

(c)                                  Additional Lenders.  Subject to the approval of the Administrative Agent and the Joint Lead Arrangers and, in the case of any Incremental Revolving Credit Facility, each Issuing Bank and the Swing Line Bank (which approvals shall not be unreasonably withheld), the Borrower may, in lieu of or in addition to requesting that existing Lenders provide such increase, invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and the Joint Lead Arrangers, and their respective counsel.

(d)                                 Terms and Conditions of Incremental Facilities.  Each Incremental Revolving Credit Facility shall be on the same terms and conditions as are applicable to the existing Revolving Credit Facility.  Each Incremental Term Facility shall (A) be a senior secured term loan that is pari passu as to right of payment and security with the Revolving Credit Facility, (B) not be guaranteed by any Person that is not a Guarantor of the Revolving Credit Facility and the other Facilities under this Agreement, (C) be secured only by the Collateral (and be subject to the Collateral release and re-pledge provisions set forth in Section 8.12, and the definitions used therein or related thereto), (D) mature no earlier than the Latest Maturity Date, (E) at the time it is made, have a weighted average life to maturity that is no shorter than the longest remaining weighted average life to maturity of any then-outstanding Incremental Term Facility, (F) have terms and conditions (excluding interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts and prepayment or redemption premiums and terms) consistent with the Revolving Credit Facility, and to the extent not consistent with the terms and conditions of the Revolving Credit Facility due to the nature of such loans as term loans, subject to the consent of the Administrative Agent (not to be unreasonably withheld or delayed), (G) not have the benefit of any financial maintenance covenants more restrictive or onerous than the covenants set forth in Section 5.04 unless the Lenders under the other Facilities also have the benefit of such financial maintenance covenant on the same terms, or such financial maintenance covenant applies only after the latest Maturity Date then applicable to any Facility, and (H) require that any mandatory prepayments be made in accordance with Section 2.06(b) hereof.

(e)                                  In connection with any Incremental Facility this Agreement may be amended pursuant to the applicable Incremental Assumption Agreement, which shall have been executed and delivered by the Borrower, the Administrative Agent and the Joint Lead Arrangers, to reflect any technical changes necessary to give effect to such increase in accordance with its terms as set forth herein and to reflect such increase as a facility hereunder, which may include the addition of an Incremental Term Facility as a new term facility and the inclusion of any such new term facility in calculations of amounts outstanding under this Agreement and in the provisions relating to prepayments set forth in Section 2.06 and to amendments and waivers set forth in Section 8.01.

(f)                                   Effective Date and Allocations.  After satisfaction of the conditions set forth in this Section 2.17 with respect to the applicable Incremental Facility, the Paying Agent and the Borrower shall determine the effective date (the “Incremental Facility Effective Date”) and the final allocation of such Incremental Facility.  The Paying Agent shall promptly notify the Borrower and the Appropriate Lenders (including Eligible Assignees that become Lenders in accordance with clause (c) above) of the final allocation of such Incremental Facility and the Incremental Facility Effective Date.

(g)                                  Conditions to Effectiveness of Increase.  As a condition precedent to such Incremental Facility, the Borrower shall deliver to the Paying Agent a certificate of each Loan Party dated as of the Incremental Facility Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to the Incremental Facility, and (ii) in the case of the Borrower, certifying that, before and after giving effect to the Incremental Facility, and the drawings thereunder on the relevant Incremental Facility Effective Date, (A) the representations and warranties contained in Article IV and the other Loan Documents are true and correct on and as of the Incremental Facility Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.17, the representations and warranties contained in subsections (g) and (h) of Section 4.01 shall be deemed to refer to the most recent statements furnished pursuant to subsections (b) and (c), respectively, of Section 5.03, (B) no Default exists or would exist after giving full pro forma effect to the requested Incremental Facility, (C) the Borrower is in compliance with the covenants in Section 5.04 (determined on a Pro Forma Basis (x) after giving full effect to the incurrence of the requested Incremental Facility, and (y) assuming for such purposes that all Incremental Revolving Credit Commitments under all previously incurred and then-outstanding Incremental Revolving Credit Facilities, and all Incremental Revolving Credit Commitments under the requested Incremental Revolving Facility (if any), are fully drawn) and (D) the incurrence of such Debt and the Liens securing such Debt is permitted under the Related Documents and all other documents evidencing Debt incurred pursuant to Section 5.02(b)(i)(C)  (together with calculations in detail reasonably satisfactory to the Joint Lead Arrangers); provided, that with respect to a Limited Condition Acquisition, the requirements of the preceding clauses (A), (B) and (C) shall be modified as provided in Section 1.08 of this Agreement.  In the case of an Incremental Revolving Credit Facility, the Borrower shall prepay any Revolving Credit Advances outstanding on the Incremental Facility Effective Date (and pay any additional amounts required pursuant to Section 8.04(c)) to the extent necessary to keep the outstanding Revolving Credit Advances ratable with any revised Pro Rata Shares arising from any nonratable increase in the Revolving Credit Commitments under this Section.

(h)                                 Conflicting Provisions.  This Section 2.17 shall supersede any provisions in Section 2.13 or 8.01 to the contrary.

(i)                                     Incremental Equivalent Debt.

(i)                                     The Borrower may from time to time, upon prior written notice to the Administrative Agent specifying in reasonable detail the proposed terms thereof, issue one or more series of senior notes ranking pari passu in right of payment with the Revolving Credit Facility, unsecured or secured and ranking pari passu in right of security with, or junior in right of security to, the Revolving Credit Facility (such notes, collectively, “Incremental Equivalent Debt”) in an aggregate amount not to exceed the Incremental Amount (at the time of issuance) (which shall be in minimum increments of $5,000,000 and a minimum amount of $25,000,000 or equal to the remaining Incremental Amount).

(ii)                                  Each issuance of Incremental Equivalent Debt shall be on the terms set forth in this clause (ii), and as a condition precedent to the effectiveness of such issuance, the Borrower shall have delivered to the Administrative Agent a certificate dated as of the date of issuance of the Incremental Equivalent Debt signed by a Responsible Officer of such Borrower certifying as to the Borrower’s compliance with the following sub-clauses (A) through (I) in respect of such issuance of Incremental Equivalent Debt, and attaching the resolutions adopted by the Borrower approving or consenting to the effectiveness of such Incremental Equivalent Debt: (A) such Incremental Equivalent Debt shall not be guaranteed by any Person that is not a Guarantor of the Facilities under this Agreement; (B) if such Incremental Equivalent Debt is secured, it shall be secured only by the Collateral and, if secured, shall be subject to an intercreditor agreement on customary intercreditor terms that is reasonably acceptable to the Administrative Agent (and such Incremental Equivalent Debt (x) shall be subject to collateral release provisions on the same terms as those set forth in Section 8.12, and (y) may be subject to collateral re-pledge provisions on the same terms as those set forth in Section 8.12; provided, that in no event shall any Incremental Equivalent Debt be secured at any time when the Revolving Credit Facility is unsecured); (C) the maturity date of such Incremental Equivalent Debt shall be no earlier than 91 days after the Latest Maturity Date; (D) the weighted average life to maturity of such Incremental Equivalent Debt shall be no shorter than the longest remaining weighted average life to maturity of any Incremental Term Facility outstanding at the time of the issuance of the Incremental Equivalent Debt; (E) such Incremental Equivalent Debt shall not be subject to any mandatory redemption or prepayment provisions or rights (except (1) customary change of control provisions, and (2) other mandatory redemption or prepayment provisions to the extent any such mandatory redemption or prepayment is required to be applied pro rata in accordance with sub-clause (H) below); (F) the terms and conditions of such Incremental Equivalent Debt (excluding interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts and prepayment or redemption premiums and terms) shall be on market terms for comparable senior notes (as determined by the Company in good faith, and subject to the reasonable consent of the Administrative Agent) and in any event, if not consistent with the terms and conditions of the Facilities, then the terms and conditions of such Incremental Equivalent Debt, taken as a whole, shall not be materially more restrictive or burdensome on the Loan Parties than the terms and conditions of the Facilities, taken as a whole; (G) such Incremental Equivalent Debt shall not have the benefit of any financial maintenance covenants more restrictive or onerous than the covenants set forth in Section 5.04 unless the Lenders hereunder shall also have the benefit of such financial maintenance covenant on the same terms or such financial maintenance covenant applies only after the latest Maturity Date then applicable to any Facility; (H) any mandatory prepayments of (1) any Incremental Equivalent Debt that is unsecured, or is secured on a junior lien basis to the Revolving Credit Facility may not be made except to the extent that prepayments of such debt are not prohibited under this Agreement and to the extent required hereunder or pursuant to the terms of any Incremental Term Facility and any outstanding Incremental Equivalent Debt that is secured on a pari passu basis with the Revolving Credit Facility, is first made or offered to the Lenders hereunder and under any Incremental Term Advances and any holders of such Incremental Equivalent Debt that is secured on a pari passu basis with the Revolving Credit Facility, and (2) any Incremental Equivalent Debt that is secured on a pari passu basis with the Revolving Credit Facility may be made on a pro rata basis or less than a pro rata basis with the Revolving Credit Facility, any Incremental Term Facility and any Incremental Equivalent Debt that is secured on a pari passu basis with the Revolving Credit Facility; and (I) no Default (except in the connection with a Limited Condition Acquisition, in which case the standard shall be no Specified Event of Default) shall have occurred and be continuing or would result from such the issuance of such Incremental Equivalent Debt.

(iii)                               In addition, a portion of such “Incremental Equivalent Debt” may be incurred by the Borrower in the form of short-term bridge loan or other interim credit facilities intended to be refinanced or replaced with long term indebtedness, and ranking pari passu in right of payment with the Revolving Credit Facility, and unsecured or secured and ranking pari passu in right of security with the Revolving Credit Facility (“Incremental Equivalent Bridge Loans”), so long as (A) no more than $750,000,000 in aggregate principal amount of such Incremental Equivalent Bridge Loans shall be outstanding at any time; (B) such Incremental Equivalent Bridge Loans, and the making thereof, are all in compliance with the requirements of sub-clauses (A), (B), (F), (G) and (I) of Section 2.17(i)(ii); (C) such Incremental Equivalent Bridge Loans include customary “rollover provisions” for a term that, when included in the determination of the maturity date of such Incremental Equivalent Bridge Loans, satisfies the requirements of sub-clauses (C) and (D) of Section 2.17(i)(ii); (D) except with respect to customary mandatory prepayment, repurchase or redemption provisions in effect prior to the first anniversary of the making thereof, such Incremental Equivalent Bridge Loans are in compliance with the requirements of sub-clauses (D) and (E) of Section 2.17(i)(ii); and (E) the Borrower shall have delivered to the Administrative Agent a certificate dated as of the date of the making of such Incremental Equivalent Debt signed by a Responsible Officer of such Borrower certifying as to the Borrower’s compliance with the preceding sub-clauses (A) through (D) of this Section 2.17(i)(ii).

(iv)                              Amendments. The Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower or any other Loan Party as may be necessary in order to (i) secure any Incremental Equivalent Debt with the Collateral and/or (ii) to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with incurrent of any Incremental Facility or the issuance of such Incremental Equivalent Debt, in each case on terms consistent with the relevant provisions of this Section 2.17(i).

Section 2.18.                                        LIBOR Successor Rate

(a)                                 Notwithstanding anything herein to the contrary, if the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that either (i) (A) the circumstances set forth in Section 2.10(c) have arisen and are unlikely to be temporary, or (B) the circumstances set forth in Section 2.10(c) have not arisen but the applicable supervisor or administrator (if any) of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying the specific date after which the LIBOR or the LIBOR Screen Rate shall no longer be used for determining interest rates for loans in Dollars or any Alternative Currency (either such date, a “LIBOR Termination Date”), or (ii) a rate other than LIBOR has become a widely recognized benchmark rate for newly originated loans in Dollars or an applicable Alternative Currency in the U.S. market, then the Administrative Agent may (in consultation with the Borrower) choose a replacement index for LIBOR in respect of Loans in Dollars or the applicable Alternative Currency, as the case may be, and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in LIBOR-based interest rate in effect prior to its replacement.

(b)                                 The Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Administrative Agent, for the implementation and administration of the replacement index-based rate.  Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 8.01, such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. New York City time on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Lenders, unless the Administrative Agent receives, on or before such tenth (10th) Business Day, a written notice from the Required Lenders stating that such Lenders object to such amendment.

(c)                                  Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a LIBOR-based rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (A) the effects of the transition from LIBOR to the replacement index and (B) yield- or risk-based differences between LIBOR and the replacement index.

(d)                                 Until an amendment reflecting a new replacement index in accordance with this Section 2.18 is effective, each advance, conversion and renewal of a Eurodollar Rate Advance will continue to bear interest with reference to LIBOR; provided however, that if the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all Eurodollar Rate Advances shall automatically be converted to (i) if such Loan is in Dollars, to a Base Rate Advance and (ii) if such Loan is in an Alternative Currency to which such LIBOR Termination Date applies, a Base Rate Advance in Dollars, in each case, until such time as an amendment reflecting a replacement index and related matters as described above is implemented.

(e)                                  Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.

ARTICLE III

CONDITIONS OF EFFECTIVENESS, LENDING AND
ISSUANCES OF LETTERS OF CREDIT

Section 3.01.                                        Conditions Precedent to the Closing Date.  The effectiveness of this Third Amended and Restated Credit Agreement, and the obligation of each Lender to make an Advance or of any Issuing Bank to issue a Letter of Credit, and the occurrence of the Closing Date, is subject to the satisfaction of the following conditions precedent:

(a)                                 The Administrative Agent shall have received on or before the Closing Date the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Joint Lead Arrangers and the Administrative Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender Party:

(i)                                     Notes payable to the order of the Lenders to the extent timely requested by such Lenders, pursuant to Section 2.16.

(ii)                                  The Administrative Agent shall have received a copy of (A) this Agreement, (B) the Subsidiary Guaranty,(C) the Security Agreement, and (D) the Subordinated Intercompany Note, in each case duly executed and delivered by each party thereto.

(iii)                               Certified copies of (A) the resolutions of the board of directors or of the members or managers of each Loan Party approving the Transaction and each Loan Document to which it is or is to be a party, and (B) all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the Transaction and each Loan Document to which it is or is to be a party.

(iv)                              A copy of a certificate of the Secretary of State of the jurisdiction of incorporation or organization of each Loan Party, dated reasonably near the Closing Date, certifying (A) as to a true and correct copy of the charter, articles of incorporation or articles of organization, as the case may be (“Organizational Documents”) of such Loan Party and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such Loan Party’s Organizational Documents on file in such Secretary’s office, (2) if applicable, such Loan Party has paid all franchise taxes to the date of such certificate and (C) such Loan Party is duly incorporated or organized and in good standing or presently subsisting under the laws of the State of the jurisdiction of its incorporation or organization.

(v)                                 A copy of a certificate of the Secretary of State of each jurisdiction reasonably requested by the Joint Lead Arrangers, dated reasonably near the Closing Date, stating that a Loan Party is duly qualified and in good standing as a foreign entity in such State and has filed all annual reports required to be filed to the date of such certificate.

(vi)                              A certificate of each Loan Party, signed on behalf of such Loan Party by a Responsible Officer, dated the date of the Closing Date (the statements made in which certificate shall be true on and as of the Closing Date), certifying as to (A) the absence of any amendments to the Organizational Documents of such Loan Party since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(iv), (B) a true and correct copy of the bylaws or operating agreement, as applicable, of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(a)(iii) were adopted and on the date of the Closing Date, (C) the due incorporation/organization and good standing or valid existence of such Loan Party as a corporation or limited liability company organized under the laws of the jurisdiction of its incorporation or organization, and the absence of any proceeding for the dissolution or liquidation of such Loan Party, and (D) with respect to the certificate of the Borrower only (x) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the date of the Closing Date and (y) the absence of any event occurring and continuing, or resulting from the Closing Date, that constitutes a Default.

(vii)                           A certificate of a Responsible Officer of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(viii)                        Certified copies of each of the Related Documents, duly executed by the parties thereto and in form and substance satisfactory to the Lender Parties, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent or the Joint Lead Arrangers shall request.

(ix)                              A solvency certificate, in substantially the form of Exhibit F, attesting to the Solvency of the Borrower and its Consolidated Subsidiaries, taken as a Consolidated whole, both before and after giving effect to the Transaction, from the Chief Financial Officer of the Borrower.

(x)                                 Audited annual financial statements dated December 31, 2017, interim financial statements dated the end of the most recent fiscal quarter for which financial statements are available, pro forma Consolidated financial statements as to the Borrower and its Subsidiaries and forecasts prepared by management of the Borrower, in form and substance satisfactory to the Administrative Agent and the Joint Lead Arrangers, of balance sheets, income statements and cash flow statements on an annual basis for each year following the Closing Date until the Termination Date.

(xi)                              [Reserved].

(xii)                           A favorable opinion of Barrett McNagny, LLP counsel for the Loan Parties, in substantially the form of Exhibit G hereto and as to such other matters as the Administrative Agent or the Joint Lead Arrangers may reasonably request, and, if applicable, a favorable opinion of appropriate local counsel to the Loan Parties.

(xiii)                        Evidence satisfactory to the Administrative Agent and the Joint Lead Arrangers that a nationally recognized Process Agent shall have been appointed as Process Agent under Section 8.13 hereof.

(b)                                 The Administrative Agent and the Joint Lead Arrangers shall be satisfied with the corporate and legal structure and capitalization of each Loan Party and each of its Subsidiaries the Equity Interests in which Subsidiaries are being pledged pursuant to the Loan Documents, including the terms and conditions of the charter, bylaws and each class of Equity Interest in each Loan Party and each such Subsidiary and of each agreement or instrument relating to such structure or capitalization.

(c)                                  All Equity Interests of the Guarantors shall be owned by the Borrower or one or more of the Borrower’s Subsidiaries, in each case free and clear of any Lien other than Liens created under the Loan Documents.

(d)                                 The Administrative Agent and the Joint Lead Arrangers shall be satisfied that all Existing Debt, other than Surviving Debt, has been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished and that all Surviving Debt shall be on terms and conditions satisfactory to the Administrative Agent and the Joint Lead Arrangers.

(e)                                  Before giving effect to the Transaction, there shall have occurred no Material Adverse Change since December 31, 2017.

(f)                                   There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect other than the matters described on Schedule 4.01(f) hereto (the “Disclosed Litigation”) or (ii) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the Transaction, and there shall have been no adverse change in the status, or financial effect on, any Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.

(g)                                  All governmental and third party consents and approvals necessary in connection with the Transaction shall have been obtained (without the imposition of any conditions that are not acceptable to the Joint Lead Arrangers and the Administrative Agent) and shall remain in effect; and no law or regulation shall be applicable in the judgment of the Joint Lead Arrangers and the Administrative Agent, in each case that restrains, prevents or imposes materially adverse conditions upon the Transaction.

(h)                                 The Borrower shall have paid (i) all accrued fees of the Joint Lead Arrangers, the Agents and the Lender Parties and all accrued expenses of the Joint Lead Arrangers (including the accrued fees and expenses of counsel to the Joint Lead Arrangers and the Administrative Agent, and local counsel to the Lender Parties), and (ii) all accrued and unpaid interest, fees, expenses, and reimbursement Obligations pursuant to the terms of the Existing Credit Agreement or otherwise due in respect of the Existing Credit Facilities.

(i)                                     The Refinancing shall have been consummated or shall be consummated or concurrently consummated with the Closing Date, all advances and other amounts owing under the Existing Credit Agreement shall have been repaid in full (or, at the election of the applicable Existing Lenders which are also Initial Lenders hereunder, outstanding advances exchanged for Advances, pursuant the applicable provisions of Section 2.01 hereof).  The commitments thereunder shall have terminated and the letters of credit issued thereunder shall have been canceled or the reimbursement of draws thereunder provided for in a manner acceptable to the Paying Agent (it being understood that treating such letters of credit as Existing Letters of Credit hereunder is acceptable to the Paying Agent), and all Liens and guaranties supporting any Debt under the Existing Credit Agreement shall have been fully released and terminated.

(j)                                    The Lenders shall have received evidence that all insurance required to be maintained pursuant to Section 5.01 hereof has been obtained and is in effect, together with all certificates of insurance corresponding thereto, which certificates shall name the Collateral Agent, on behalf of the Secured Parties, as an additional insured or loss payee, as the case may be.

(k)                                 Each of the Security Agreement and the Subsidiary Guaranty shall be in full force and effect, duly executed by and enforceable against (i) the Borrower, in the case of the Security Agreement, and (b) each Subsidiary of the Borrower that is required to be a party thereto pursuant to the terms of this Agreement, in the case of the Security Agreement and the Subsidiary Guaranty.

(l)                                     The Borrower shall be in compliance with Section 1 of the Security Agreement and shall otherwise be in compliance with all of the terms and conditions set forth in the Security Agreement.  Each Subsidiary that is required pursuant to the terms of this Agreement to be a party to the Security Agreement and the Subsidiary Guaranty shall be in compliance with Section 1 of the Security Agreement and Section 1 of the Subsidiary Guaranty and shall otherwise be in compliance with all of the terms and conditions set forth in the Security Agreement and the Subsidiary Guaranty.

(m)                             The Administrative Agent (or the Administrative Agent’s counsel, on its behalf) shall have received certified copies of UCC, tax, litigation and judgment lien searches, or, if applicable, equivalent searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches as the Administrative Agent may reasonably request.

(n)                                 The Administrative Agent (or the Administrative Agent’s counsel, on its behalf) shall have received evidence of the completion of all other recordings and filings of or with respect to the Security Agreement and the taking of all other actions that the Administrative Agent and the Collateral Agent may deem necessary or desirable in order to perfect and maintain the Liens on the Collateral created thereby.

(o)                                 The Administrative Agent and the Lender Parties shall have received, at least five (5) Business Days prior to the Closing Date, an executed Certificate of Beneficial Ownership (in form and substance acceptable to the Administrative Agent and each Lender Party), and all other documentation and other information reasonably requested at least ten (10) days prior to the Closing Date in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Section 3.02.                                        Conditions Precedent to Each Borrowing and Issuance and Renewal.  The obligation of each Appropriate Lender to make an Advance (other than a Letter of Credit Advance made by an Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and a Swing Line Advance made by a Revolving Credit Lender pursuant to Section 2.02(b)) on the occasion of each Borrowing (including the initial Borrowing), and the obligation of an Issuing Bank to issue a Letter of Credit (including the initial issuance) or renew a Letter of Credit and the right of the Borrower to request a Swing Line Borrowing, shall be subject to the further conditions precedent that on the date of such Borrowing or issuance or renewal (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Swing Line Borrowing, Notice of Issuance or Notice of Renewal and the acceptance by the Borrower of the proceeds of such Borrowing or of such Letter of Credit or the renewal of such Letter of Credit shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing or issuance or renewal such statements are true):

(i)                                     the representations and warranties contained in each Loan Document are true and correct in all material respects (provided, that those representations and warranties which are already qualified as to materiality or as to Material Adverse Effect shall be true and correct in all respects (after giving effect to such qualification therein)) on and as of such date, before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing or issuance or renewal, in which case as of such specific date;

(ii)                                  no Default has occurred and is continuing, or would result from such Borrowing or issuance or renewal or from the application of the proceeds therefrom;

(iii)                               [Reserved]; and

(iv)                              after giving effect to such Borrowing, the Borrower is in compliance, on a Pro Forma Basis, with the covenants (including restrictions on liens and debt) set forth in each of the Related Documents and all other documents evidencing Debt incurred pursuant to Section 5.02(b)(i)(C);

(b)                                 in the case of a Borrowing to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Paying Agent, the Required Lenders (in the case of any Advances to be denominated in an Alternative Currency) or the Issuing Bank (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Borrowing to be denominated in the relevant Alternative Currency; and

(c)                                  the Administrative Agent shall have received such other approvals, opinions or documents as the Administrative Agent or the Joint Lead Arrangers may reasonably request.

Section 3.03.                                        Determinations Under Section 3.01.  For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Paying Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Closing Date specifying its objection thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01.                                        Representations and Warranties of the Borrower.  The Borrower represents and warrants as follows:

(a)                                 Each Loan Party and each of its Subsidiaries (i) is a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing as a foreign corporation or limited liability company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite entity power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.  Set forth on Schedule 4.01(a) hereto is a complete and accurate list of all Loan Parties, showing as of the date hereof (as to each Loan Party) the jurisdiction of its formation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its formation.  The copy of the charter of each Loan

Party and each amendment thereto provided pursuant to Section 3.01(a)(vii) is a true and correct copy of each such document, each of which is valid and in full force and effect.

(b)                                 Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation, the number of shares of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof.  All of the outstanding Equity Interests in each Loan Party’s Subsidiaries has been validly issued, are fully paid and non-assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except those created under the Collateral Documents.

(c)                                  The execution, delivery and performance by each Loan Party of each Transaction Document to which it is or is to be a party, and the consummation of the Transaction, are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party’s charter or bylaws, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.  No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.

(d)                                 No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Transaction Document to which it is or is to be a party, or for the consummation of the Transaction, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by any Agent or any Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(d) hereto, all of which have been duly obtained, taken, given or made and are in full force and effect.  All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan

Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

(e)                                  This Agreement has been, and each other Transaction Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto.  This Agreement is, and each other Transaction Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party party in accordance with its terms.

(f)                                   There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the Transaction, and there has been no material adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.

(g)                                  The Consolidated balance sheet of the Borrower and its Subsidiaries as at, December 31, 2017, and the related Consolidated statement of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an unqualified opinion of Ernst & Young LLP, independent public accountants, and the Consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2018, and the related Consolidated statements of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for the three months then ended, duly certified by the Chief Financial Officer of the Borrower, copies of which have been furnished to each Lender Party, fairly present, subject, in the case of said balance sheet as at March 31, 2018, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP applied on a consistent basis, and since December 31, 2017, there has been no Material Adverse Change and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.  Each reconciliation for the Borrower on a stand-alone basis with respect to each of the financial statements referred to above as at each such date for each such period, duly certified by the Chief Financial Officer of the Borrower, a copy of which has been furnished to each Lender Party, fairly present the financial condition and results of operations of the Borrower on a stand-alone basis as at each such date.

(h)                                 The Consolidated forecasted balance sheet, statement of income and statement of cash flows of the Borrower and its Subsidiaries delivered to the Lender Parties pursuant to Section 3.01(a)(xi) or Section 5.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial performance.

(i)                                     Neither the Information Memorandum nor any other information, exhibit or report furnished by or on behalf of any Loan Party to any Agent or any Lender Party in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

(j)                                    Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(k)                                 Neither any Loan Party nor any of its Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.  Neither any Loan Party nor any of its Subsidiaries is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.  Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Transaction Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(l)                                     Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that could be reasonably likely to have a Material Adverse Effect.

(m)                             All filings and other actions necessary or advisable to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral securing the payment of the Secured Obligations.  The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

(n)                                 Each Loan Party is, individually and together with its Subsidiaries, Solvent.

(o)                                 Set forth on Schedule 4.01(o) hereto is a complete and accurate list of all Plans, Multiemployer Plans and Welfare Plans.

(i)                                     No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of any Loan Party or any ERISA Affiliate.

(ii)                                  Schedule SB (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lender Parties, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule SB there has been no material adverse change in such funding status.

(iii)                               Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(iv)                              Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent or has been terminated, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status within the meaning of Section 305 of ERISA, and no such Multiemployer Plan is reasonably expected to be insolvent or to be terminated, within the meaning of Title IV of ERISA or to be in “endangered” or “critical” status within the meaning of Section 305 of ERISA.

(p)                                 Except for costs and liabilities that could not reasonably be expected to exceed (1) reserves for environmental costs and liabilities such as (x) those appearing on the Consolidated balance sheet of the Borrower and its Subsidiaries from time to time as accrued liabilities or escrowed funds, or (y) those covered by proceeds of applicable insurance policies, letters of credit, bonds or similar risk management instruments, plus (2) $20,000,000, in the aggregate:

(i)                                     the operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(ii)                                  none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries; and

(iii)                               neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

(q)                                 Neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement.

(i)                                     Each Loan Party and each of its Subsidiaries and Affiliates has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

(ii)                                  Set forth on Part I of Schedule 4.01(q) hereto is a complete and accurate list, as of the date hereof, of each taxable year of each Loan Party and each of its Subsidiaries and Affiliates for which Federal income tax returns have been filed and for which the expiration of the applicable statute of limitations for assessment or collection has not occurred by reason of extension or otherwise (an “Open Year”).

(iii)                               There are no pending tax audits or examinations, except as set forth on Part II of Schedule 4.01(q) hereof, and no deficiencies or other claims for unpaid taxes are proposed in writing in respect of taxes (Federal, state, local and foreign) due from, or with respect to, any of the Loan Parties, their Subsidiaries or Affiliates or with respect to any tax return filed by, or in respect of, any of them, except as set forth on Part II of Schedule 4.01(q) hereof.

(r)                                    Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could be reasonably likely to have a Material Adverse Effect.  Each Loan Party and each Subsidiary thereof maintains insurance with responsible, financially sound and reputable insurance companies, in compliance with the requirements of Section 5.01(d), and in such amounts, with such deductibles and covering such properties and assets, and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar assets and properties in localities where each such Loan Party or the applicable Subsidiary operates.

(s)                                   Set forth on Schedule 4.01(s) hereto is a complete and accurate list of each individual incurrence or issuance of Existing Debt with an outstanding principal amount in excess of $10 million as of the Closing Date (other than Surviving Debt), showing as of the date hereof the obligor and the principal amount outstanding thereunder.

(t)                                    Set forth on Schedule 4.01(t) hereto is a complete and accurate list of each individual incurrence or issuance of Debt with an outstanding principal amount in excess of $10 million as of the Closing Date which will remain outstanding after giving effect to the consummation of the Transaction (and which will constitute “Surviving Debt” after the consummation of the Transaction), showing as of the date hereof the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.

(u)                                 (i)  Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)                                  Set forth on Schedule 4.01(u) hereto is a complete and accurate list of all Liens on the property or assets of any Loan Party or any of its Subsidiaries, showing as of the date hereof (x) the lienholder thereof, (y) to the extent that the principal amount secured thereby exceeds $5 million, the principal amount of the obligations secured thereby, and (z) the property or assets of such Loan Party or such Subsidiary subject thereto.  The property and assets of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 4.01(u), and as otherwise permitted by Section 5.02(a).

(v)                                 Set forth on Schedule 4.01(v) hereto is a complete and accurate list of all Investments in excess of $25 million held by any Loan Party or any of its Subsidiaries on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

(w)                               Set forth on Schedule 4.01(w) hereto is a complete and accurate list of all patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of each Loan Party or any of its Subsidiaries, showing as of the date hereof the jurisdiction in which registered, the registration number, the date of registration and the expiration date.

(x)                                 Neither any Loan Party nor any of its Subsidiaries are using the proceeds of the Advances for any purpose other than as permitted under this Agreement.

(y)                                 The Obligations under the Loan Documents constitute “Senior Debt” (or the equivalent term) as such term is defined in any agreement, indenture or other instrument pursuant to which any Debt that is subordinated to the Obligations of any Loan Party and each Subsidiary thereof under the Loan Documents is issued, to which any Loan Party or any of Subsidiaries thereof is a party and that contains such a definition or any similar definition.

(z)                                  No Covered Entity is a Sanctioned Person.  To the knowledge of the Borrower, no director, officer, employee, agent, affiliate or representative of any Covered Entity is a Sanctioned Person.  No Covered Entity, either in its own right or through any third party, (i) has any of its assets in a Sanctioned Country, a Designated  Jurisdiction or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, (ii) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country, a Designated  Jurisdiction or Sanctioned Person in violation of any Anti-Terrorism Law, or (iii) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(aa)                          The Borrower and its Subsidiaries, and all affiliates and representatives thereof, have conducted their business in compliance with all Anti-Corruption Laws and Anti-Terrorism Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws and applicable Sanctions.

(bb)                          Neither the Borrower nor any Guarantor is an EEA Financial Institution.

(cc)                            The Certificate of Beneficial Ownership for the Borrower executed and delivered to the Administrative Agent and the Lenders on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered.

ARTICLE V

COVENANTS OF THE BORROWER

Section 5.01.                                        Affirmative Covenants.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will:

(a)                                 Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, all Anti-Terrorism Laws and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970.  The Loan Parties shall provide to the Lenders any certifications or information that a Lender requests to confirm compliance by the Loan Parties with Anti-Terrorism Laws.

(b)                                 Payment of Taxes, Etc.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes,

assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c)                                  Compliance with Environmental Laws.  Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

(d)                                 Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance (i) in such amounts, with such deductibles and covering such properties and assets, and covering such risks as is usually carried by companies engaged in similar businesses and owning similar assets and properties in the same localities in which the Borrower or such Subsidiary operates, and (ii) provided by responsible, financially sound and reputable insurance companies or associations that are not Affiliates of any Loan Party, provided, that the Borrower and its Subsidiaries may self-insure through one or more captive insurance subsidiaries in respect of such risks with respect to which similarly situated companies of established reputation engaged in similar businesses commonly self-insure, so long as (A) such captive insurance companies do not underwrite or issue insurance (or similar) policies (x) with an individual maximum coverage amount in excess of $10 million or (y) with an aggregate maximum coverage amount for all such policies in excess of $30 million, and (B) the Borrower and its Subsidiaries shall obtain such additional or excess insurance from responsible, financially sound and reputable insurance companies or associations that are not Affiliates as is reasonably necessary to comply with the requirements of clause (i) of this Section 5.01(d).

(e)                                  Preservation of Corporate Existence, Etc.  Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence (and in the case of the Borrower, its existences as a registered organization in a state within the United States or in the District of Columbia), legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided, however, that (i) the Borrower may cause any of its Subsidiaries to change its legal structure and/or legal name so long as the Borrower has taken all actions to ensure that the Lenders maintain continuous first priority perfected liens in respect of any Collateral effected by any such change, and such change does not reduce, diminish, impair or otherwise disadvantage the Borrower, such Subsidiary or the Lender Parties in any material respect, (ii) the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(d) and (iii) neither the Borrower nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lender Parties.

(f)                                   Visitation Rights.  At any reasonable time and from time to time, permit any of the Agents or any of the Lender Parties, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

(g)                                  Keeping of Books.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(h)                                 Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(i)                                     Transactions with Affiliates and Excluded Subsidiaries.  Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates (including any Excluded Subsidiaries) on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

(j)                                    Covenant to Guarantee Obligations and Give Security.  Subject to the provisions of Section 8.12, upon (x) the request of the Collateral Agent following the occurrence and during the continuance of a Default, (y) the formation or acquisition of any new direct or indirect Subsidiaries by any Loan Party (unless, in the case of this clause (y), the Borrower otherwise elects by designating such Subsidiary as an Excluded Subsidiary in a writing delivered to the Joint Lead Arrangers within 30 days after the date of such formation or acquisition, in which case the provisions of this Agreement that by their terms become effective upon the Borrower’s making such election shall thereafter be in effect) or any Subsidiary’s ceasing to be an Excluded Subsidiary pursuant to the definition of “Excluded Subsidiary” or (z) the acquisition of any Subject Property by any Loan Party, and such Subject Property, in the judgment of the Collateral Agent, shall not already be subject to a perfected first priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties, then the Borrower shall, and in the case of clause (y), may, in each case at the Borrower’s expense:

(i)                                     in connection with the formation or acquisition of a Subsidiary, within 30 days after the later of (x) such formation or acquisition of any such Subsidiary and (y) the capitalization of such Subsidiary exceeding $10 million (the later of such dates, the “Joinder Date”), or within 30 days of any Subsidiary’s ceasing to be an Excluded Subsidiary, cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Collateral Agent (A) a guaranty or guaranty supplement, in form and substance satisfactory to the Collateral Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents, (B) a counterpart to the Subordinated Intercompany Note and (C) if such Subsidiary is a Guarantor, an endorsement to the Subordinated Intercompany Note (undated and endorsed in blank) in the form attached thereto, endorsed by such Subsidiary; provided, however, that notwithstanding the foregoing, if the capitalization of an Excluded Subsidiary of the Borrower which is designated as an Excluded Subsidiary pursuant to Section 5.02(e)(iii)(D) shall exceed $10 million at the time of such designation, such Excluded Subsidiary shall not be prevented from becoming an Excluded Subsidiary hereunder, and if the capitalization of an excluded Subsidiary designated pursuant to Section 5.02(e)(iii)(D) shall at any time after such designation exceed $10 million, such Excluded Subsidiary shall not cease to be an Excluded Subsidiary hereunder unless such cessation is otherwise required pursuant to another provision or requirement of this Agreement; provided, further, that if a Subsidiary has not executed and delivered to the Collateral Agent a counterpart to the Subordinated Intercompany Note because no Joinder Date has yet occurred with respect to such Subsidiary, then such Subsidiary shall not be permitted to incur intercompany indebtedness pursuant to Section 5.02(b)(ii)(A) until such time as it has executed and delivered to the Collateral Agent a counterpart to the Subordinated Intercompany Note,

(ii)                                  within 30 days after such request, Joinder Date or any Subsidiary’s ceasing to be an Excluded Subsidiary, furnish to the Collateral Agent a description of the personal properties of the Loan Parties and their respective Subsidiaries constituting Subject Property in detail satisfactory to the Collateral Agent,

(iii)                               within 30 days after such request, Joinder Date or any Subsidiary’s ceasing to be an Excluded Subsidiary, duly execute and deliver, and cause each such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver, to the Collateral Agent pledges, assignments, security agreement supplements and other security agreements, as specified by and in form and substance satisfactory to the Collateral Agent, securing payment of all the Obligations of the applicable Loan Party, such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such properties which constitute Subject Property,

(iv)                              within 30 days after such request, Joinder Date or any Subsidiary’s ceasing to be an Excluded Subsidiary, take, and cause such Subsidiary or such parent to take, whatever action (including, without limitation, the filing of Uniform Commercial Code financing statements, and the giving of notices) may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the Subject Property purported to be subject to the pledges, assignments, security agreement supplements and security agreements delivered pursuant to this Section 5.01(j), enforceable against all third parties in accordance with their terms,

(v)                                 within 60 days after such request, Joinder Date or any Subsidiary’s ceasing to be an Excluded Subsidiary, deliver to the Collateral Agent, upon the request of the Collateral Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Collateral Agent as to the matters contained in clauses (i), (iii) and (iv) above, as to such guaranties, guaranty supplements, pledges, assignments, security agreement supplements and security agreements being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms, as to the matters contained in clause (iv) above, as to such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such Subject Property, and as to such other matters as the Collateral Agent may reasonably request,

(vi)                              upon the occurrence and during the continuance of a Default, promptly cause to be deposited any and all cash dividends paid or payable to it or any of its Subsidiaries from any of its Subsidiaries from time to time into the Collateral Account, and with respect to all other dividends paid or payable to it or any of its Subsidiaries from time to time, promptly execute and deliver, or cause such Subsidiary to promptly execute and deliver, as the case may be, any and all further instruments and take or cause such Subsidiary to take, as the case may be, all such other action as the Collateral Agent may deem necessary or desirable in order to obtain and maintain from and after the time such dividend is paid or payable a perfected, first priority lien on and security interest in such dividends, and

(vii)                           at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Collateral Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, pledges, assignments, security agreement supplements and security agreements.

(k)                                 Further Assurances.  (i)  Promptly upon request by any Agent, or any Lender Party through the Paying Agent, correct, and cause each of its Subsidiaries promptly to correct, any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof,

(ii)                                  Promptly upon request by any Agent, or any Lender Party through the Paying Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender Party through the Paying Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so, and

(iii)                               Provide to the Administrative Agent and the Lender Parties: (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Administrative Agent and the Lender Parties; (ii) a new Certificate of Beneficial Ownership, in form and substance acceptable to the Administrative Agent and each Lender Party, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information and documentation as may reasonably be requested by Agent or any Lender Party from time to time for purposes of compliance by Agent or such Lender Party with applicable laws (including without limitation the Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Agent or such Lender Party to comply therewith.

(l)                                     Performance of Related Documents.  Perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms and provisions of each Related Document to be performed or observed by it, maintain each such Related Document in full force and effect, enforce such Related Document in accordance with its terms, take all such action to such end as may be from time to time requested by the Paying Agent and, upon request of the Paying Agent, make to each other party to each such Related Document such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Related Document.

(m)                             Preparation of Environmental Reports.  At the request of the Joint Lead Arrangers or the Collateral Agent from time to time, provide to the Lender Parties within 60 days after such request, at the expense of the Borrower, an environmental site assessment report for any of its or its Subsidiaries’ properties described in such request, prepared by an environmental consulting firm acceptable to the Joint Lead Arrangers or the Collateral Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Joint Lead Arrangers or the Collateral Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Joint Lead Arrangers or the Collateral Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Joint Lead Arrangers, the Lender Parties, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

(n)                                 Compliance with Terms of Leaseholds.  Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Paying Agent of any default by any party with respect to such leases and cooperate with the Paying Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

(o)                                 Use of Proceeds.  Use the proceeds of the Advances solely (i) for the Refinancing and to pay transaction fees and expenses incurred in connection therewith, and (ii) to provide working capital for the Loan Parties and for other general corporate purposes, including, without limitation, for purposes of making capital expenditures, share repurchases permitted under Section 5.02(g) and acquisitions and other Investments permitted under Section 5.02(f).

(p)                                 Anti-Money Laundering/International Trade Law Compliance.  Each Covered Entity shall comply with all Anti-Terrorism Laws and all Anti-Corruption Laws.  The Borrower shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event.

Section 5.02.                                        Negative Covenants.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will not, at any time:

(a)                                 Liens, Etc.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Borrower or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

(i)                                     Liens created under the Loan Documents;

(ii)                                  Permitted Liens;

(iii)                               Liens existing on the date hereof and described on Schedule 4.01(u) hereto;

(iv)                              purchase money Liens arising from financings upon or in real property or equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the Debt secured by Liens permitted by this clause (iv) shall be permitted under Section 5.02(b)(iii)(B);

(v)                                 Liens on or with respect to the Equity Interests or assets of a newly-formed or newly-acquired Subsidiary granted in connection with financing the formation of, or the acquisition of all of the Equity Interests or all or substantially all of the assets of, such Person, as contemplated in Section 5.02(f)(vii);

(vi)                              Liens (including precautionary Liens) arising pursuant to a Permitted Receivables Financing on receivables sold or financed in connection with such Permitted Receivables Financing in an aggregate amount not to exceed $500,000,000;

(vii)                           Precautionary Liens arising pursuant to a Permitted Supplier Receivables Sale Program that extend only to the accounts receivable subject thereto; and

(viii)                        Liens not otherwise permitted under this Section 5.02(a); provided that (A) such Liens shall not extend to or cover any Collateral, and during a Collateral Suspension Period, any properties or assets of any Loan Party that would be subject to a Lien in favor of the Collateral Agent for the benefit of the Secured Parties had such Collateral Suspension Period not occurred, and (B) the book value of the assets subject to such Liens shall not exceed, in the aggregate, at any time, the amount that is (1) the greater of (x) $650,000,000 and (y) 10.0% of the

Consolidated Net Tangible Assets of the Borrower and its Subsidiaries minus (2) the aggregate principal amount of Debt outstanding at such time that was incurred pursuant to Section 5.02(b)(ii)(B) below; and

(ix)                              Liens securing Incremental Equivalent Debt permitted under Section 2.17(i).

(b)                                 Debt.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i)                                     in the case of the Borrower or a Subsidiary Guarantor,

(A)                               Debt in respect of Hedge Agreements not otherwise prohibited by this Agreement;

(B)                               Debt owed to a Subsidiary Guarantor, which Debt (x) shall constitute Pledged Debt, (y) shall be subordinated to the Facilities and on terms acceptable to the Joint Lead Arrangers (including pursuant to the Subordinated Intercompany Note, which is acceptable to the Joint Lead Arrangers), and (z) shall be evidenced by promissory notes in form and substance satisfactory to the Joint Lead Arrangers (including the Subordinated Intercompany Note, which is satisfactory to the Joint Lead Arrangers), and such promissory notes shall be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Collateral Agent pursuant to the terms of the Security Agreement; and

(C)                               so long as no Event of Default has occurred and is continuing, or would result therefrom, (x) other unsecured Debt and (y) Debt secured by Liens permitted under Section 5.02(a)(viii); provided that before and after giving effect to such Debt, the Borrower is in compliance with the covenants in Section 5.04, calculated on a Pro Forma Basis, based on the financial statements most recently delivered pursuant to Section 5.03;

(ii)                                  in the case of any Subsidiary of the Borrower,

(A)                               Debt owed to the Borrower or to a Subsidiary Guarantor, provided that, in each case, such Debt (x) shall constitute Pledged Debt, (y) shall be subordinated to the Facilities and on terms acceptable to the Joint Lead Arrangers (including pursuant to the Subordinated Intercompany Note, which is acceptable to the Joint Lead Arrangers) and (z) shall be evidenced by promissory notes in form and substance satisfactory to the Joint Lead Arrangers (including the Subordinated Intercompany Note, which is satisfactory to the Joint Lead Arrangers), and such promissory notes shall be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Collateral Agent pursuant to the terms of the Security Agreement;

(B)                               so long as no Event of Default has occurred and is continuing or would result therefrom, other Debt of the Excluded Subsidiaries of the Borrower in an aggregate principal amount not to exceed the amount that is the greater of (x) $650,000,000 and (y) 10.0% of the Consolidated Net Tangible Assets of the Borrower and its Subsidiaries; and

(C)                               Debt of a newly-formed or newly-acquired Subsidiary owed to a Person financing the formation of such Subsidiary or the acquisition of all of the Equity Interests in or all or substantially all of the assets of such Subsidiary as contemplated by Section 5.02(f)(vii);

(iii)                               in the case of the Borrower and its Subsidiaries,

(A)                               Debt under the Loan Documents;

(B)                               so long as no Event of Default has occurred and is continuing, or would result therefrom, Debt secured by Liens permitted by Section 5.02(a)(iv); provided, that before and after giving effect to such Debt, the Borrower is in compliance with the financial covenants set forth in Section 5.04 hereof, calculated on a Pro Forma Basis, based on the financial statements most recently delivered pursuant to Section 5.03;

(C)                               the Surviving Debt, and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, any Surviving Debt, provided that the terms of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Loan Documents, provided further that the principal amount of such Surviving Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing (except by an amount equal to a reasonable premium paid, and reasonable fees and expenses incurred, in connection with such refinancing), and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing, provided still further that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lender Parties than the terms of any agreement or instrument governing the Surviving Debt being extended, refunded or refinanced and the interest rate applicable to any such extending, refunding or refinancing Debt does not exceed the then applicable market interest rate; and

(D)                               Debt incurred by a Permitted Receivables Financing Subsidiary in a Permitted Receivables Financing; and

(iv)                              In the case of the Borrower, Incremental Equivalent Debt permitted pursuant to Section 2.17(i).

(c)                                  Change in Nature of Business.  Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof.

(d)                                 Mergers, Etc.  Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

(i)                                     any Subsidiary of the Borrower may merge into or consolidate with the Borrower (so long as such Subsidiary is a Subsidiary Guarantor) or any other Subsidiary of the Borrower, provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly owned Subsidiary of the Borrower, provided further that, in the case of any such merger or consolidation to which a Subsidiary Guarantor is a party, the Person formed by such merger or consolidation shall be a Subsidiary Guarantor; and

(ii)                                  in connection with any acquisition permitted under Section 5.02(f), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a wholly owned Subsidiary of the Borrower and such Person shall become a Subsidiary Guarantor hereunder;

provided, however, that in each case, immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default and, in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation.

(e)                                  Sales, Etc., of Assets.  Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire, except:

(i)                                     sales of Inventory in the ordinary course of its business;

(ii)                                  in a transaction authorized by Section 5.02(d);

(iii)                               so long as no Event of Default has occurred and is continuing or would occur after giving effect thereto, (A) sales of assets consisting of real property, plant and equipment, (B) ordinary course sales of impaired accounts receivables in connection with the receipt of insurance or other proceeds in full or partial payment therefor, (C) the sale, in one transaction or series of related transactions, of all of the Equity Interests or all or substantially all of the assets of a Subsidiary or related group of Subsidiaries of the Borrower that in any case constitute a single business, and (D) the sale of a Minority Equity Interest in a Subsidiary (provided, that if prior to such sale, such Subsidiary is a Subsidiary Guarantor, then at the election of the Borrower (to be made by means of a written notice to the Administrative Agent), either (x) such Subsidiary shall remain a Guarantor and a “Subsidiary” for all purposes of this Agreement and the other Loan Documents after such sale, and for purposes of determining compliance with the Annual Disposition Limit (as defined below), the amount of such disposition shall be the fair value of the Minority Equity Interests actually sold, or (y) such Subsidiary shall cease to be a Guarantor and shall become an Excluded Subsidiary for the purposes of this Agreement and the other Loan Documents, and for purposes of determining compliance with the Annual Disposition Limit (as defined below), the amount of such disposition shall be deemed to be the fair value of all of the Equity Interests in such Subsidiary); provided, however, that (1) all dispositions made pursuant to this Section 5.02(e)(iii) shall be made (x) for cash or Equity Interests in a Joint Venture and (y) in each case for fair value, and (2) the aggregate amount of the proceeds of all dispositions made during any Fiscal Year pursuant to this clause (iii) shall not exceed the amount that is equal to 10% of the total assets of the Borrower and its Consolidated Subsidiaries (determined in accordance with GAAP, at the time of, but immediately prior to giving effect to, each such disposition, using the total assets amount reflected on the Borrower’s Consolidated balance sheet contained in the financial statements then most recently delivered pursuant to Section 5.03(b), and with respect to non-cash proceeds consisting of Equity Interests in Joint Ventures, the amount of such proceeds shall be the fair value of such Equity Interests, as reasonably determined by the Borrower (provided, that if requested by the Administrative Agent, the Borrower shall provide reasonably detailed written substantiation for such valuation)) (the disposition limitation set forth in this clause (2) being the “Annual Disposition Limit”);

(iv)                              sales, transfers and other dispositions of assets among Loan Parties;

(v)                                 sales of assets acquired after the Closing Date that do not constitute Collateral under the Loan Documents; it being understood that for the purposes of sales of assets permitted by this clause (v), the Subject Property related to such assets may be sold in connection therewith;

(vi)                              the winding up or dissolution of any Subsidiary so long as (A) all assets of such Subsidiary are transferred to the Borrower or another Subsidiary (other than any Excluded Subsidiary) prior to, or simultaneously with, such winding up or dissolution and (B) if such Subsidiary is a Guarantor, all assets of such Subsidiary are transferred to the Borrower or another Guarantor;

(vii)                           sales of accounts receivable pursuant to a Permitted Supplier Receivables Sale Program; and

(viii)                        sales, transfers and other dispositions of assets of, or Equity Interests in, Excluded Subsidiaries.

(f)                                   Investments in Other Persons.  Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:

(i)                                     Investments by (x) the Borrower in Subsidiary Guarantors, (y) Subsidiary Guarantors in the Borrower and other Subsidiary Guarantors, and (z) the Borrower or Subsidiary Guarantors in new Subsidiaries, provided, that such Subsidiaries become Subsidiary Guarantors hereunder;

(ii)                                  loans and advances to employees in the ordinary course of the business of the Borrower and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $500,000 at any time outstanding;

(iii)                               Investments by the Borrower and its Subsidiaries in Cash Equivalents;

(iv)                              Investments existing on the date hereof and described on Schedule 4.01(v) hereto;

(v)                                 Investments by the Borrower in Hedge Agreements permitted under Section 5.02(b)(i)(A);

(vi)                              Investments consisting of intercompany Debt permitted under Section 5.02(b)(i)(B) or 5.02(b)(ii);

(vii)                           so long as no Event of Default has occurred and is continuing or would occur after giving effect thereto, other Investments consisting of acquisitions or formations of all or substantially all of the Equity Interests or assets of another Person; provided that with respect to any Investments made under this clause (vii):  (A) if such Investment is in the Equity Interests of such Person, either (1) such Person shall become a Subsidiary Guarantor hereunder in accordance with Section 5.01(j) or (2) either (x) such acquisition or formation is financed with the proceeds of Debt secured by (and only by) the accounts receivables, inventory and related documents and general intangibles of the Subsidiary so acquired and its respective Subsidiaries, which Debt is not recourse to (including by way of guaranty) the Borrower and its other Subsidiaries or (y) the Borrower otherwise elects in accordance with Section 5.01(j) that such newly-acquired Subsidiary shall be an Excluded Subsidiary; (B) immediately before and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom; (C) any company or business acquired or invested in pursuant to this clause (vii) shall be in the same or related line of business as the business of the Borrower or any of its Subsidiaries; (D) immediately after giving effect to the acquisition of a company or business pursuant to this clause (vii), the Borrower shall be in compliance with the covenants contained in Section 5.04, calculated on a Pro Forma Basis, based on the financial statements most recently delivered to the Lender Parties pursuant to Section 5.03, as evidenced by a certificate of the Chief Financial Officer of the Borrower delivered to the Lender Parties demonstrating such compliance; and (E) within 30 days after the acquisition of a company or business pursuant to this clause (vii) the Borrower shall provide revised forecasts of the type referred to in Section 5.03(e) giving pro forma effect to such acquisition;

(viii)                        Investments in Mesabi Nugget, provided, that, both before and after giving effect to any such Investment the Borrower is in compliance with the covenants contained in Section 5.04, calculated on a Pro Forma Basis, based on the financial statements most recently delivered to the Lender Parties pursuant to Section 5.03;

(ix)                              Other Investments in the form of contributions of Equity Interests or other assets to a Joint Venture, to the extent made as a disposition of assets permitted under Section 5.02(e)(iii); provided, that, both before and after giving effect to any such Investment the Borrower is in compliance with the covenants contained in Section 5.04, calculated on a Pro Forma Basis, based on the financial statements most recently delivered to the Lender Parties pursuant to Section 5.03.

(x)                                 Other Investments at any time in the aggregate not to exceed $300,000,000;

(xi)                              Other Investments in an amount not to exceed, when taken together with Restricted Payments made pursuant to clause (x) of Section 5.02(g)(iii), the Available Basket Amount; and

(xii)                           Other Investments under non-qualified deferred compensation plans up to a maximum total invested amount of $25 million;

provided, that, notwithstanding the restrictions set forth in this Section 5.02(f), the Borrower may make Investments so long as the Total Net Leverage Ratio, calculated on a Pro Forma Basis, is less than 3.50:1.00.

(g)                                  Restricted Payments.  Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower or to issue or sell any Equity Interests or accept any capital contributions (collectively, “Restricted Payments”), except that, so long as no Default shall have occurred and be continuing at the time of any action described in clause (i) through (iv) below or would result therefrom:

(i)                                     the Borrower may (A) declare and pay dividends and distributions payable only in common stock of the Borrower, (B)  purchase, redeem, retire, defease or otherwise acquire shares of its capital stock with the proceeds received contemporaneously from the issue of new shares of its capital stock with equal or inferior voting powers, designations, preferences and rights and (C) purchase, redeem, retire or defease any Debt that is convertible into Equity Interests;

(ii)                                  any Subsidiary of the Borrower may (A) declare and pay cash dividends to the Borrower, (B) declare and pay cash dividends to any other Loan Party of which it is a Subsidiary and (C) accept capital contributions from its parent to the extent permitted under Section 5.02(f)(i);

(iii)                               the Borrower may make payments restricted by this Section 5.02(g) so long as (x) immediately after giving effect to such payment, the Total Net Leverage Ratio, calculated on a Pro Forma Basis, is no higher than 3.50:1.00 or (y)

during any fiscal quarter of the Borrower that the Total Net Leverage Ratio exceeds 3.50:1.00, the aggregate amount of such dividends or distributions made at any time when the Total Net Leverage Ratio exceeded 3.50:1.00 does not exceed, when taken together with Investments that at such time have been made pursuant to Section 5.02(f)(xi), the Available Basket Amount at such time; and

(iv)                              so long as no Default has occurred and is continuing or would result therefrom, the Borrower may make payments of contractual dividends on convertible equity securities.

(h)                                 Amendments of Constitutive Documents.  Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation or bylaws or other constitutive documents in any respect which could be materially adverse to the interest of the Lender Parties.

(i)                                     Accounting Changes.  Make or permit any change in (i) accounting policies or reporting practices, except as required or permitted by GAAP, or (ii) Fiscal Year.

(j)                                    Amendment, Etc., of Related Documents.  Cancel or terminate any Related Document (except in connection with the prepayment of any Debt permitted to be prepaid hereunder) or consent to or accept any cancellation or termination thereof, amend, modify or change in any manner any term or condition of any Related Document or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any Related Document, agree in any manner to any other amendment, modification or change of any term or condition of any Related Document or take any other action in connection with any Related Document that would impair the value of the interest or rights of any Loan Party thereunder or that would impair the rights or interests of any Agent or any Lender Party, or permit any of its Subsidiaries to do any of the foregoing.

(k)                                 Negative Pledge.  Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) in favor of the Secured Parties or (ii) in connection with (A) any Surviving Debt and (B) any Debt permitted by Section 5.02(b)(i)(C), Section 5.02(b)(ii)(B) and Section 5.02(b)(iii)(B).

(l)                                     Partnerships, Etc.  Become a general partner in any general or limited partnership or Joint Venture, or permit any of its Subsidiaries to do so, other than any Subsidiary the sole assets of which consist of its interest in such partnership or Joint Venture.

(m)                             [Reserved].

(n)                                 Payment Restrictions Affecting Subsidiaries.  Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any

Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents and (ii) any agreement or instrument evidencing Surviving Debt.

(o)                                 Sanctions; Anti-Money Laundering; Anti-Corruption Law.

(i)                                     Become, or permit any Covered Entity to become, a Sanctioned Person; or

(ii)                                  Either in its own right, or through any third party, (A) have any of its assets (or permit any Covered Entity to have any of its assets) in a Sanctioned Country or Designated Jurisdiction, or in the possession, custody or control of a Sanctioned Person, in violation of any Anti-Terrorism Law, (B) do business in or with (or permit any Covered Entity to do business in or with), or derive (or permit any Covered Entity to derive) any of its income from investments in or transactions with, any Sanctioned Country or Designated Jurisdiction, or any Sanctioned Person in violation of any Anti-Terrorism Law, (C) engage in (or permit any Covered Entity to engage in) any dealings or transactions prohibited by any Anti-Terrorism Law; or (D) use the Advances to fund, directly or through any Covered Entity, any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Designated Jurisdiction, or a Sanctioned Person, or in violation of any Anti-Terrorism Law; or

(iii)                               Repay or prepay the Obligations with funds derived from any unlawful activity; or

(iv)                              Use, or permit any Covered Entity to use any Advances or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws, any Sanctions or any Anti-Terrorism Laws in any jurisdiction in which the Borrower or any of its Subsidiaries conduct business.

Section 5.03.                                        Reporting Requirements.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will furnish to the Agents and the Lender Parties:

(a)                                 Default Notice.  As soon as possible and in any event within two days after the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.

(b)                                 Annual Financials.  As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion acceptable to the Required Lenders of Ernst & Young LLP or other independent public accountants of recognized standing acceptable to the Required Lenders together with (i) a certificate of a Financial Officer of the Borrower stating that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (ii) a certificate in substantially the form of Exhibit H hereto demonstrating the computations used by the Borrower in determining compliance with the covenants contained in Section 5.04; provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.

(c)                                  Quarterly Financials.  As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by a Financial Officer of the Borrower as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto, and (ii) a certificate in substantially the form of Exhibit H hereto demonstrating the computations used by the Borrower in determining compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.

(d)                                 [Reserved].

(e)                                  Annual Budget.  As soon as available and in any event no later than 45 days after the end of each Fiscal Year, an annual budget prepared by management of the Borrower, in form satisfactory to the Joint Lead Arrangers, of balance sheets, income statements and cash flow statements on an annual basis for the Fiscal Year following such then-ended Fiscal Year and for each Fiscal Year thereafter until the Termination Date.  Such budget shall set forth a statement of the principal assumptions reflected therein.

(f)                                   Litigation.  Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings in which the amount involved is in excess of $50,000,000 before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f), and promptly after the occurrence thereof, notice of any material adverse change in the status or the financial effect on any Loan Party or any of its Subsidiaries of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.

(g)                                  [Reserved].

(h)                                 Creditor Reports.  (i)  Promptly after the furnishing thereof, copies of any statement or report furnished by the Borrower to any holder of Senior Notes, and (ii) promptly after the furnishing thereof, copies of any default notice furnished to any holder of Debt securities in the aggregate outstanding in excess of $50,000,000 of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender Parties pursuant to any other clause of this Section 5.03.

(i)                                     Agreement Notices.  Promptly upon receipt thereof, copies of all notices, requests and other documents received by any Loan Party or any of its Subsidiaries under or pursuant to any Related Document or instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect and copies of any amendment, modification or waiver of any provision of any Related Document or instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Paying Agent, such information and reports regarding the Related Documents and such instruments, indentures and loan and credit and similar agreements as the Paying Agent may reasonably request.

(j)                                    Revenue Agent Reports.  Within 10 days after receipt, copies of all Revenue Agent Reports (Internal Revenue Service Form 886), or other written proposals of the Internal Revenue Service, that propose, determine or otherwise set forth positive adjustments to the Federal income tax liability of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which the Borrower is a member aggregating $50,000,000 or more.

(k)                                 ERISA.  ERISA Events and ERISA Reports.  (A) Promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the Chief Financial Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

(i)                                     Plan Terminations.  Promptly and in any event within two Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(ii)                                  [Reserved].

(iii)                               Multiemployer Plan Notices.  Promptly and in any event within ten Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).

(l)                                     Environmental Conditions.  Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect.

(m)                             Insurance.  As soon as available and in any event within 30 days after the end of each Fiscal Year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as any Agent, or any Lender Party through the Paying Agent, may reasonably specify.

(n)                                 Other Information.  Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Agent or the Joint Lead Arrangers, or any Lender Party through the Paying Agent, may from time to time reasonably request.

Section 5.04.                                        Financial Covenants.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will:

(a)                                 Total Net Leverage Ratio.  Maintain, beginning with the period of four fiscal quarters ending June 30, 2018 and at all times thereafter, determined on a Pro Forma Basis, a Total Net Leverage Ratio of not more than 5.00:1.00. or, during any Collateral Suspension Period, a Total Net Leverage Ratio of no more than 4.00:1.00, provided, however, that once the Borrower has received (and for so long as it maintains) (i) a corporate credit rating of at least BBB- from S&P and (ii) a corporate family credit rating of at least Baa3 from Moody’s (in each case, with no negative outlook or negative watch), then in lieu of a Total Net Leverage Ratio required hereunder, the Borrower shall instead maintain a Debt-Cap Ratio of no more than 0.60:1.00.

(b)                                 Interest Coverage Ratio.  Maintain, beginning with the period of four fiscal quarters ending June 30, 2018 and at all times thereafter, determined on a Pro Forma Basis, an Interest Coverage Ratio of no less than 2.50:1.00.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01.                                        Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)                                 (i)  the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within two (2) Business Days after the same becomes due and payable; or

(b)                                 any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c)                                  the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.03(e), 2.14, 5.01(e), (f), (i), (j), (l), (n) or (p), 5.02, 5.03 or 5.04; provided that the Borrower shall have a cure period of three Business Days for any failure to perform or observe the covenants contained in Section 5.03; or

(d)                                 any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 10 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by any Agent or any Lender Party; or

(e)                                  any Loan Party, any of its Subsidiaries or any Excluded Subsidiary to the extent its Obligations are guaranteed by a Loan Party shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of such Loan Party, such Subsidiary or such Excluded Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $100,000,000 either individually or in the aggregate (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f)                                   any Loan Party or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g)                                  any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $100,000,000 shall be rendered against any Loan Party or any of its Subsidiaries and shall remain unpaid and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)                                 any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could be reasonably likely to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i)                                     any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

(j)                                    any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby; or

(k)                                 a Change of Control shall occur; or

(l)                                     any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $20,000,000; or

(m)                             any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $20,000,000 or requires payments exceeding $5,000,000 per annum; or

(n)                                 any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is being terminated, within the meaning of Title IV of ERISA, and as a result of such termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which termination occurs by an amount exceeding $20,000,000; or

(o)                                 any representation or warranty contained in Section 4.01(z) is or becomes false or misleading at any time;

then, and in any such event, the Paying Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and Swing Line Advances by a Revolving Credit Lender pursuant to Section 2.02(b)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, (A) by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, (B) by notice to each party required under the terms of any agreement in support of which a Standby Letter of Credit is issued, request that all Obligations under such agreement be declared to be due and payable and (C) by notice to any Issuing Bank, direct such Issuing Bank to deliver a Default Termination Notice to the beneficiary of each Standby Letter of Credit issued by it, and such Issuing Bank shall deliver such Default Termination Notices; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (x) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and Swing Line Advances by a Revolving Credit Lender pursuant to Section 2.02(b)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (y) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

Section 6.02.                                        Actions in Respect of the Letters of Credit upon Default.  If any Event of Default shall have occurred and be continuing, the Paying Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Collateral Agent on behalf of the Lender Parties in same day funds at the Collateral Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, such deposit in the L/C Cash Collateral Account shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.  If at any time the Paying Agent or the Collateral Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Agents and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Paying Agent or the Collateral Agent, pay to the Collateral Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Paying Agent or the Collateral Agent, as the case may be, determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account (including following the Termination Date), such funds shall be applied to reimburse the Issuing Banks or Revolving Credit Lenders, as applicable, to the extent permitted by applicable law.

ARTICLE VII

THE AGENTS, ETC.

Section 7.01.                                        Authorization and Action.  Each Lender Party (in its capacities as a Lender, the Swing Line Bank (if applicable), an Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes the Joint Lead Arrangers and each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Joint Lead Arrangers and such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), no Agent nor the Joint Lead Arrangers shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Notes; provided, however, that no Agent nor the Joint Lead Arrangers shall be required to take any action that exposes such Agent nor the Joint Lead Arrangers to personal liability or that is contrary to this Agreement or applicable law.  Each Agent agrees to give to each Lender Party prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.  Except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Loan Parties or any such authorized signatory in doing so.

Section 7.02.                                        Reliance, Etc.  Neither the Joint Lead Arrangers nor any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, the Joint Lead Arrangers and each Agent:  (a) may treat the payee of any Note as the holder thereof until, in the case of the Paying Agent, the Paying Agent receives and accepts an Assignment and Assumption entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, or, in the case of any other Agent or the Joint Lead Arrangers, such Agent or the Joint Lead Arrangers has received notice from the Paying Agent that it has received and accepted such Assignment and Assumption, in each case as provided in Section 8.07; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram or facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

Section 7.03.                                        Bank of America, PNC Bank, Wells Fargo Bank, National Association and Affiliates.  With respect to its Commitments, the Advances made by it and the Notes issued to it, each of Bank of America, PNC Bank and Wells Fargo Bank, National Association shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not an Agent; and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated, include Bank of America, PNC Bank and Wells Fargo Bank, National Association in their respective individual capacities.  Bank of America, PNC Bank and Wells Fargo Bank, National Association and their respective affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if Bank of America, PNC Bank and Wells Fargo Bank, National Association were not Agents and without any duty to account therefor to the Lender Parties.

Section 7.04.                                        Lender Party Credit Decision.  Each Lender Party acknowledges that it has, independently and without reliance upon any Agent, the Joint Lead Arrangers or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender Party also acknowledges that it will, independently and without reliance upon any Agent, the Joint Lead Arrangers or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 7.05.                                        Indemnification.

(a)                                 Each Lender Party severally agrees to indemnify each Lead Arranger and each Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, (a) that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s or such Lead Arranger’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction with respect to such Agent or the Joint Lead Arrangers, as the case may be and (b) Lenders holding only Incremental Term Advances shall not be required to so indemnify in respect of matters relating to Letters of Credit (with such indemnity being provided solely by Lenders holding Revolving Credit Commitments).  Without limitation of the foregoing, each Lender Party agrees to reimburse the Joint Lead Arrangers and each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that such Lead Arranger or such Agent is not promptly reimbursed for such costs and expenses by the Borrower.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.

(b)                                 Each Lender Party severally agrees to indemnify each Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.  Without limitation of the foregoing, each Lender Party agrees to reimburse such Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

(c)                                  For purposes of this Section 7.05, the Lender Parties’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lender Parties, (ii) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time and (iii) their respective Unused Revolving Credit Commitments at such time; provided that the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to such Issuing Bank shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments.  The failure of any Lender Party to reimburse any Agent or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to such Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse such Agent or such Issuing Bank, as the case may be, for such other Lender Party’s ratable share of such amount.  Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

Section 7.06.                                        Successor Agents.  Any Agent may resign at any time by giving written notice thereof to the Lender Parties and the Borrower and may be removed at any time with or without cause by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lender Parties, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents.  If within 45 days after written notice is given of the retiring Agent’s resignation or removal under this Section 7.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent’s resignation or removal shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents (except in the case of any collateral security held by any Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents, and except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the

Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided above.  After any retiring Agent’s resignation or removal hereunder as Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  Notwithstanding the foregoing, in no event shall any Defaulting Lender be permitted to become a successor Agent or successor Collateral Agent.

Section 7.07.                                        The Joint Lead Arrangers, the Syndication Agents and the Documentation Agents.  It is understood and agreed by all parties hereto that neither the Joint Lead Arrangers, nor any Syndication Agent, nor any Documentation Agent shall have any duties or responsibilities under this Agreement (except, as to the Joint Lead Arrangers, for certain approval rights expressly provided for herein), and shall have no liability for any actions taken or not taken in connection with this Agreement or the other Transaction Documents.

Section 7.08.                          Lender Representations.

(a)               Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)                                     such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Advances, the Letters of Credit or the Commitments,

(ii)                                  the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement,

(iii)                               (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement, or

(iv)                              such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)               In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)                                     none of the Agents or any of the Joint Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the any Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)                                  the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)                               the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)                              the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Advances, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)                                 no fee or other compensation is being paid directly to any Agent or any of the Joint Lead Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Advances, the Letters of Credit, the Commitments or this Agreement.

(c)                Each of the Agents, and each of the Joint Lead Arrangers, respectively, hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that each such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Advances, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extends the Advances, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Advances, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE VIII

MISCELLANEOUS

Section 8.01.                                        Amendments, Etc.  No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time:  (i) decrease the percentage of (x) the Commitments, (y) the aggregate unpaid principal amount of the Advances or (z) the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder, (ii) reduce or limit the obligations of any Guarantor under Section 1 of the Guaranty issued by it or, except in connection with a permitted asset sale, release such Guarantor or otherwise limit such Guarantor’s liability with respect to the Obligations owing to the Agents and the Lender Parties, in each case if such reduction, release or limitation is in respect of all or substantially all of the value of the Guaranties, (iii) release all or substantially all of the Collateral in any transaction or series of related transactions (other than a release of Collateral that is permitted under Section 8.12(a) during a Collateral Suspension Period), (iv) amend Section 2.13, Section 8.12(a), Section 8.12(c) or this Section 8.01, or any other provision of this Agreement that expressly provides that the consent of all Lenders, or all affected Lenders, is required, or (v) amend the definition of “Required Lenders” or “Pro Rata Share” (provided, that additional extensions of credit made pursuant to Section 2.17 shall be included in the determination of “Required Lenders” or “Pro Rata Share” on substantially the same basis as the Revolving Credit Commitments and the Revolving Credit Advances are included on the Closing Date); and (b) no amendment, waiver or consent shall, unless in writing and signed by each Lender if such Lender is directly affected by such amendment, waiver or consent, (i) increase the Commitments of such Lender, (ii) reduce the principal of, or interest on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender, (iii) postpone any date fixed for any scheduled payment of principal of, or interest on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender, (iv) change the order of application of any prepayment set forth in Section 2.06 in any manner that materially affects such Lender, (v) amend Section 1.05 or the definition of “Alternative Currency”, or (vi) (A) alter the ratable treatment of Obligations arising under any Secured Hedge Agreement or any Secured Cash Management Agreement, and Obligations arising under any of the other Loan Documents, (B) amend the definition of “Loan Documents” to remove from, or alter the status therein of, Secured Hedge Agreements or Secured Cash Management Agreements or (C) amend the definition of “Secured Hedge Agreement” or “Secured Cash Management Agreement”, in each case in a manner that adversely effects such Lender or adversely effects an Affiliate of such Lender which Affiliate is a party to a Secured Hedge Agreement or a Secured Cash Management Agreement; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank or an Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Bank or of such Issuing Bank, as the case may be, under this Agreement; and provided further that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 8.02.                                        Notices, Etc.

(a)                                 All notices and other communications provided for hereunder shall be in writing (which shall include any electronic transmission by facsimile (except in the case of the Borrower) or in “.pdf,” “.tiff” or other customary format) and mailed, sent by electronic mail (to the extent agreed pursuant to clause (b) below) faxed (except in the case of the Borrower) or delivered, if to the Borrower, at its address at 7575 West Jefferson Blvd., Fort Wayne, Indiana 46804, Attention:  Richard A. Poinsatte (260-969-3560); if to any Initial Lender Party, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender Party, at its Domestic Lending Office specified in the Assignment and Assumption pursuant to which it became a Lender Party; if to the Collateral Agent, at its address at PNC Bank, Three PNC Plaza, 225 Fifth Avenue, Pittsburgh, Pennsylvania 15222, Attention:  David B. Gookin or Joseph McElhinny (facsimile 412-762-6484); and if to the Paying Agent, at its address at PNC Firstside Center, 500 First Avenue, P7-PFSC-04-I, Pittsburgh, Pennsylvania 15219, Attention:  Kimberly Kelly (facsimile 412-762-2905) and with respect to notices and/or deliveries pursuant to Section 5.03; or, as to the Borrower or the Paying Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Paying Agent.  All such notices and other communications shall, when mailed, sent by electronic mail or faxed (provided, however, that no notice or other communication shall be provided to the Borrower by facsimile), be effective when deposited in the mails or transmitted in “.pdf,” “.tiff” or other customary format or by facsimile, respectively, except that notices and communications to any Agent pursuant to Article II, III or VII shall not be effective until received by such Agent.  Delivery by facsimile or “.pdf” of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof; provided, however, that no such communication shall be delivered to the Borrower by facsimile.

(b)                                 Notices and other communications to the Lender Parties hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Paying Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise specifically agreed by the Paying Agent and the applicable Lender.  The Paying Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)                                  (i)   The Borrower and each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on the Platform.

(ii)                                  The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Affiliates (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower, any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this section, including through the Platform.

Section 8.03.                                        No Waiver; Remedies.  No failure on the part of any Lender Party or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 8.04.                                        Costs and Expenses; Indemnification.

(a)                                 The Borrower agrees to pay on demand (i) all costs and expenses of the Joint Lead Arrangers and except as otherwise provided in this Agreement, also each Agent, in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for the Joint Lead Arrangers and each Agent with respect thereto, including the reasonable fees and expenses of Shearman & Sterling LLP with respect to advising the Joint Lead Arrangers or such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto, it being understood and agreed that with respect to the payment of legal fees and expenses, unless and until the circumstances set forth in clause (ii) below shall occur, the Borrower shall only be responsible for the fees and expenses of Shearman & Sterling LLP and any local counsel selected by it in connection with any and all of the foregoing), and (ii) all costs and expenses of each of the Joint Lead Arrangers, each Agent and each Lender Party in connection with the enforcement of and/or the protection of its rights under the Loan Documents and Advances made and Letters of Credit issued hereunder, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, or any workout, restructuring or negotiations in respect of the Loan Documents, such Advances or such Letters of Credit (including, without limitation, the reasonable fees and expenses of counsel for each of the Joint Lead Arrangers, the Administrative Agent and each Lender Party with respect thereto).

(b)                                 The Borrower agrees to indemnify, defend and save and hold harmless each of Bank of America, MLPFS, PNC Bank, PNC Capital Markets, Wells Fargo Bank, and Wells Fargo Securities, each Lender Party and each of their respective Affiliates and their respective partners, officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, settlement costs, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel (including the allocated cost of internal counsel)) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any actual or prospective claim, investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Transaction Documents, the performance by the parties hereto of their respective obligations hereunder or thereunder or any of the transactions contemplated thereby or (ii) the actual or alleged presence or release of Hazardous Materials on any property owned or operated by any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY.  The Borrower also agrees not to assert, and hereby waives, any claim against any Lead Arranger, Agent, any Lender Party or any of their Affiliates, or any of their respective partners, officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Transaction Documents or any of the transactions contemplated by the Transaction Documents.  No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(c)                                  If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i), 2.10(d) or 8.15, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender Party other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07(a), or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Paying Agent), pay to the Paying Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

(d)                                 If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Paying Agent or any Lender Party, in its sole discretion.

(e)                                  Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.10 and 2.12 and this Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

Section 8.05.                                        Right of Set-off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Paying Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such Obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of set off, (x) all amounts so set off shall be paid over immediately to the Paying Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Paying Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Paying Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Agent and each Lender Party agrees promptly to notify the Borrower after any such set-off and application; provided, further, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Agent and each Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender Party and their respective Affiliates may have.

Section 8.06.                                        Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and each Agent and the Paying Agent shall have been notified by each Initial Lender Party that such Initial Lender Party has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender Party and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

Section 8.07.                                        Assignments and Participations.

(a)                                 Each Lender may, and (following a demand by such Lender pursuant to Section 2.10 or 2.12) upon at least five Business Days’ notice to such Lender and the Paying Agent, will assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of one or more Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than $1,000,000 (or such lesser amount as shall be approved by the Paying Agent and, so long as no

Default shall have occurred and be continuing at the time of effectiveness of such assignment, the Borrower), (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Paying Agent, for its acceptance (other than as to assignments to then existing Lenders and/or their Affiliates) and recording in the Register, an Assignment and Assumption, together with any Note or Notes subject to such assignment and together with a processing and recordation fee in the amount of $3,500; provided, however, that the processing and recordation fee set forth in sub-clause (iv) above shall not be payable (A) with respect to an assignment by any Lender Party to an Affiliate or an Approved Fund of such Lender Party, or (B) with respect to an assignment (x) which is both by and to an existing Lender Party or (y) with a stated effective date occurring prior to the 90th day after the Closing Date hereof.

(b)                                 Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Assumption, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender or an Issuing Bank, as the case may be, hereunder and (ii) the Lender or an Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (other than its rights under Sections 2.10, 2.12 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the remaining portion of an assigning Lender’s or an Issuing Bank’s rights and obligations under this Agreement, such Lender or such Issuing Bank shall cease to be a party hereto).

(c)                                  By executing and delivering an Assignment and Assumption, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows:  (i) other than as provided in such Assignment and Assumption, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or an Issuing Bank, as the case may be.

(d)                                 The Paying Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the “Register”).  In addition, the Paying Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lender Parties may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Upon its receipt of an Assignment and Assumption executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Paying Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent.  In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Paying Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Assumption and, if any assigning Lender has retained a Commitment hereunder under such Facility, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder.  Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Assumption and shall otherwise be in substantially the form of Exhibit A hereto.

(f)                                   Each Issuing Bank may assign to an Eligible Assignee all or a portion of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that each such assignment shall be to an Eligible Assignee and the parties to each such assignment shall execute and deliver to the Paying Agent, for its acceptance and recording in the Register, an Assignment and Assumption.

(g)                                  Each Lender Party may sell participations to one or more Persons (other than a natural person, a Defaulting Lender or any Loan Party or any of Affiliates thereof) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agents and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral.

(h)                                 Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender Party by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party.

(i)                                     Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(j)                                    No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(k)                                 In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Paying Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Paying Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Paying Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and purchases of Letters of Credit Advances and Swing Line Advances in accordance with its Pro Rata Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 8.08.                                        Replacement of Lenders.  If any Lender (a) requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.10 of Section 2.12) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), or (b) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 8.01 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent (such Lender, a “Non-Consenting Lender”), then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense and effort to replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Advances and its Commitments hereunder to one or more Eligible Assignees; in each case, provided that:

(i)                                     the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 8.07(a);

(ii)                                  such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)                               in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.12 (A) in the event that as of any date, more than one Lender shall have an outstanding request for any such compensation, the Borrower shall not require an assignment by any one Lender requesting such compensation at such time without also requiring an assignment by all such Lenders, and (B) such assignment will result in a reduction in such compensation or payments thereafter;

(iv)                              in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, any such assignee shall consent, at the time of such assignment, to the matters in respect of which such Non-Consenting Lender failed to consent; and

(v)                                 such assignment does not conflict with applicable laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 8.09.                                        Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by “.pdf” shall be effective as delivery of an original executed counterpart of this Agreement.

Section 8.10.                                        No Liability of the Issuing Banks.  The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither the Agents, the Lenders nor any Issuing Bank nor any of their respective officers or directors shall be liable or responsible for:  (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; (d) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), or any error in interpretation of technical terms therein; or (e) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, such Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

Section 8.11.                                        Confidentiality.  Each Agent and each Lender Party shall hold all information supplied by the Borrower or any of its Subsidiaries that is marked confidential (the “Confidential Information”) confidential in accordance with its customary practices for handling confidential information, provided that, in any event, disclosure may be made without the consent of the Borrower, (a) to such Agent’s or such Lender Party’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner regulating such Lender Party or any of its Affiliates, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender Party, (e) on a confidential basis to swap counterparties in connection with hedging transactions entered into by a Lender Party with respect to a Loan Party or any of obligations of a Loan Party and (f) as may be reasonably necessary in connection with the enforcement of the rights and remedies of the Lender Parties under the Loan Documents.

Section 8.12.                                        Release of Collateral.

(a)                                 Notwithstanding any other provision herein or in any other Loan Document, the Collateral Agent is hereby authorized and shall release the Collateral from the Liens granted under the Collateral Documents securing the obligations under this Agreement on a Business Day specified by the Borrower (the “Optional Release Date”), upon the satisfaction of the following conditions precedent (the “Optional Release Conditions”).

(i)                                     the Borrower shall have given notice to the Administrative Agent at least 10 Business Days prior to the Optional Release Date, specifying the proposed Optional Release Date;

(ii)                                  the Collateral Ratings Condition has been satisfied as of the date of such notice, has remained satisfied for an uninterrupted period of at least 30 consecutive days, and remains satisfied as of the Optional Release Date;

(iii)                               no Default or Event of Default shall have occurred and be continuing as of the date of such notice or as of the Optional Release Date;

(iv)                              the Borrower shall be in compliance with the covenants set forth in Section 5.04, calculated on a Pro Forma Basis, giving effect to the Collateral Suspension Period; and

(v)                                 on the Optional Release Date, the Administrative Agent shall have received (A) a certificate, dated the Optional Release Date and executed on behalf of the Borrower by a Financial Officer thereof, confirming the satisfaction of the Optional Release Conditions set forth in clauses (i) through (iv) above and (B) such other evidence and calculations as the Administrative Agent may reasonably require confirming the satisfaction of the Optional Release Conditions set forth above.

If the conditions set forth above are satisfied on the Optional Release Date, then (i) on and after the Optional Release Date, the Collateral Agent shall execute and deliver all such instruments, releases, financing statement amendments or other agreements, and take all such further actions, at the request and expense of the Borrower, as shall be necessary to effectuate the release of the Liens granted under the Collateral Documents and (ii) as of the Optional Release Date all representations and warranties and covenants contained in this Agreement, the Security Agreement and any other Collateral Document related to the grant or perfection of Liens on the Collateral shall be deemed to be of no force or effect.  Any such release shall be without recourse to, or representation or warranty by, the Collateral Agent and shall not require the consent of any Lender.

If any Collateral Re-Pledge Date shall occur, then the Collateral Suspension Period shall immediately terminate and all Collateral and the Collateral Documents, and all Liens and security interests granted or purported to be granted therein, shall be automatically reinstated on the same terms as of the applicable Collateral Reinstatement Date (as defined below), and the Loan Parties shall take all actions and execute and deliver all notices and documents to satisfy Section 5.01(j), including the delivery of new pledge agreements, UCC-1 financing statements, possessory collateral, and stock certificates accompanied by stock powers, allonges or other applicable transfer documents, in each case, reasonably requested by the Administrative Agent as may be necessary to create and perfect the liens of the Collateral Agent in such Collateral, all in form and substance reasonably satisfactory to the Administrative Agent, within 30 days of such Collateral Re-Pledge Date (or such longer period as the Administrative Agent may agree in its sole discretion, without any requirement for Lender consent) (the first date on which a new pledge agreement is required to be delivered pursuant to the foregoing, the “Collateral Reinstatement Date”).

(b)                                 Without limiting the provisions of Section 8.04, the Borrower shall reimburse the Collateral Agent for all costs and expenses, including attorneys’ fees and disbursements, incurred by it in connection with any action contemplated by this Section.

(c)                                  The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall be automatically released (i) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Loan Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (ii) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 8.01), (iii) to the extent the property constituting such Collateral is owned by any Loan Party, upon the release of such Loan Party from its obligations under the Guaranty in accordance with the Loan Documents, (iv) with respect to any Obligations of the Borrower or its Subsidiaries, upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Excluded Subsidiary, to the extent such sale or other disposition is made in compliance with the terms of this Agreement and the other Loan Documents (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), and (v) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.  Additionally, the Lenders hereby irrevocably agree that any Subsidiary that is a

Loan Party shall be released from the Guaranties upon consummation of any permitted transaction resulting in such Subsidiary becoming an Excluded Subsidiary.  The Lenders hereby authorize the Administrative Agent and the Collateral Agent to, and the Administrative Agent and the Collateral Agent shall upon request of any Loan Party, execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Loan Party or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.

Section 8.13.                                        Jurisdiction, Etc.

(a)                                 Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court.  The Borrower hereby agrees that service of process in any such action or proceeding brought in any such New York state court or in such federal court may be made upon CT Corporation System or other nationally recognized process agent (the “Process Agent”) to be designated by the Borrower from time to time by written notice to the Administrative Agent and the Borrower hereby irrevocably appoints such Process Agent its authorized agent to accept such service of process, and agrees that the failure of such Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon.  The Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 8.02.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b)                                 Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 8.14.                                        Governing Law.  Each Loan Document (other than the Letters of Credit, to the extent specified below and except as otherwise expressly set forth in a Loan Document) will each be deemed to be a contract made under and governed by the laws of the State of New York (including for such purpose Sections 5-1407 and 5-1402 of the General Obligations Law of the State of New York).  Each Letter of Credit shall be governed by, and construed in accordance with, the laws or rules designated in such Letter of Credit or the related Letter of Credit Agreement, or if no laws or rules are designated, the International Standby Practices (ISP98 — International Chamber of Commerce Publication Number 590 (the “ISP Rules”)) and, as to matters not governed by the ISP Rules, the internal laws of the State of New York.  The Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.

Section 8.15.                                        Reallocation and Assignment of Existing Facilities.  The credit extensions and commitments made by the Existing Lenders and outstanding pursuant to the Existing Credit Agreement and not refinanced in connection with the Refinancing, shall be assigned without recourse and re-allocated among the Lenders so that, and credit extensions and commitments shall be made by the Lenders pursuant to this Agreement so that, from and after the Closing Date, the respective commitments and credit extensions of the Lenders shall be in accordance with Schedule I.  Credit extensions made by Existing Lenders and not so assigned shall, effective as of the Closing Date, be evidenced and governed by this Agreement and the Loan Documents.

Section 8.16.                                        Designation of a Different Applicable Lending Office.  Each Lender may make any extensions of credit to the Borrower through any Applicable Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the extensions of credit in accordance with the terms of this Agreement.

Section 8.17.                                        Effect of this Agreement.  This Agreement amends and restates the Existing Credit Agreement in its entirety and is entitled to the benefit of all existing Loan Documents.  Any reference in any other Loan Document to the “Credit Agreement,” “thereunder,” “therein,” “thereof” or words of like import referring to the Existing Credit Agreement shall mean and refer to this Agreement.  Any reference in any other Loan Document to the “Obligations” or any similar term including or referencing obligations under the Existing Credit Agreement shall include and reference the Obligations as defined in this Agreement.  All Obligations under the Existing Credit Agreement and the other Loan Documents shall continue to be outstanding except as expressly modified by this Agreement and shall be governed in all respects by this Agreement and the other Loan Documents, it being agreed and understood by the parties hereto that this Agreement does not constitute a novation, satisfaction, payment or reborrowing of any Obligation under the Existing Credit Agreement or any other Loan Document except as expressly modified by this Agreement, nor, except as expressly provided herein, does it operate as a waiver of any right, power or remedy of any Lender under any Loan Document.  The security interests granted pursuant to any Loan Documents shall, as modified hereby, continue in full force and effect, and are hereby affirmed, with respect to this Agreement and the Obligations as defined herein.  In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any other Loan Document, the terms and provisions of this Agreement shall govern.

Section 8.18.                                        No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that:  (i) (A) the arranging and other services regarding this Agreement severally provided by the Administrative Agent, the Joint Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the

Administrative Agent, the Joint Lead Arrangers and the Lenders (severally), on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Joint Lead Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, nor the Joint Lead Arrangers nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Joint Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Joint Lead Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against any of the Administrative Agent, the Joint Lead Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 8.19.                                        Patriot Act Notice.  Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that, pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and addresses and other information that will allow such Lender or Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.

Section 8.20.                                       Waiver of Jury Trial.  EACH OF THE BORROWER, THE AGENTS AND THE LENDER PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES, THE LETTERS OF CREDIT OR THE ACTIONS OF ANY AGENT OR ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 8.21.                                        Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 8.22.                                        Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from them to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amended and Restated Credit Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

STEEL DYNAMICS, INC.,
as Borrower

By	/s/ Theresa E. Wagler
Name: Theresa E. Wagler
Title: Chief Financial Officer, Executive Vice President and Secretary

[SDI — THIRD A&R CREDIT AGREEMENT — SIGNATURE PAGE]

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Collateral Agent, Paying Agent, an Initial Issuing Bank, Swing Line Bank and a Lender

By	/s/ Joseph McElhinny
Name: Joseph McElhinny
Title: Vice President

[SDI — THIRD A&R CREDIT AGREEMENT — SIGNATURE PAGE]

BANK OF AMERICA, N.A.
as a Lender and an Initial Issuing Bank

By	/s/ Scott Blackman
Name: Scott Blackman
Title: SVP

[SDI — THIRD A&R CREDIT AGREEMENT — SIGNATURE PAGE]

WELLS FARGO BANK, N.A.,
as a Lender

By	/s/ Rosalie C. Hawley
Name: Rosalie C. Hawley
Title: Senior Vice President

[SDI — THIRD A&R CREDIT AGREEMENT — SIGNATURE PAGE]

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as a Lender

By	/s/ Eric Bergeson
Name: Eric Bergeson
Title: Authorized Officer

[SDI — THIRD A&R CREDIT AGREEMENT — SIGNATURE PAGE]

CITIZENS BANK, N.A.,
as a Lender

By	/s/ Stephen A. Maenhout
Name: Stephen A. Maenhout
Title: Senior Vice President

[SDI — THIRD A&R CREDIT AGREEMENT — SIGNATURE PAGE]

MORGAN STANLEY BANK, N.A.,
as a Lender

By	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[SDI — THIRD A&R CREDIT AGREEMENT — SIGNATURE PAGE]

SUNTRUST BANK,
as a Lender

By	/s/ Carlos Cruz
Name: Carlos Cruz
Title: Director

[SDI — THIRD A&R CREDIT AGREEMENT — SIGNATURE PAGE]

BMO HARRIS BANK N.A.,
as a Lender

By	/s/ Jason Deegan
Name: Jason Deegan
Title: Vice President

[SDI — THIRD A&R CREDIT AGREEMENT — SIGNATURE PAGE]

FIFTH THIRD BANK,
as a Lender

By	/s/ Will Batchelor
Name: Will Batchelor
Title: Vice President

[SDI — THIRD A&R CREDIT AGREEMENT — SIGNATURE PAGE]

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender

By	/s/ Marguerite Sutton
Name: Marguerite Sutton
Title: Vice President

By	/s/ Stephen R. Lapidus
Name: Stephen R. Lapidus
Title: Director

[SDI — THIRD A&R CREDIT AGREEMENT — SIGNATURE PAGE]

COMPASS BANK,
as a Lender

By	/s/ Julia Barnhill
Name: Julia Barnhill
Title: Vice President

[SDI — THIRD A&R CREDIT AGREEMENT — SIGNATURE PAGE]

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By	/s/ Mary Ann Hawley
Name: Mary Ann Hawley
Title: Vice President

[SDI — THIRD A&R CREDIT AGREEMENT — SIGNATURE PAGE]

GOLDMAN SACHS BANK USA,
as a Lender

By	/s/ Ryan Durkin
Name: Ryan Durkin
Title: Authorized Signatory

[SDI — THIRD A&R CREDIT AGREEMENT — SIGNATURE PAGE]